                                                                       EX. T3E.1
                    EXCHANGE OFFER AND CONSENT SOLICITATION

                           New Millennium Homes, LLC

                               Offer to Exchange
            All Outstanding 12% Senior Notes due September 3, 2004
             ($126,000,000 aggregate principal amount outstanding)

                                      for

   Zero Coupon Notes due 2004 and Series A Participating Perpetual Preferred
                                    Shares;

                         Waiver of Liquidated Damages;

                Solicitation of Consents to Amend the Indenture dated as of September 3, 1997, as amended; and

          Solicitation of Agreement to Support Plan of Reorganization

     THE EXCHANGE OFFER, CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2000, UNLESS EXTENDED (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

The Exchange Offer and Consent Solicitation

     New Millennium Homes, LLC, a Delaware limited liability company (the "Company," "New Millennium," "we" and "us"), hereby offers upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation and the accompanying Letter of Transmittal and Consent (the "Letter of Transmittal and Consent," and collectively with this Exchange Offer and Consent Solicitation, the "Offer"), to exchange Zero Coupon Notes due December 31, 2004 (the "New Notes") and Series A Participating Perpetual Preferred Shares of New Millennium (the "Preferred Shares") for all outstanding New Millennium 12% Senior Notes due September 3, 2004 (the "Senior Notes") validly tendered for exchange and not properly withdrawn. See "Background and Purpose of the Exchange Offer and Consent Solicitation--Acceptance of Senior Notes for Exchange; Delivery of New Notes and Preferred Shares." It is a condition to completion of the Offer that all outstanding Senior Notes be validly tendered and not withdrawn.

     Holders of Senior Notes who validly tender and do not properly withdraw Senior Notes pursuant to this Offer will receive for each $1,000 principal amount of Senior Notes exchanged:

     .  New Notes with a principal amount of $927.32; and

     . One Preferred Share with a distribution and liquidation preference of $595.24.

New Notes will be issued in integral multiples of $1,000 only. Cash will be paid in lieu of any principal amount of New Notes otherwise issuable that is not an integral multiple of $1,000.

     An aggregate of $126 million principal amount of Senior Notes is outstanding. As a result, if the Offer is completed as contemplated, New Notes with an aggregate principal amount of approximately $116.8 million and 126,000 Preferred Shares with an aggregate distribution and liquidation preference of $75 million will be issued. See "Background and Purpose of the Exchange Offer and Consent Solicitation--Terms of the Exchange Offer and Consent Solicitation."

     No interest will accrue with respect to, and there will be no periodic payments of interest on, the New Notes. The New Notes will be issued with original issue discount. The New Notes may be redeemed at New Millennium's option at any time and from time to time at 100% of the face amount. New Millennium will be required to redeem New Notes on a pro rata basis to the extent that, as of June 30 or December 31 of any year, New Millennium has unencumbered cash in excess of $20 million as reflected on its balance sheet. The New Notes will be secured by a pledge of the shares of New Millennium's subsidiaries, NM Homes One, Inc. and NM Homes Two, Inc., and will be guaranteed by these two subsidiaries. See "Description of the New Notes."

     No dividends will accrue on the Preferred Shares. After the date on which the New Notes have been paid in full, New Millennium will be required to make distributions on a pro rata basis with respect to the Preferred Shares to the extent of unencumbered cash in excess of $20 million at any June 30 or December 31, as reflected on the Company's balance sheet, until holders of the Preferred Shares have received distributions equaling the distribution preference of $595.24 per share. Thereafter, holders of the Preferred Shares will be entitled to participate as a class in 20% of all distributions made with respect to New Millennium's equity securities, subject to the following sentence. If the entire distribution preference of $595.24 per share is not paid with respect to all outstanding Preferred Shares on or before March 31, 2004, holders of the Preferred Shares will, after that date, be entitled first to receive 100% of all distributions made to equity holders until Preferred Shareholders have received distributions in an amount equal to the distribution preference of $595.24 per share, and thereafter, to participate as a class on a pro rata basis of 90% of distributions made to equity holders. See "Description of the Preferred Shares."

     In order to validly tender Senior Notes for exchange, holders of Senior Notes are obligated to irrevocably waive all rights to receive accrued and future liquidated damages ("Liquidated Damages") otherwise payable pursuant to New Millennium's Registration Rights Agreements dated as of September 3, 1997 (the "Registration Rights Agreements") relating to the Senior Notes and New Millennium's common shares. The Liquidated Damages are payable as a result of New Millennium's failure to file registration statements covering the Senior Notes and the common shares by contractually specified dates. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of record of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes will be deemed to constitute a waiver of the right to receive any Liquidated Damages.

     As a part of the Offer, we are soliciting consents (collectively, the "Consents") from the holders of Senior Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture (the "Senior Notes Indenture") dated as of September 3, 1997, as amended, pursuant to which the Senior Notes were issued and the related Pledge Agreement (the "Security Document"). The purpose of the Proposed Amendments is to eliminate substantially all of the restrictive covenants and certain of the event of default provisions, and modify certain other provisions, contained in the Indenture and Security Document to, among other things, provide the Company with greater flexibility for implementation and pursuit of its business plan and access to potentially more favorable terms in future financings.

     In order to validly tender Senior Notes for exchange, holders of Senior Notes are obligated to deliver Consents to the Proposed Amendments. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes will be deemed to constitute the Consent of such holder to the Proposed Amendments.

     If the Proposed Amendments become effective, they will apply to all outstanding Senior Notes, if any, issued under the Senior Notes Indenture, and each holder of Senior Notes, if any, that are not properly tendered and accepted for exchange will be bound by the Proposed Amendments, regardless of whether that holder consented to the Proposed Amendments.

     New Millennium has had discussions with substantially all holders of the Senior Notes regarding the terms of the Offer. Holders of more than 85% of the outstanding principal amount of Senior Notes have indicated that they will support the Offer and tender their Senior Notes for exchange. New Millennium believes that it is in the best interests of New Millennium and the holders of Senior Notes to restructure the Senior Notes outside of a Chapter 11 reorganization case under the United States Bankruptcy Code, due to the increased costs, time delays, negative impact upon goodwill and reputation, and possible adverse consequences to New Millennium's business operations associated with a bankruptcy proceeding.

     However, if the Offer is not consummated because less than 100% of the Senior Notes are tendered for exchange or for any other reason, New Millennium may decide to file for relief under Chapter 11 of the United States Bankruptcy Code and propose a plan of reorganization in which the Senior Notes would be exchanged for New Notes and Preferred Shares on substantially the same terms as described in this Exchange Offer and Consent Solicitation (the "Plan"). In order to validly tender Senior Notes for exchange in the Offer, holders of Senior Notes will be obligated to agree that if the Offer is not consummated and New Millennium files for Chapter 11 relief, they will consent to and support the Plan (the "Support Agreement"). The Support Agreement will require the tendering holders to, without limitation,

     . vote to accept the Plan and take reasonable efforts to obtain confirmation of the Plan;

     . not agree to, consent to, recommend or vote for any plan of reorganization that contains terms inconsistent with the Plan; and

     . not object to or otherwise commence any proceedings to oppose or alter the Plan or take any action that is inconsistent with, or that would delay solicitation, confirmation, effectiveness or substantial consummation of the Plan.

Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes in the Offer will be deemed to constitute delivery of the Support Agreement. The Support Agreement will become effective only if the Offer is not consummated and valid Support Agreements are furnished by the Expiration Date with respect to a sufficient principal amount required to approve the Plan in a Chapter 11 Proceeding.

     If the Offer is not consummated, the Company is unable otherwise to restructure the Senior Notes and the Company does not file for Chapter 11 relief, the Company may wind up its affairs and dissolve. If New Millennium were to dissolve and distribute assets to our creditors, including the holders of the Senior Notes, we cannot assure you that the assets would be sufficient to pay holders of Senior Notes all of the principal amount and accrued and unpaid interest on the Senior Notes, or any Liquidated Damages.

Conditions to the Offer

     Subject to certain conditions to the Offer, we will accept for exchange any and all Senior Notes that are validly tendered prior to 5:00 P.M., New York City time, on the Expiration Date. Tenders of Senior Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Offer is conditioned upon 100% of the outstanding Senior Notes being validly tendered for Exchange and not properly withdrawn, the Company and the trustee having executed a supplemental indenture to the Senior Notes Indenture implementing the Proposed Amendments after obtaining the requisite consents from the holders of Senior Notes (the "Amendment Condition") and the satisfaction of the other conditions to the Offer described in this Exchange Offer and Consent Solicitation.

     See "Background and Purpose of the Exchange Offer and Consent Solicitation- -Conditions to the Offer."

                         _____________________________

     The Offer is not being made to, nor will we accept surrenders of Senior Notes for exchange from, holders of Senior Notes in any jurisdiction in which the Offer or the acceptance thereof or the issuance of the New Notes or the Preferred Shares would not be in compliance with the securities or blue sky laws of such jurisdiction.

                         _____________________________

     See "Risk Factors" beginning on page 19 herein for a discussion of certain risks that should be considered by holders of Senior Notes in evaluating the Offer.

                         _____________________________

     The offer of the securities offered hereby has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Exchange Offer and Consent Solicitation. Any representation to the contrary is a criminal offense.

   The date of this Exchange Offer and Consent Solicitation is July 13, 2000

                          ____________________________

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
GENERAL..........................................................................................  1

FORWARD LOOKING STATEMENTS.......................................................................  1

AVAILABLE INFORMATION............................................................................  2

SUMMARY..........................................................................................  3
     The Company.................................................................................  3
     Purpose Of The Exchange Offer And Consent Solicitation......................................  4
     The Exchange Offer And Consent Solicitation.................................................  5
     Consequences to Non-Tendering Holders of Senior Notes.......................................  9
     Summary Description Of The New Notes And The Preferred Shares...............................  9
     General..................................................................................... 17
     Risk Factors................................................................................ 17
     Summary Financial Data...................................................................... 18

RISK FACTORS..................................................................................... 20

Risk Factors Associated With The Exchange Offer And Consent Solicitation......................... 20
     Significant Leverage; Inability to Service Indebtedness; Lack of Profitable
         Operations.............................................................................. 20
     Absence of Public Market for New Notes and the Preferred Shares and
         Transfer Restrictions................................................................... 21

Risk Factors Affecting Our Business.............................................................. 22
     Inability to Obtain Capital to Fund Future Growth........................................... 22
     Economic Conditions and Interest Rates...................................................... 22
     Dependence on California Market; Risk of California Slow Growth
          Initiative............................................................................. 22
     Competition in the Industry................................................................. 23
     Risk of Material and Labor Shortages........................................................ 23
     Possible Shortage of Land for Purchase and Development; Inventory
          Risks.................................................................................. 24
     We Are Subject to Extensive Governmental Regulation......................................... 24
     Risk of Natural Disasters................................................................... 25
     Reliance on Key Management.................................................................. 25

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER AND CONSENT
     SOLICITATION................................................................................ 26
     Terms of the Exchange Offer and Consent Solicitation........................................ 26
     Expiration Date; Extensions; Amendments..................................................... 29
     Conditions to the Offer..................................................................... 30
     Procedures for Tendering Senior Notes and Delivery of Consents.............................. 31
     Guaranteed Delivery Procedures.............................................................. 33
     Acceptance of Senior Notes for Exchange; Delivery of New Notes and
           Preferred Shares...................................................................... 34

     Withdrawal Rights........................................................................... 34
     The Exchange Agent; Assistance.............................................................. 35
     Fees and Expenses........................................................................... 36
     Accounting Treatment........................................................................ 37
     Resales of the New Notes and the Preferred Shares........................................... 37

CONSEQUENCES IF OFFER IS NOT CONSUMMATED......................................................... 37

CONSIDERATIONS FOR HOLDERS OF SENIOR NOTES WHO ELECT NOT TO
     PARTICIPATE IN THE EXCHANGE................................................................. 38
     Effect of the Proposed Amendments........................................................... 38
     Adverse Effects on Trading Market for the Senior Notes...................................... 39

CAPITALIZATION................................................................................... 40

SELECTED FINANCIAL DATA.......................................................................... 41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS................................................................... 43
     General..................................................................................... 43
     Results of Operations....................................................................... 44
     Liquidity and Capital Resources............................................................. 46
     Inflation................................................................................... 47
     Summarized Quarterly Financial Information.................................................. 48

BUSINESS......................................................................................... 51
     General..................................................................................... 51
     Business Strategy........................................................................... 51
     Custom Homebuilding......................................................................... 51
     Land Development Activities................................................................. 52
     Marketing................................................................................... 52
     Competition................................................................................. 53
     Employees................................................................................... 53
     Development and Acquisition Opportunities................................................... 53
     Legal Proceedings........................................................................... 55

MANAGEMENT....................................................................................... 56

EXECUTIVE COMPENSATION........................................................................... 58
     Compensation of Directors................................................................... 59
     Shares Incentive Plans...................................................................... 59

PRINCIPAL SHAREHOLDERS........................................................................... 60

CERTAIN TRANSACTIONS............................................................................. 61

DESCRIPTION OF THE NEW NOTES..................................................................... 62
     General..................................................................................... 62
     Form, Denomination and Authentication....................................................... 63
     Global Form of New Notes.................................................................... 63
     Subsidiary Guarantees....................................................................... 63
     Release or Substitution of Property......................................................... 63
     Optional Redemption......................................................................... 64

     Mandatory Redemption........................................................................ 64
     Covenants Under the Indenture............................................................... 65
     Events of Default........................................................................... 72
     Notice of Defaults and Remedies............................................................. 73
     Amendments and Consents Under the Indenture................................................. 73
     Satisfaction and Discharge of the Indenture................................................. 75

DESCRIPTION OF THE PREFERRED SHARES.............................................................. 76
     General..................................................................................... 76
     The Preferred Shares........................................................................ 76
     Dividends and Distributions................................................................. 77
     Ranking..................................................................................... 77
     Liquidation Preference...................................................................... 78
     Voting Rights............................................................................... 79
     Mandatory Redemption........................................................................ 79
     Repurchase.................................................................................. 79
     Preemptive Rights and Conversion Rights..................................................... 79

FEDERAL INCOME TAX CONSIDERATIONS................................................................ 81

FINANCIAL STATEMENTS.............................................................................F-1

ANNEX I  THE PROPOSED AMENDMENTS ................................................................A-1

                                    GENERAL

     U.S. Bank Corporate Trust (the "Exchange Agent") has agreed to act as exchange agent in connection with the Offer. Holders of Senior Notes who require information about tendering Senior Notes or have general questions about the Offer should contact Greg R. Petersen, our Chief Executive Officer, 2823 McGaw, Irvine, California 92614, at (949) 660-1700 or the Exchange Agent at
(612) 973-5840.

     We are making the Offer only to holders of Senior Notes in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Senior Notes. Officers, directors and employees of New Millennium may solicit tenders from holders of Senior Notes and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

     We have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer and Consent Solicitation in connection with the Offer. If any such information is given or any such representation is made, such information or representation must not be relied upon as having been authorized by us or any other person. Neither the delivery of this Exchange Offer and Consent Solicitation nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Exchange Offer and Consent Solicitation.

                          FORWARD LOOKING STATEMENTS

     This Exchange Offer and Consent Solicitation contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements are based on management's beliefs and assumptions, based on information currently available to management and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations set forth under:

     .  "Risk Factors;"

     .  "Background and Purpose of the Exchange Offer and Consent
        Solicitation;"

     . "Consequences to the Holders of Senior Notes If the Offer Is Not Consummated;"

     . "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

     .  "Business;" and

     .  "Federal Income Tax Considerations;"

preceded by, followed by, or that include, the words "believes," "expects," "anticipates," "intends, "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. Our future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Holders of the Senior Notes are cautioned not to put undue reliance on any forward-looking statement.

     Holders of the Senior Notes should understand that the following important factors, in addition to those discussed, could affect our future operating results and could cause results to differ materially from those expressed in such forward-looking statements:

     .  changes in economic conditions and increases in interest rates;

     .  increased competition in custom homebuilding and land development;

     . uncertainties associated with obtaining financing on acceptable terms for our development and custom home projects;

     .  our substantial leverage and our ability to service our debt; and

     . changes in laws or regulations, third party relations and approvals and decisions of courts, regulations and governmental bodies.

     Further, we operate in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond our control.

                             AVAILABLE INFORMATION

     We are not currently subject to the reporting requirements of the Exchange Act.

     Copies of this Exchange Offer and Consent Solicitation, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Exchange Offer and Consent Solicitation will be provided without charge to each person, including any beneficial owners of the Senior Notes, to whom this Exchange Offer and Consent Solicitation is delivered, upon request. Requests should be directed to Greg R. Petersen, our Chief Executive Officer, at 2823 McGaw, Irvine, California 92614. In order to assure timely delivery, we must receive requests no later than July 27, 2000.

                                    SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Exchange Offer and Consent Solicitation. For a discussion of certain matters that should be considered by prospective participants in the Exchange Offer and Consent Solicitation, see "Risk Factors" starting on page 19.

                                  The Company

     New Millennium acquired the assets of Baldwin Builders and Baldwin Building Contractors, two affiliated developers of residential and commercial real estate projects in Southern California. Baldwin Builders and Baldwin Building Contractors, filed for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on July 17, 1995. By an Order entered on August 18, 1997, the Bankruptcy Court confirmed the Fourth Amended Joint Plan of Reorganization of Official Committee of Unsecured Creditors and Chapter 11 Trustee for Baldwin Building Contractors (the "Plan"). The Plan became effective in accordance with its terms on September 4, 1997. Pursuant to the Plan, all of the assets of Baldwin Builders were transferred to Baldwin Building Contractors, and Baldwin Building Contractors merged with and into New Millennium. Following completion of such merger, all assets of Baldwin Builders and Baldwin Building Contractors were then conveyed by New Millennium to its wholly-owned subsidiaries, NM Homes One, Inc. and NM Homes Two, Inc.

     New Millennium's initial operations focused on completing unfinished homes in San Diego that were included in the assets acquired in bankruptcy. In addition, New Millennium evaluated certain development projects and began to acquire lots and prepare architectural plans for custom homes. New Millennium's current inventory of properties consists of 527 lots in our Calabasas project, 31 lots held for custom home development, the Corona Ranch project that will offer 28 single family homes and the Brownfield property of approximately 870 acres.

     Various lawsuits with the former principals of Baldwin Builders during New Millennium's first two years of operations occupied significant financial and management resources. This litigation was necessitated by the unwillingness of the City of Calabasas to recognize and honor the validity of various entitlements relating to our Calabasas Oaks project which were transferred to New Millennium by the Plan in light of various threats asserted against the City by the former principals of Baldwin Builders. This refusal by the City of Calabasas prevented both development as well as disposition of the Calabasas Oaks project as a consequence of the uncertainty regarding the nature, terms and scope of the entitlements required under California law to grade and develop this property. Although several of the actions were resolved in New Millennium's favor, the Company had to liquidate nine properties slated for development in order to pay interest on the Senior Notes because of the operational, financial and management impact of this litigation.

     In June 1999, New Millennium and the former principals entered into a global settlement agreement pursuant to which all pending lawsuits were resolved and New Millennium acquired the balance of the Calabasas Oaks project which had until then been owned by entities controlled by the former principals of Baldwin Builders and Baldwin Building Contractors. Among other things, the acquisition of these 82 lots by NM Homes One, Inc. resulted in the City honoring the entitlements transferred to New Millennium by virtue of the Plan. In addition, the vesting of the entire Calabasas Oaks property in New Millennium's subsidiary eliminated physical and legal impediments to grading this asset by mooting the need to obtain access to the portions of the property not owned by New Millennium in order the portions owned by NM Homes One, Inc. One component of the settlement agreement was the execution of a purchase agreement between NM Homes One, Inc. and an affiliate of the former principals which provided for such affiliate to purchase the entire Calabasas Oaks project from NM Homes One, Inc. for $105 million, plus certain entitlement costs. The closing date for the sale was scheduled for December 1999, but prior to closing the former principals advised the Company that they could not close the transaction without significant changes to the structure of the deal which were not acceptable to us. The Company subsequently negotiated a sale of Calabasas to another buyer, but it also declined to close the transaction as agreed. By March 2000, we were forced to consider options other than a sale of the Calabasas property to maintain liquidity, in order to pay our continuing obligations on the Senior Notes and to raise sufficient working capital to continue our operations and satisfy our obligations to various creditors. Due to our liquidity constraints, we are proposing the Offer.


                       Purpose Of The Exchange Offer And
                             Consent Solicitation

     The purpose of the Offer is to recapitalize New Millennium in order to improve our liquidity and create a capital structure that is more appropriate for us in light of our existing assets held for development (primarily the Calabasas project) and our proposed business plan. If the Offer is consummated, management believes that we will be better positioned to access the financial resources necessary to fund the development of our Calabasas property as well as continue our custom homebuilding business. Additionally, because no interest is payable on the New Notes and the Preferred Shares do not accrue dividends, our short-term liquidity would be improved by the elimination of the semi-annual interest payments on the Senior Notes exchanged.

     In addition to offering to exchange the Senior Notes for the New Notes and Preferred Shares, we are soliciting the Consents of the holders of the Senior Notes to the Proposed Amendments, which will eliminate substantially all of the restrictive covenants and certain event of default provisions, and modify certain other provisions in the Senior Notes Indenture and the Security Document in order to provide us greater operating flexibility in the future.

     Additionally, each holder participating in the Offer is obligated to waive any rights to receive Liquidated Damages under the Registration Rights Agreements. The Liquidated Damages are payable as a result of our failure to file registration statements with respect to the Senior Notes and our common shares by the contractually specified dates. The waivers of those rights will result in the elimination of an aggregate of approximately $4 million of Liquidated Damages as of June 30, 2000, and thus contribute to an improvement in our liquidity.

     Each holder tendering Senior Notes in the Offer is also obligated to deliver the Support Agreement pursuant to which the holder agrees, if the Offer is not consummated, to consent to and support a plan of reorganization in a Chapter 11 bankruptcy case that provides that all Senior Notes will be exchanged for New Notes and Preferred Shares substantially on the terms described in this Exchange Offer and Consent Solicitation. See "Consequences to the Holders of Senior Notes if the Offer is not Consummated."

                  The Exchange Offer And Consent Solicitation

The Offer....................     Upon the terms and subject to the conditions
                                  set forth in this Exchange Offer and Consent
                                  Solicitation and in the accompanying Letter of Transmittal and Consent, we are offering to exchange, for each $1,000 principal amount of our Senior Notes:

                                  .    New Notes with a principal amount of
                                       $927.32; and

                                  .    One Preferred Share with a distribution
                                       and liquidation preference of $595.24.

                                  Each holder of Senior Notes that participates in the Offer is obligated to (i) waive any right to receive Liquidated Damages otherwise payable pursuant to the Registration Rights Agreements, (ii) deliver a Consent to the Proposed Amendments to the Senior Notes Indenture and Security Document, which will eliminate substantially all restrictive covenants and certain event of default provisions, and modify certain other provisions, in the Senior Notes Indenture and the Security Document, and (iii) deliver the Support Agreement pursuant to which, in the event the Offer is not consummated and New Millennium files for relief under Chapter 11 of the Bankruptcy Code, the holder will be obligated to support and consent to a plan of reorganization that provides for treatment of the Senior Notes in a manner that is substantially similar to that proposed in the Offer.

                                  We do not intend to pay the $8.8 million of interest that was payable with respect to the Senior Notes on June 1, 2000.

                                  See "The Exchange Offer and Consent
                                  Solicitation--Terms of the Exchange Offer and Consent Solicitation."

Expiration Date..............     5:00 P.M., New York City time, August 10,

                                  2000, as such date may be extended.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Expiration
                                  Date; Extensions; Amendments."

Conditions Precedent to
the Offer....................     The Offer is conditioned upon, among other
                                  things, 100% of the outstanding Senior Notes being validly tendered and not withdrawn and satisfaction of the Amendment Condition.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Conditions to the Offer."

Procedures for Tendering
Senior Notes and Delivering
Consents.....................     Each holder desiring to participate in the
                                  Exchange must complete and sign the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Letter of Transmittal and Consent, and deliver the Letter of Transmittal and Consent, together with the Senior Notes or a Notice of Guaranteed Delivery, any other required documents such as evidence of authority to act, if the Letter of Transmittal and Consent is signed by someone acting in a fiduciary or representative capacity, to the Exchange Agent at the address set forth on the back cover page of this Exchange Offer and Consent
                                  Solicitation prior to 5:00 P.M., New York City time, on the Expiration Date. Any beneficial owner of the Senior Notes whose Senior Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Senior Notes for Exchange, should instruct such entity or person to promptly tender Senior Notes on such beneficial owner's behalf.

                                  The completion, execution and delivery of a Letter of Transmittal and Consent prior to 5:00 p.m. New York City time on the Expiration Date in connection with the delivery of the Senior Notes will be deemed to constitute a waiver of the Liquidated Damages, delivery of a Consent to the Proposed Amendments and delivery of the Support Agreement.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Procedures for Tendering Senior Notes and Delivery of Consents."

Guaranteed Delivery
Procedures...................     Holders of Senior Notes who wish to tender
                                  their Senior Notes and whose Senior Notes are not immediately available or who cannot deliver their Senior Notes or any other documents required by the Letter of Transmittal and Consent to the Exchange Agent prior to the Expiration Date, may tender their Senior Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal and Consent.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Guaranteed
                                  Delivery Procedures."

Acceptance of Senior Notes and
Delivery of New Notes and
Preferred Shares.............     Subject to satisfaction of the conditions to
                                  the Offer, including the condition that 100% of the Senior Notes be validly tendered and not withdrawn and the Amendment Condition, we will accept all Senior Notes that are validly tendered and not properly withdrawn in the Offer Solicitation prior to 5:00 P.M., New
                                  York City time, on the Expiration Date. In exchange for validly tendered Senior Notes, we will issue, for each $1,000 principal amount of Senior Notes validly tendered and not withdrawn, New Notes with a principal amount of $927.32 and one Preferred Share with a distribution and liquidation preference of
                                  $595.24.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Acceptance of Senior Notes for Exchange; Delivery of New Notes and Preferred Shares."

Conditions to Participating
in the Offer.................     Each holder electing to participate in the
                                  Offer must waive all rights to receive
                                  Liquidated Damages otherwise payable pursuant to the Registration Rights Agreements, must deliver the holder's Consent to the Proposed
                                  Amendments, and must deliver the Support
                                  Agreement. By validly tendering and not
                                  properly withdrawing their Senior Notes, each holder shall be deemed to have granted the Liquidated Damages waiver, consented to the Proposed Amendments and delivered the Support
                                  Agreement.

Withdrawal Rights............     Tenders of Senior Notes and Consents may be
                                  withdrawn at any time prior to 5:00 P.M., New
                                  York City time, on the Expiration Date, in accordance with the procedures set forth in this Exchange Offer and Consent Solicitation.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Withdrawal
                                  Rights."

The Exchange Agent...........     U.S. Bank Corporate Trust is the Exchange
                                  Agent. The address and telephone numbers of the Exchange Agent is as set forth in "The
                                  Exchange Offer and Consent Solicitation--The
                                  Exchange Agent; Assistance."

Fees and Expenses............     All fees and expenses incident to our
                                  consummation of the Exchange and the Consent
                                  Solicitation will be borne by us. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Senior Notes.

                                  See "Background and Purpose of the Exchange
                                  Offer and Consent Solicitation--Fees and
                                  Expenses."


                    Consequences to Holders of Senior Notes
                        If the Offer Is Not Consummated

     In connection with the Offer, the Company is soliciting the agreement (the "Support Agreement") of holders who tender their Senior Notes for exchange, which will be effective only if the Offer is not consummated and valid Support Agreements are properly furnished by the Expiration Date with respect to a sufficient principal amount of Senior Notes required to approve the Plan (as described below) in a Chapter 11 proceeding. Pursuant to the Support Agreement, tendering holders will consent to and support a plan of reorganization under Chapter 11 of the Bankruptcy Code which provides for treatment of the Senior Notes in a bankruptcy case under Chapter 11 of the Bankruptcy Code that is substantially similar to the treatment of the Senior Notes proposed in the Offer (the "Plan"). Such support shall include, without limitation,

     . voting to accept the Plan and taking reasonable efforts to obtain confirmation of the Plan, even if the Plan involves a "cramdown" under
          Section 1129(b) of the Bankruptcy Code of classes of claims or equity interests other than the class that includes the Senior Notes,

     . not agreeing to, consenting to, recommending or voting for any plan that contains terms inconsistent with the Plan, and

     . not objecting to or otherwise commencing any proceeding to oppose or alter the Plan or taking any action that is inconsistent with, or that would delay solicitation, confirmation, effectiveness or substantial consummation of the Plan.

     If the Offer is not consummated but the Support Agreements become effective, a tendering holder's rights to sell or transfer the Senior Notes will be restricted, and each tendering holder will be required to hold Senior Notes in certificated form. Pursuant to the Support Agreements, any tendering holder will agree not to transfer, sell, assign, encumber or otherwise dispose of the beneficial ownership of the holder's Senior Notes, unless the holder provides evidence satisfactory to the Company that the holder's transferee (and, if different, the beneficial owner of the Senior Notes so transferred) has agreed in writing in form and substance satisfactory to the Company that the transferred Senior Notes are subject to the terms of the Support Agreement, and that the transferee (and, if different, the beneficial owner) has agreed to be bound by the terms of the Support Agreement. The restriction on transfer will be noted on the Senior Notes with respect to which Support Agreements are received, and no Senior Notes subject to Support Agreements may be transferred unless the holder delivers to the Company an opinion of counsel in form and substance satisfactory to the Company in its sole discretion that the transferee has agreed to and is bound by the Support Agreements.

     In order to validly tender Senior Notes for exchange, holders of Senior Notes will be obligated to deliver the Support Agreement. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes will be deemed to constitute delivery of the Support Agreement.

             Consequences to Non-Tendering Holders of Senior Notes
                          If the Offer Is Consummated

     If the Offer is consummated, the Proposed Amendments will become effective and holders of non-tendered Senior Notes, if any, will no longer have the benefits of substantially all of the restrictive covenants and certain event of default provisions in the Senior Notes Indenture and Security Document. While we anticipate that we will be subject to certain restrictive covenants contained in other debt agreements, holders, if any, who do not tender their Senior Notes will not be able to enforce those covenants and those covenants will be subject to change without the consent of holders, if any, of Senior Notes.

                   Summary Description Of The New Notes And
                             The Preferred Shares

The following summary descriptions of the terms of the New Notes and the rights, preferences and privileges associated with the Preferred Shares are qualified in their entirety by the more detailed information regarding the New Notes and the Preferred Shares contained elsewhere in this Exchange Offer and Consent Solicitation and by the Indenture relating to the New Notes and the Designation of the Preferred Shares, copies of which may be obtained upon request as described under "Available Information." Persons considering the Offer and evaluating the risks associated with exchanging their Senior Notes for the New Notes and the Preferred Shares should not rely primarily or exclusively upon the information set forth in the following summary descriptions. Please read this Exchange Offer and Consent Solicitation carefully before taking any action with respect to the Offer.

                 Zero Coupon Notes Due 2004 (the "New Notes"):
                                                  ---------

Aggregate Principal Amount........     $116,843,000 ($927.32 per $1,000
                                       principal amount of Senior Notes), equal to the "adjusted issue price" of the Senior Notes as of June 30, 2000
                                       (original issue price plus accrued
                                       original issue discount).

Maturity..........................     December 31, 2004.

Interest..........................     No interest will accrue on the New Notes
                                       and there will be no periodic payments of interest on the New Notes.

Issue Price.......................     Original issue price for tax purposes to
                                       equal the present value of all payments
                                       discounted at the applicable federal
                                       rate, currently 6.51%, compounded
                                       semiannually.

Original Issue Discount...........     The New Notes will be issued with
                                       original issue discount. Certain holders may be entitled to reduce the OID if they are deemed to hold the New Notes with a "premium."

Mandatory and Optional
Redemption........................     New Millennium will be required to redeem
                                       New Notes on a pro rata basis if and to
                                       the extent that New Millennium has
                                       unencumbered cash of $20 million or
                                       greater as of June 30 or December 31 of
                                       any year, as reflected on its interim
                                       unaudited balance sheet as of June 30 or
                                       its audited balance sheet as of December
                                       31 (the "Excess Cash Amount"), provided
                                                ------------------
                                       the Excess Cash Amount is at least $1
                                       million. Any Excess Cash Amount less than
                                       $1 million will be carried over and added to Excess Cash Amounts in subsequent periods until the $1 million threshold is met, at which point New Millennium will be required to redeem New Notes in an aggregate principal amount equal to the aggregate Excess Cash Amount Other than pursuant to this mandatory redemption covenant, New Millennium will not be obligated to redeem the New Notes prior to maturity. However, New Millennium will have the right at its option to redeem the

                                       New Notes in whole or in part at the
                                       redemption price at any time and from
                                       time to time.

Redemption Price..................     100% of face amount.

Prohibition on Repurchases Other
than Through Redemption...........     New Millennium will not be permitted to
                                       purchase New Notes, other than pursuant
                                       to the mandatory or optional redemption
                                       provisions of the Indenture.

Security..........................     The New Notes will be secured by a pledge
                                       of the shares of New Millennium's
                                       subsidiaries, NM Homes One, Inc. and NM
                                       Homes Two, Inc., which, if any Senior
                                       Notes remain outstanding upon
                                       consummation of the Offer, will rank
                                       junior to the pledge of the shares of NM
                                       Homes One, Inc. and NM Homes Two, Inc.
                                       granted to secure the Senior Notes.

Guaranty..........................     The New Notes will be guaranteed by NM
                                       Homes One, Inc. and NM Homes Two, Inc.

New Note Covenants................     The indenture governing the New Notes
                                       will be a new indenture and will contain substantially the same definitions as those set forth in "Article One --
                                       Definitions" and the same covenants as
                                       those set forth in "Article Four--
                                       Covenants of the Company" and in "Article
                                       Six--Consolidation, Merger, Conveyance or
                                       Transfer" of the Senior Notes Indenture, except as follows:

Explanation of Changes:                .    The definition of "Change of
-----------------------                     Control" will exclude from the
                                            Change of Control definition the
The modification that a sale of New         sale of the Calabasas property in
Millennium's Calabasas property not         any transaction or series of
trigger the Change of Control put           related transactions in the context
right at 101% is proposed in order to       of "the sale, lease, transfer or
permit New Millennium the flexibility       other disposition (other than to a
to sell the entire property, subject        wholly owned subsidiary) whether
only to the restrictions on use of          direct or indirect, of all or
proceeds contained in the Old Note          substantially all of
indenture's asset sale covenant
(pay down
debt secured by Calabasas, reinvest         the assets of the Company to any
in real property, or pay down the           Person or group of Persons .....".
New Notes).

                                            .    The definition of "Fair Market
                                                 Value" will be "the price a
The Senior Notes Indenture requires              willing buyer would pay to a
that New Millennium acquire real                 willing seller in an arm's
property at no more than "Appraised              length transaction with neither
Value" - the value indicated in a                party being under a compulsion
recent appraisal or, if there is no              to act, as determined by the
appraisal, the fair market value as              Board of Directors in good
determined by the Board of Directors.            faith; provided, however, that
To alleviate the administrative                  the Fair Market Value of Real
burden and cost to New Millennium                Property with an individual
of having Board approval of smaller              purchase price of $1,000,000
acquisitions, the covenant will be               or less shall be deemed to be
amended so as not to require a Board             equal to the purchase price."
determination of fair market value for
real property acquired for a purchase       .    Section 4.6(b) "Securities and
price of $1 million or less.                     Exchange Commission Reports": A
                                                 discussion of material events
New Millennium will continue to be               that have occurred in a
required to provide quarterly                    financial reporting period,
unaudited and annual audited                     rather than a full
financial statements.  Such                      "Management's Discussion
statements will be accompanied by                and Analysis of Financial
a discussion of any material                     Condition and Results of
events that have occurred during                 Operations" comparable to that
the reporting period, although the               which would have been required
discussion need not be comparable                to appear in annual or
to that included in "Management's                quarterly reports filed with
Discussion and Analysis of                       the SEC, will be required to be
Financial Condition and Results                  delivered to holders of New
of Operations" in SEC filings.                   Notes with New Millennium's
                                                 quarterly and annual financial
                                                 statements.

                                            .    Section 4.18 "Limitation on
                                                 Investments": An Investment in
This modification is intended to                 a joint venture involving the
permit New Millennium flexibility                Calabasas property will not be
in structuring transactions to best              subject to the $10 million
realize the value of the                         maximum aggregate investment in
Calabasas property.                              joint ventures otherwise
                                                 permitted by Section 4.18.

                                             .   Section 4.20 "Limitation on
                                                 Incurrence of
These changes are intended to give               Indebtedness"/Definition of
New Millennium the flexibility it                "Permitted Construction
needs to pursue development and/or               Financing": A new debt
improvements of the Calabasas                    incurrence basket will be added
property, as well as to
fund its custom home business                    which will permit New
operations.                                      Millennium and its subsidiaries
                                                 to incur additional
                                                 Indebtedness without limit to
                                                 fund development and/or
                                                 improvements of the Calabasas
                                                 property ("Calabasas
                                                 Development Financing").
                                                 Additionally, the definition of
                                                 Permitted Construction
                                                 Financing will be revised to
                                                 exclude Calabasas Development
                                                 Financing. Finally, interest
                                                 expense and other fixed charges
                                                 associated with any Calabasas
                                                 Development Financing will be
                                                 disregarded in the calculation
                                                 of the consolidated coverage
                                                 ratio for purposes of
                                                 determining compliance with the
                                                 2.0-to-1.0 consolidated
                                                 coverage ratio debt incurrence
                                                 test.


               Series A Participating Perpetual Preferred Shares

Redemption Date........................     The Preferred Shares do not have any
                                            mandatory redemption date.

Aggregate Distribution Preference......     $75,000,000 ($595.24 per share)

Dividends and Distributions............     No dividends will accrue on the
                                            Preferred Shares. After the date on
                                            which the New Notes have been paid
                                            in full, New Millennium will be
                                            required to make distributions on a
                                            pro rata basis with respect to the
                                            Preferred Shares if and to the
                                            extent that New Millennium has
                                            unencumbered cash of $20 million or
                                            greater as of June 30 or December 31
                                            of any year, as reflected on its
                                            interim unaudited balance sheet as
                                            of June 30 or its audited balance
                                            sheet as of December 31 (the "Excess
                                            Cash Amount"), provided the Excess
                                            Cash Amount is at least $1 million.
                                            Any Excess Cash Amount less than $1
                                            million will be carried over and
                                            added to Excess Cash Amounts in
                                            subsequent years until the $1
                                            million threshold is met.

                                            After the holders of the Preferred
                                            Shares have received distributions
                                            equaling the distribution preference
                                            of $595.24 per share, holders of the
                                            Preferred Shares will be entitled to
                                            participate as a class in 20% of all
                                            distributions made with respect to
                                            New Millennium's equity securities;
                                            provided, however, that if the
                                            -----------------
                                            entire distribution preference of
                                            $595.24 per share is not paid with
                                            respect to all outstanding shares of
                                            the Preferred Shares on or before
                                            March 31, 2004, holders of the
                                            Preferred Shares will, after that
                                            date, be entitled first, to receive
                                            100% of all distributions made to
                                            equityholders until they have
                                            received the full distribution
                                            preference of $595.24 per share of
                                            the Preferred Shares, and
                                            thereafter, to participate as a
                                            class in a pro rata portion of 90%
                                            of such distributions.

Ranking and Priority...................     No dividends or distributions may be
                                            paid on the common shares or any
                                            other equity securities of New
                                            Millennium until distributions in an
                                            amount equal to the per share
                                            distribution preference have been
                                            paid to the holders of the Preferred
                                            Shares. Thereafter, the holders will
                                            have the right to participate in
                                            distributions as described under
                                            "Dividends and Distributions."
                                            Holders will not acquire creditor
                                            status with respect to their rights
                                            (i.e., distributions will be subject
                                            to applicable state law relating to
                                            dividends and distributions).

Liquidation Preference.................     The Preferred Shares will be
                                            entitled to a per share liquidation
                                            preference equal to the positive
                                            difference between (i) $595.24 and
                                            (ii) the aggregate amount of per
                                            share distributions made prior to
                                            the date of determination of the
                                            liquidation preference.

Investment Covenant....................     Without the consent of holders of a
                                            majority of the outstanding shares
                                            of the Preferred Shares, New
                                            Millennium will not be permitted to
                                            make any investment (whether by loan
                                            or advance, capital contribution, or
                                            purchase or acquisition) in real
                                            property other than the Calabasas
                                            property if, giving effect to the
                                            investment, New Millennium's
                                            investment in all real property
                                            other than the Calabasas property
                                            would be in excess of $35 million in
                                            the aggregate, based on the book
                                            value of the real property. This
                                            covenant will not require New
                                            Millennium to dispose of any real
                                            property owned on the date the Offer
                                            is consummated.

Prohibition on Repurchases of
Preferred Shares.......................     New Millennium will not be permitted
                                            to repurchase shares of the
                                            Preferred Shares.

Voting Rights..........................     Other than as expressly set forth in
                                            the Preferred Shares Designation
                                            authorizing the issuance of the
                                            Preferred Shares (the "Preferred
                                            Shares Designation") or as required
                                            by law, the holders of the Preferred
                                            Shares have no voting or approval
                                            rights with respect to the business
                                            of New Millennium or the conduct of
                                            its affairs. Any amendment to the
                                            Limited Liability Company Agreement
                                            (as amended from time to time, the
                                            "LLC Agreement") of New Millennium
                                            (including any amendment to the
                                            Preferred Shares Designation) that
                                            (i) would enlarge the obligations of
                                            any holder of Preferred Shares must
                                            be approved by each affected holder
                                            or (ii) would have an adverse effect
                                            in any way on the powers, rights or
                                            preferences of the Preferred Shares
                                            must be approved by the holders of
                                            not less than two-thirds of the then
                                            outstanding shares of Preferred
                                            Shares. In addition, in the event
                                            that New Millennium fails to make
                                            any mandatory distributions to the
                                            holders of Preferred Shares, the
                                            number of authorized members of the
                                            Board of Directors of New Millennium
                                            will automatically increase by two,
                                            and the holders of then outstanding
                                            Preferred Shares will be entitled to
                                            vote as a class to elect two
                                            additional members of the Board of
                                            Directors until such time as the
                                            mandatory distributions have been
                                            paid in full.

Preemptive and Conversion Rights.......     None.

Amendments.............................     The rights, preferences and
                                            privileges associated with the
                                            Preferred Shares may be amended,
                                            subject to the limitations and
                                            requirements of applicable law, by
                                            the vote of the holders of a
                                            majority of the then outstanding
                                            shares of the Preferred Shares;
                                            provided that any amendment that
                                            would have an adverse effect on the
                                            powers, rights or preferences of the
                                            Preferred Shares must be approved by
                                            holders of not less than
                                            two-thirds of the outstanding
                                            Preferred Shares.


                                    General

     Neither the New Notes or the Preferred Shares will be entitled to any registration rights, and we do not intend to register the securities for resale. The New Notes and the Preferred Shares will both be new issues of securities with no established trading market. Accordingly, we cannot assure you that a trading market for the New Notes or the Preferred Shares will develop. We do not intend to apply for listing of the Preferred Shares on any securities exchange or automated quotation system. The New Notes and the Preferred Shares will be restricted securities within the meaning of the Securities Act of 1933, and as such will be subject to restriction on resale. See "Risk Factors-Absence of Public Market for New Notes and the Preferred Shares and Transfer Restrictions."

                                 Risk Factors

     For a discussion of certain matters that should be considered by prospective investors in connection with the Exchange Offer and Consent Solicitation, see "Risk Factors" starting on page 19.

                            Summary Financial Data

     The following tables set forth our selected audited and unaudited consolidated financial information. The selected consolidated financial information for the period from September 4, 1997 (inception) to December 31, 1997 (fiscal year 1997) and for the fiscal years ended December 31, 1997 , 1998 and 1999 was derived from our audited consolidated financial statements for each of the corresponding fiscal years. The selected consolidated financial information for the three months ended March 31, 1999 and 2000 was derived from our unaudited consolidated financial statements for such periods. In the opinion of our management, the unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information. The operating results for the three months ended March 31, 2000 are not necessarily indicative of results for the full fiscal year. The information presented below should be read in conjunction with the audited consolidated financial statements and related notes, the unaudited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Exchange Offer and Consent Solicitation.

                            (Dollars in Thousands)

                                                             Years Ended December 31,               Three Months Ended March 31,
                                                      ----------------------------------------     ------------------------------
                                                            1997
                                                      (from inception)     1998        1999           1999               2000
                                                      ----------------  ----------  ----------     ----------       -------------
Statement of Operations Data:

SALES:
Sales of homes.....................................    $16,910          $ 21,017     $ 36,943       $ 9,158         $16,850
Sales of land......................................      5,510            76,775       11,670         5,495               -
                                                       -------          --------     --------       -------         -------
Total revenues.....................................     22,420            97,792       48,613        14,653          16,850
                                                       -------          --------     --------       -------         -------

COST OF SALES:
Cost of homes sold.................................     15,658            19,749       32,262         8,208          14,750
Cost of land sold..................................      5,096            72,158       11,373         5,395               -
Write down of projects to net realizable value.....          -                 -        8,400             -               -
                                                       -------          --------     --------       -------         -------
                                                        20,754            91,907       52,035        13,603          14,750
                                                       -------          --------     --------       -------         -------

GROSS PROFIT (LOSS)................................      1,666             5,885       (3,422)        1,050           2,100
                                                       -------          --------     --------       -------         -------

OPERATING EXPENSES
Selling, general and administrative expenses.......      3,283            12,206        8,894         2,008           1,732
Bad debt write off.................................          -             4,679            -             -               -
Reorganization value amortization, including
 impairment charge in 1999.........................      1,872             5,615       22,898         1,404             478
                                                       -------          --------     --------       -------         -------
                                                         5,155            22,500       31,792         3,412           2,210
                                                       -------          --------     --------       -------         -------
Loss from operations...............................     (3,489)          (16,615)     (35,214)       (2,362)           (110)
                                                       -------          --------     --------       -------         -------

Other income, net..................................        731             4,704        6,918           745             492
                                                       -------          --------     --------       -------         -------
Net income (loss)..................................    $(2,758)         $(11,911)    $(28,296)      $(1,617)        $   382
                                                       =======          ========     ========       =======         =======

Ratio of earnings to fixed charges (1).............         (2)               (2)          (2)       0.09 to 1(2)    0.25 to 1(2)

                                                               Years Ended December 31,               Three Months Ended March 31,
                                                      --------------------------------------------    ----------------------------
                                                            1997
                                                      (from inception)       1998           1999          1999             2000
                                                      ----------------    ----------     ----------   ------------      ----------
Other Data:
  EBITDA (3)...................................          $21,946            $87,178        $35,686         $9,420          $8,055
  Depreciation & amortization..................          $ 1,997            $ 6,124        $23,040         $1,441          $  499
  Net realizable value adjustments.............                -                  -          8,400              -               -
  Other non-cash items.........................           15,341             70,403          8,656          4,267             793

Consolidated Fixed Charges:
  Interest incurred............................            6,694             20,521         21,808          4,813           5,855
  Amortization of original issue discount......              672              2,041          2,078            516             526

                                                                Years Ended December 31,                   As of March 31, 2000
                                                      --------------------------------------------      ---------------------------
                                                            1997
                                                      (from inception)       1998           1999           Actual      Adjusted (4)
                                                      ----------------    ----------     ----------     ------------   ------------
Balance Sheet Data:
  Cash and cash equivalents..................           $    692           $    577       $    570       $    380        $    380
  Real estate projects.......................            178,797            164,107        200,886        198,313         198,313
  Total assets...............................            240,720            203,697        213,623        209,808         208,991
  Senior Notes, net of discount..............            111,672            113,712        115,790        116,316          75,242
  Preferred Shares...........................                  -                  -              -              -          48,516
  Total members' equity......................             72,550             61,872         35,094         35,529          84,045

____________

(1) For purposes of this ratio, earnings equals income (loss) before fixed charges, and fixed charges include interest incurred, loan fees and accretion of discount on the Senior Notes.

(2) Earnings were insufficient to cover fixed charges by $9,785 in 1997, $29,369 in 1998, $46,432 in 1999, $4,840 for the three months ended March 31, 1999 and $4,760 for the three months ended March 31, 2000.

(3) EBITDA means net income before interest, taxes, depreciation and amortization and non-cash charges. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or as a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes it is a widely used measure of operating performance in our industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to the similarly titled measures presented by other companies.

(4) As adjusted to give effect to the consummation of the Offer as of March 31, 2000. As of June 30, 2000, Senior Notes, net of discount, would have been $116,843, and the amount attributable to the Preferred Shares would be $50,278.

                                 RISK FACTORS

In addition to the other information contained in this Exchange Offer and Consent Solicitation, holders of Senior Notes should consider carefully the following risk factors associated with the Offer and risk factors affecting our business generally in determining whether to tender their Senior Notes for New Notes and Preferred Shares pursuant to this Exchange Offer and Consent Solicitation.

    Risk Factors Associated With The Exchange Offer And Consent Solicitation

Significant Leverage; Inability to Service Indebtedness; Lack of Profitable
     Operations--The Company is highly leveraged and may experience difficulty servicing its debt obligations

     We are, and after the Offer is consummated will continue to be, highly leveraged. As of June 30, 2000, we had total outstanding indebtedness of approximately $169 million, consisting of $126 million principal amount of Senior Notes (including discount), $6 million of unpaid interest, and approximately $32 million of construction loans on the Calabasas and custom homebuilding properties and $11 million of working capital loans. If we had consummated the Offer on June 30, 2000, we would have had $117 million principal amount of New Notes and $26 million of construction loans outstanding, as well as Preferred Shares with an aggregate distribution and liquidation preference of $75 million.

     Development of our Calabasas lots will require significant capital. The budget for the work required to grade this property and install all required infrastructure such as access roads, curbs, gutters, and interior roadways, is in excess of $77 million, excluding financing and carrying costs. This amount does not include the amount required for our construction of actual homes on the lots, to the extent we build homes on a portion of the lots. We typically finance construction activities with bank loans from our lenders. The dollar amount of loans required to execute our business plan will depend on the number of lots in the phase being developed. Some phases are much larger and therefore more costly than others, due to the amount of bulk grading necessary to balance the site in the most cost effective manner. We have had discussions with one of our lenders who has indicated a willingness to provide financing for the next phase of development upon the successful consummation of the Offer. However, we cannot assure you that we will be able to obtain that financing or any other financing necessary to develop one or more of the Calabasas phases.

     The indenture for the New Notes will permit New Millennium to incur development financing for Calabasas in an unlimited amount. In addition, New Millennium will continue to be permitted to incur up to $40 million of working capital financing and up to $80 million of construction and development financing exclusive of any Calabasas development financing. The degree to which we are leveraged could have important consequences to holders of the New Notes and Preferred Shares including, but not limited to:

     . minimizing the likelihood that we will have sufficient excess cash to redeem the New Notes, pay the New Notes at maturity or declare or pay any distributions on the Preferred Shares;

     . limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements

     . requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such excess cash flow to fund working capital, capital expenditures or other general corporate purposes, including redemption or repayment of the New Notes or the payment of distributions on, or repurchases of, Preferred Shares;

     . making us more vulnerable to general adverse economic and industry conditions;

     . limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

     .  placing us at a competitive disadvantage to less leveraged competitors.

     Our future operating performance is itself dependent on a number of factors, many of which are outside of our control, including prevailing economic conditions and financial, business, regulatory and other factors. We cannot assure you that we will generate sufficient cash flow from operations in order to make redemptions of the New Notes, pay the New Notes at maturity or declare and pay distributions on the Preferred Shares, and it is likely that our credit arrangements will restrict our ability to redeem or repay the New Notes or make distributions on the Preferred Shares. If we were unable to generate sufficient cash from our future operations to service our debt, to satisfy our operating expenses, or to generally pay our debts as they mature, the Company would be required to explore its alternatives, such as seeking additional debt or equity financing, reducing or delaying capital expenditures or selling material assets or operations. We cannot assure you that we would be successful in implementing any of these alternatives, if necessary.

Absence of Public Market for New Notes and the Preferred Shares and Transfer
     Restrictions--Holders of New Notes and Preferred Shares hold restricted securities and may not be able to sell their securities

     The New Notes and the Preferred Shares are new issues of securities and have no established trading markets. We do not intend to list the New Notes or the Preferred Shares on any securities exchange or automated quotation system and we cannot assure you that a liquid market will develop for either the New Notes or the Preferred Shares, or that holders will be able to sell their New Notes or Preferred Shares at prices acceptable to them or otherwise. Future trading prices of the New Notes or Preferred Shares will depend on many factors, including, among other things, our operating results and the market for similar securities. The New Notes and Preferred Shares to be issued pursuant to the Offer will be restricted securities and may not be sold by any holder except pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements of applicable securities laws. New

Millennium does not intend to register the New Notes or the Preferred Shares, nor will any registration rights be granted by New Millennium to holders of the New Notes or the Preferred Shares in connection with the exchange of Senior Notes for New Notes and Preferred Shares.

                      Risk Factors Affecting Our Business

Inability to Obtain Capital to Fund Future Growth--Our business plan will require significant capital. We cannot assure you we will be able to generate or obtain the capital necessary to implement and support our business plan

     Our operations require significant amounts of cash to develop the Calabasas project, to maintain an inventory of custom homebuilding lots and to finance the design, development, construction and marketing of our custom homes. Accordingly, we will be required to seek additional capital, whether from credit facilities or sales of debt or equity securities, for future growth and development of our business. Although we believe the recapitalization to be accomplished pursuant to the Offer will result in a capital structure that will improve our ability to obtain financing, we anticipate that we may continue to have difficulty obtaining financing on favorable terms. If we are unsuccessful in obtaining sufficient capital for our operations, future growth and operating results would be adversely affected.

Economic Conditions and Interest Rates--Changes in economic conditions and increased interest rates can adversely affect the homebuilding industry and our operating results

     The homebuilding industry is highly cyclical. Changes in international, national and local economic conditions affect the Company's business and markets. In particular, declines in consumer confidence or employment levels in our markets could adversely affect the demand for homes and could in turn harm our operating results. The recent instabilities in the United States equity markets could affect consumer confidence and harm the California economy and reduce demand for, or prices of, homes in our primary market, which would in turn affect the marketability of our lots to merchant builders.

     Our customers frequently finance their home purchases through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs, or the decreased availability of financing to potential home buyers. Even if some of our customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing, which could slow the demand and turnover rate for New Millennium custom homes. Any of these events could adversely affect our operating results.

Dependence on California Market; Risk of California Slow Growth Initiative--Our operations are concentrated in Southern California. Adverse changes in the California economy or implementation of regulations limiting or restricting growth will adversely affect our operations

     We presently conduct our business in Southern California. While home prices in many areas of California currently are stable and trending higher, home prices in California, including in some of the markets in which we conduct business, have declined from time to time, particularly as a result of slow economic growth. We cannot assure you that the current economic conditions and growth trends in California will continue. If home prices or demand for custom homes decline in one or more of the markets in which we operate, our results of operations, and therefore our ability to redeem the New Notes and repay them at maturity and to declare and pay distributions with respect to the Preferred Shares.

     Several California cities and counties, including some in which we have operated and continue to operate, have in the past approved, or approved for inclusion on ballots, various "slow growth" initiatives and other ballot measures which could impact the availability of affordable homes and land within those localities. The successful passage and implementation of any such initiatives could limit our ability to acquire land for development and construct new homes, all of which could adversely affect our operating results, and therefore our ability to redeem the New Notes and repay them at maturity and to declare and pay distributions with respect to the Preferred Shares.

Competition in the Industry--We face competition in many areas and may be unable to successfully compete with other companies engaged in the custom homebuilding business

     The real estate development and custom homebuilding business is highly competitive and fragmented. We compete with numerous other residential developers and construction firms, including large national and regional firms, for customers, undeveloped land, financing, raw materials and skilled labor. A number of our competitors have substantially greater financial resources than we do. We compete on the basis of the location, design, quality and price of, as well as available mortgage financing for, our homes. We also compete with the resale of existing homes and, in some cases, with rental homes. An oversupply of attractively priced resale or rental homes, or a shortage of residential mortgage financing on reasonable terms, could adversely affect our ability to sell homes profitably. Typically, the demand for residential lots is directly affected by the demand for housing. As the demand for new homes peaks or declines, so does the demand for residential lots.

Risk of Material and Labor Shortages--We cannot predict or control the supply or cost of labor and materials necessary for our business and may be unable to obtain them at prices that allow for profitable operations

     The residential construction industry has from time to time experienced serious material and labor shortages, including shortages in insulation, drywall, carpentry work, cement and lumber. These shortages can be more severe during periods of strong demand for housing. Certain of these materials, including lumber and cement in particular, have experienced volatile price swings. Similar shortages and price increases in the future could cause delays in and increase the cost of our home construction which in turn would adversely affect our operating results.

Possible Shortage of Land for Purchase and Development; Inventory Risks--We may be unable to acquire or hold land suitable for development, which would adversely affect our results of operations

     Our success in developing, building and selling homes depends in part on the availability of suitable undeveloped land at acceptable prices. The availability of suitable undeveloped land for purchase at a favorable price depends on a number of factors beyond our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. Should suitable land opportunities become less available, our operating results could be adversely affected.

     Land inventory risk can be substantial for homebuilders. The market value of undeveloped land, suitable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in substantial losses in a poorly performing market, which would adversely affect our operating results.

We Are Subject to Extensive Governmental Regulation--Regulations governing our business may be costly and time consuming to comply with, which would impair our ability to operate profitably

     Our development and homebuilding operations are subject to environmental, building, worker health and safety, zoning and real estate regulations by various federal, state and local authorities. These regulations, which affect all aspects of the development and homebuilding process, including development, design, construction and sales, can substantially delay or increase the costs of development and homebuilding activities. In addition, regulations governing environmental and health matters may prohibit or severely restrict homebuilding activity in environmentally sensitive regions.

     New housing developments, particularly in California, may be subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the prices of our homes, which in turn could adversely affect our operating results.

     During the development process, we must obtain the approval of various governmental authorities that regulate matters such as:

     .  permitted land uses and levels of density;

     .  the installation of utility services, such as water and waste disposal;
        and

     . the dedication of acreage for open space, parks, schools and other community services.

     The approval process can be costly, lengthy and cause significant delays in the development process. In addition, changes in local circumstances or laws may require additional approvals or modifications to approvals previously obtained, which can result in further delays.

Such delays in the development process can cause substantial increases to development costs, which in turn could adversely affect our operating results.

Risk of Natural Disasters--We are at risk of loss and increased expense from adverse weather conditions, natural disasters and acts of god that we cannot predict or control

     We are vulnerable to the risks associated with adverse weather conditions and natural disasters, including:

     .  unusually heavy or prolonged rain;

     .  earthquakes;

     .  fires; and

     .  floods.

     Such conditions can adversely affect our operations in the markets in which they occur. In addition, California has periodically experienced drought conditions which result in water conservation measures and sometimes water rationing in municipalities in which we do business. Restrictions by governmental agencies on construction activity as a result of limited water supplies could adversely affect our operating results.

Reliance on Key Management--We are highly dependent on certain key individuals, who may be difficult or impossible to replace if we were to lose their services

     New Millennium's future performance will depend to a significant extent upon the efforts and abilities of certain key members of senior management, including Greg R. Petersen, the President and Chief Executive Officer, and Louis Malone, Executive Vice President and Los Angeles Division Manager. The loss of the services of any of these members of senior management could have a material adverse effect on New Millennium and there can be no assurance that a suitable replacement could be found.

                 BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER
                           AND CONSENT SOLICITATION

Terms of the Exchange Offer and Consent Solicitation

     Upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation and in the accompanying Letter of Transmittal and Consent, we are offering to exchange all $126 million aggregate outstanding principal amount of our Senior Notes. For each $1,000 principal amount of Senior Notes, we will give holders of Senior Notes:

     .  New Notes with a principal amount equal to $927.32; and

     . One Preferred Share with a distribution and liquidation preference of $595.24.

     New Notes will be issued only in integral multiples of $1,000. We will pay cash in lieu of any principal amount of New Notes that is not an integral multiple of $1,000. As a result of the Offer, New Notes with an aggregate principal amount of $116,843,000 and 126,000 Preferred Shares with an aggregate distribution and liquidation preference of $75,000,000 will be issued.

     The Offer is subject to the satisfaction or waiver by us of each condition described in the section entitled "Conditions to the Offer" below, including the condition that of 100% of the outstanding Senior Notes be validly tendered and not withdrawn and the Amendment Condition. Each of these conditions must be satisfied on or before 5:00 P.M. New York City time on the Expiration Date unless waived by us in our sole and absolute discretion. If all of the conditions to the Offer are not satisfied or waived by us prior to 5:00 P.M. New York City time on the Expiration Date, all Senior Notes previously tendered and not properly withdrawn will be returned to the holder tendering such Senior Notes as promptly as practicable after the Expiration Date.

     In connection with the issuance of the Senior Notes and the Company's common shares in September 1997, the Company entered into the Registration Rights Agreements which obligated the Company to file shelf registration statements with the SEC covering the resale of the Senior Notes and common shares of New Millennium by specified dates, or pay Liquidated Damages. The Company has not filed registration statements covering the resale of the Senior Notes or the common shares, and accordingly Liquidated Damages may have accrued. The aggregate amount of Liquidated Damages that would have been accrued and unpaid as of June 30, 2000 was approximately $4 million. Holders who tender their Senior Notes in the Offer are obligated to irrevocably waive all rights to receive Liquidated Damages otherwise payable pursuant to the Registration Rights Agreements. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes in connection with the delivery of Senior Notes for exchange will be deemed to constitute the irrevocable waiver of all such rights.

     As a part of the Offer, we are soliciting Consents from the holders of Senior Notes to the Proposed Amendments set forth in Annex I attached hereto and incorporated by this reference.

     If the Proposed Amendments become effective, the Proposed Amendments would:

     . delete the covenants contained in the sections or articles of the Indenture entitled: 4.2, Offices for Payments, etc; 4.8, Payment of Taxes and Other Claims; 4.9, Maintenance of Properties; 4.10, Maintenance of Insurance; 4.11, Compliance with Laws; 4.13, Limitation on Issuances and Dispositions of Capital of Subsidiaries; 4.14, Limitation on Restricted Payments; 4.15, Limitation on Transactions with Affiliates; 4.17, Limitation on Payment Restrictions Affecting Subsidiaries; 4.18, Limitation on Investments; 4.19, Waiver of Stay, Extension or Usury Laws; 4.20, Limitation on Incurrence of Indebtedness; 4.21, Additional Subsidiary Guaranties; 4.22, Limitation of Liens; 4.23, Payment for Consent; 4.24, Real Property Acquisitions; 4.25, Maintenance and Alterations; 4.26, Certain Environmental Matters; and Section 6.1, Merger, or Consolidation;

     . amend Section 4.5, Compliance Certificate, Notices of Default; Section 4.6, Securities and Exchange Commission Reports; Section 4.16, Limitation on Asset Sales; and Section 6.2, Successor Corporation Substituted as set forth in Annex I to this Exchange Offer and Consent Solicitation;

     . amend or delete certain events of default in the Indenture, as set forth in Annex I to this Exchange Offer and Consent Solicitation;

     . amend or delete certain restrictive covenants contained in the Security Document, as set forth in Annex I to this Exchange Offer and Consent Solicitation; and

     .  make certain conforming and related changes.

     No holder may tender the holder's Senior Notes for exchange without delivering the Consents.

     Any holder who does not elect to participate in the exchange pursuant to the terms and conditions of this Exchange Offer and Consent Solicitation will not be deemed to have granted their Consents, unless the holder otherwise does so affirmatively in writing. Senior Notes not validly tendered for exchange, if any, will remain outstanding as obligations of New Millennium.

     In order to become effective, valid Consents must be received from holders of at least a majority of the outstanding principal amount of the Senior Notes. Consents will not be counted toward determining whether the Amendment Condition has been satisfied unless we are prepared, subject to the terms and conditions set forth in this Exchange Offer and Consent Solicitation, to accept the tender of the Senior Notes to which such Consents relate for exchange or waive any defects in such tender. Consents of a holder will not be counted if the tender of the holder's Senior Notes does not conform to the requirements set forth in the section of this Exchange Offer and Consent Solicitation entitled "Procedures for Tendering Senior Notes and Delivery of Consents" and the defect is not cured prior to 5:00 P.M. New York City time, on the Expiration Date, or waived by us in our sole discretion. See "--Conditions to the Offer."

     The transfer of Senior Notes on the register of New Millennium will not have the effect of revoking any Consent previously given by the holder of such Senior Notes. See "--Withdrawal Rights." Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes in connection with the delivery of Senior Notes for exchange will be deemed to constitute the delivery of a Consent to the Proposed Amendments.

     New Millennium has had discussions with substantially all holders of the Senior Notes regarding the terms of the Offer. Holders of more than 85% of the outstanding principal amount of Senior Notes have indicated that they will support the Offer and tender their Senior Notes for exchange. New Millennium believes that it is in the best interests of New Millennium and the holders of Senior Notes to restructure the Senior Notes outside of a Chapter 11 reorganization case, under the United States Bankruptcy Code, due to the increased costs, time delays, negative impact upon goodwill and reputation, and possible adverse consequences to New Millennium's business operations associated with a bankruptcy proceeding.

     However, if the Offer is not consummated because less than 100% of the Senior Notes are tendered for exchange or for any other reason, New Millennium may decide to file for relief under Chapter 11 of the United States Bankruptcy Code and propose a plan of reorganization in which the Senior Notes would be exchanged for New Notes and Preferred Shares on substantially the same terms as described in this Exchange Offer and Consent Solicitation (the "Plan"). In order to validly tender Senior Notes for exchange in the Offer, holders of Senior Notes will be obligated to agree that if the Offer is not consummated and New Millennium files for Chapter 11 relief, they will consent to and support the Plan (the "Support Agreement"). The Support Agreement will require the tendering holders to, without limitation,

     . vote to accept the Plan and take reasonable efforts to obtain confirmation of the Plan;

     . not agree to, consent to, recommend or vote for any plan of reorganization that contains terms inconsistent with the Plan; and

     . not object to or otherwise commence any proceedings to oppose or alter the Plan or take any action that is inconsistent with, or that would delay solicitation, confirmation, effectiveness or substantial consummation of the Plan.

Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes will be deemed to constitute delivery of the Support Agreement.

     If the Offer is not consummated, the Company is unable otherwise to restructure the Senior Notes and the Company does not file for Chapter 11 relief, the Company may wind up its affairs and dissolve. If New Millennium were to dissolve and distribute its assets to our creditors, including the holders of the Senior Notes, we cannot assure you that the assets would be sufficient to pay holders of Senior Notes all of the principal amount and accrued and unpaid interest on the Senior Notes, or any Liquidated Damages.

Expiration Date; Extensions; Amendments

     The Expiration Date will be August 10, 2000 at 5:00 P.M., New York City time, unless the Company, in its sole discretion, extends the Offer, in which case the Expiration Date will be the latest date and time to which the Offer is extended.

     In order to extend the Exchange Offer and Consent Solicitation, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of the extension, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     During any extension of the Offer, all Senior Notes previously tendered and not withdrawn will remain subject to the Offer and may be accepted for exchange at the expiration of the Offer subject to the right, if any, of a tendering holder to withdraw its previously tendered Senior Notes. See "--Withdrawal Rights."

     Except as otherwise provided herein, withdrawal rights with respect to Senior Notes tendered pursuant to the Offer will not be extended or reinstated as a result of an extension or amendment of the Offer. See "--Withdrawal Rights." Our reservation of the right to delay acceptance for exchange of Senior Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Senior Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the Offer.

     We reserve the right, in our sole and absolute discretion:

     . to delay accepting any Senior Notes or delay implementing the Proposed Amendments;

     .  to extend the Offer;

     . to terminate the Offer, whether or not any of the conditions set forth below under "Conditions to the Offer" have been satisfied; and

     . to amend the terms of the Offer in any manner by giving oral or written notice of a delay, extension, termination or modification to the Exchange Agent.

     If the Offer is amended in a manner we determine to constitute a material change, we will promptly disclose the amendments by means of a public announcement or a supplement to this Exchange Offer and Consent Solicitation that will be distributed to the record holders of the Senior Notes.

     Without limiting the manner in which we may choose to make a public announcement of any extension, delay, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case we will have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     If we make a material change in the terms of the Offer, or the information concerning the Offer, or waive any condition to the Offer that results in a material change to the circumstances of the Offer, then we will disseminate additional Exchange Offer and Consent Solicitation materials to the extent required under the Exchange Act and will extend the Offer to the extent required in order to permit holders of Senior Notes adequate time to consider such materials. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, will depend upon the specific facts and circumstances, including the relative materiality, of the terms or information.

Conditions to the Offer

     Our obligation to consummate the Offer is conditioned upon the satisfaction of the condition that 100% of the outstanding Senior Notes have been validly tendered and not withdrawn and the Amendment Condition, as well as the following conditions:

     . No legal action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency directly or indirectly with respect to the Offer or which, in our sole judgment, may materially adversely affect our business, operations or condition (financial or other);

     .  There shall not have occurred:

          - any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange;

          - a declaration of a banking moratorium by United States authorities or any governmental agency in the United States;

          - the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

          - a material adverse change in general economic, political or financial conditions, if the effect of any economic, political or financial conditions on the financial markets of the United States shall be such as, in the sole judgment of the Company, shall make it impracticable to consummate the Offer;

          - any change or development involving a prospective change in or affecting the business or financial affairs of the Company which, in our sole judgment, would materially impair the contemplated benefits of the Offer to us;

     . No statute, rule or regulation shall have been proposed or enacted, nor shall any action have been taken by any governmental authority, which, in our sole judgment, would or might prohibit, restrict or delay consummation of the Offer as presently proposed or materially impair the contemplated benefits of the Offer to us; and

     . There shall not exist, in our sole judgment, any other actual or threatened legal impediment to the acquisition of the Senior Notes or the issuance of the New Notes or the Preferred Shares.

     If the Offer should be withdrawn because any condition has not been satisfied, the Senior Notes previously tendered will be returned without expense to the tendering holders as promptly as practicable following the withdrawal.

     The conditions to the Offer are for our sole benefit and may be asserted by us, in our sole discretion, regardless of the circumstances giving rise to any condition (including any action or inaction by us). Additionally, any condition may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. If any of the conditions are not satisfied, we may, subject to applicable law:

     . terminate the Offer and return all Senior Notes tendered pursuant to the Offer to the tendering holders,

     . extend the Offer and retain all tendered Senior Notes until the extended Expiration Time,

     .  amend the terms of the Offer in any respect, or

     . waive the unsatisfied condition or conditions with respect to the Offer and accept all validly tendered Senior Notes.

     See "--Expiration Date; Extensions; Amendments" and "--Procedures for Tendering Senior Notes and Delivery of Consents."

     Our failure at any time to exercise the right to assert to satisfaction of a condition shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

Procedures for Tendering Senior Notes and Delivery of Consents

     The tender of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date (and the failure to properly withdraw such Senior Notes after they have been tendered) pursuant to the Offer and in accordance with the procedures described below shall be deemed to constitute the delivery of a waiver of any rights to receive Liquidated Damages and a delivery of Consents with respect to the Senior Notes tendered. The tender of a holder's Senior Notes as set forth below and our acceptance of the tendered Senior Notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Exchange Offer and Consent Solicitation. Except as set forth below, a holder who wishes to tender Senior Notes for exchange pursuant to the Offer must transmit the Senior Notes, together with a properly completed and duly executed Letter of Transmittal and Consent, including all other documents required by the Letter of Transmittal and Consent, to the Exchange Agent at the address set forth on the back cover page of this Exchange Offer and Consent Solicitation prior to 5:00 P.M., New York City time, on the Expiration Date.

     The method of delivery of Senior Notes, Letters of Transmittal and Consent and all other required documents is at the election and risk of the holder. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. instead of delivery by mail, we recommend that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

     Each signature on a Letter of Transmittal and Consent or a notice of withdrawal, as the case may be, must be guaranteed unless the Senior Notes surrendered for exchange pursuant hereto are tendered:

     . by a registered holder of the Senior Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal and Consent; or

     .  by an Eligible Institution (as defined).

     In the event that a signature on a Letter of Transmittal and Consent or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal and Consent is signed by a person other than the registered holder of the Senior Notes, the Senior Notes surrendered for exchange must either be:

     . endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution; or

     . accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution.

     The term "registered holder" as used herein with respect to the Senior Notes means any person in whose name the Senior Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Senior Notes tendered for exchange or Consents delivered (or deemed delivered) pursuant to the Offer will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Senior Notes not validly tendered and to reject any Senior Notes the Company's acceptance of which might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to particular

Senior Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Senior Notes and deliver Consents in the Offer). The interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Consent and the instructions thereto), by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Senior Notes for exchange must be cured within such period of time as we shall determine in our sole discretion. We will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Senior Notes for exchange but we will not incur any liability for failure to give such notification. Tenders of the Senior Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal and Consent, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal and Consent is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to us, in our sole discretion, of the person's authority to so act must be submitted.

     Any beneficial owner of the Senior Notes whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes in the Offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the Letter of Transmittal and Consent and tendering Senior Notes, make appropriate arrangements to register ownership of the Senior Notes in the beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

     Holders who wish to tender their Senior Notes and whose Senior Notes are not immediately available or who cannot deliver their Senior Notes or any other documents required by the Letter of Transmittal and Consent to the Exchange Agent prior to the Expiration Date, may tender their Senior Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal and Consent. Pursuant to those procedures:

     . the tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal and Consent) must be signed by the holder;

     . on or prior to the Expiration Date, the Exchange Agent must have received from the holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Senior Notes, and the principal amount of tendered Senior Notes, stating that the tender is being made by the Notice of Guaranteed Delivery and guaranteeing that, within four business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Senior Notes, a duly executed Letter of Transmittal and

        Consent and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and

     . the properly completed and executed documents required by the Letter of Transmittal and Consent and the tendered Senior Notes in proper form for transfer must be received by the Exchange Agent within three business days after the Expiration Date. Any holder who wishes to tender Senior Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal and Consent relating to such Senior Notes prior to 5:00 P.M., New York City time, on the Expiration Date.

Acceptance of Senior Notes for Exchange; Delivery of New Notes and Preferred
     Shares

     Upon satisfaction or waiver of all conditions to the Offer, including the condition that 100% of the outstanding Senior Notes be validly tendered and not withdrawn and the Amendment Condition, we will accept any and all Senior Notes that are validly tendered and not properly withdrawn in the Offer prior to 5:00 P.M., New York City time on the Expiration Date. We will deliver the New Notes and the Preferred Shares issued in the Offer to holders promptly after acceptance of the Senior Notes. For purposes of the Offer, we shall be deemed to have accepted validly tendered Senior Notes and Consents when, as, and if we have given oral or written notice of acceptance to the Exchange Agent.

     In all cases, delivery of the New Notes and the Preferred Shares will be made only after timely receipt by the Exchange Agent of the Senior Notes, a properly completed and duly executed Letter of Transmittal and Consent and all other required documents. However, we reserve the absolute right to waive any defects or irregularities in the tender or conditions to the Offer. If any tendered Senior Notes are not accepted for any reason, the unaccepted Senior Notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Offer.

Withdrawal Rights

     Tenders of Senior Notes and related Consents may be withdrawn by delivery of a written, telegraphic, telex or telecopy notice to the Exchange Agent, at its address set forth on the back cover page of this Exchange Offer and Consent Solicitation, at any time prior to 5:00 P.M., New York City time, on the Expiration Date. Any such telegraphic, telex or telecopy notice of withdrawal must:

     . specify the name of the person having deposited the Senior Notes to be withdrawn (the "Depositor");

     . identify the Senior Notes to be withdrawn (including the certificate number or numbers and principal amount of the Senior Notes);

     . be signed by the holder requesting withdrawal in the same manner as the original signature on the Letter of Transmittal and Consent by which the Senior Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an Eligible Institution together with the other documents required upon transfer; and

     . specify the name in which the Senior Notes are to be re-registered, if different from the Depositor, pursuant to the documents of transfer.

     Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion. Senior Notes that are properly withdrawn will be deemed not to have been validly tendered for Exchange, and the related Consents will be deemed not to have been validly delivered, for purposes of the Offer. Any Senior Notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Senior Notes may be retendered by following one of the procedures described under "The Exchange Offer and Consent Solicitation-- Procedures for Tendering Senior Notes and Delivery of Consents" at any time on or prior to 5:00 P.M. New York City time on the Expiration Date.

The Exchange Agent; Assistance

     U.S. Bank Corporate Trust is the Exchange Agent. All tendered Senior Notes, executed Letters of Transmittal and Consent and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Exchange Offer and Consent Solicitation, the Letter of Transmittal and Consent and other related documents should be addressed to the Exchange Agent as follows:

                                 Exchange Agent
                         By Hand or Overnight Courier:
                           U.S. Bank Corporate Trust
                               180 E. 5th Street
                           St. Paul, Minnesota 55101
                            Attn: Default Processing


                        By Registered or Certified Mail:
                           U.S. Bank Corporate Trust
                               180 E. 5th Street
                           St. Paul, Minnesota 55101
                            Attn: Default Processing


                                 By Facsimile:
                                 (651) 244-1142


                             Confirm by Telephone:
                                 (612) 973-5840


Fees and Expenses

     All expenses incident to New Millennium's consummation of the Offer will be borne by us, including, without limitation:

     . printing expenses (including, without limitation, expenses of printing certificates for the New Notes and the Preferred Shares and of printing the Exchange Offer and Consent Solicitation);

     .  messenger, telephone and delivery expenses;

     .  fees and disbursements of our counsel;

     .  fees and disbursements of independent certified public accountants;

     .  New Millennium's internal expenses; and

     . reasonable and customary fees and out-of-pocket expenses incurred by the Exchange Agent in connection with its services relating to the Offer.

     We have not retained any dealer-manager in connection with the Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Offer. However, we will pay the Exchange Agent reasonable and customary fees for their services and will reimburse it for its reasonable out-of-pocket expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of Senior Notes pursuant to the Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Senior Notes pursuant to the Offer, then the amount of transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of taxes or exemption is not submitted with the Letter of Transmittal and Consent, the amount of transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

     New Millennium will allocate the net carrying value of the Senior Notes to the New Notes and Preferred Shares based on their projected cash flows. The GAAP rules do not consider either the periods in which payments may occur, or the likelihood that payments will occur, in arriving at these values. Accordingly, the values assigned should not be construed to represent the relative or actual fair values of the New Notes and Preferred Shares for tax or any other purposes. The net carrying value attributed to the Senior Notes includes the principal amount of the Senior Notes net of the discount that has yet to be accreted, accrued interest, and unamortized loan fees. The Preferred Shares will be accreted to their aggregate distribution and liquidation preference of $75 million. The discount on the New Notes will be amortized as additional interest cost and capitalized to projects, as appropriate. The accretion of the Preferred Shares will occur ratably from issuance over the life of the New Notes, and the amortization of the discount on the New Notes will occur over the life of the New Notes and the Preferred Shares.

Resales of the New Notes and the Preferred Shares

     The New Notes and the Preferred Shares to be issued in the Offer will be "restricted securities." Therefore, a holder of the New Notes or the Preferred Shares will not be able to sell or transfer the New Notes or the Preferred Shares received in the exchange unless the sale or transfer is registered under the Securities Act or is made pursuant to an available exemption from registration under applicable securities laws. We have not issued any publicly traded securities and do not file any periodic reports with the SEC, nor do we intend to register the New Notes or the Preferred Shares under the Securities Act or grant registration rights in connection with their issuance. There is no current public market for the New Notes or the Preferred Shares, nor do we anticipate that a public market will develop for the New Notes or the Preferred Shares in the future.

                    CONSEQUENCES TO HOLDERS OF SENIOR NOTES
                        IF THE OFFER IS NOT CONSUMMATED

     In connection with the Offer, the Company is soliciting the agreement (the "Support Agreement") of holders who tender their Senior Notes for exchange, which will be effective only if the Offer is not consummated and valid Support Agreements are properly furnished by the Expiration Date with respect to a sufficient principal amount of Senior Notes required to approve the Plan described below in a Chapter 11 proceeding. Pursuant to the Support Agreement, tendering holders will consent to and support a plan of reorganization under Chapter 11 of the Bankruptcy Code which provides for treatment of the Senior Notes in a bankruptcy case under Chapter 11 of the Bankruptcy Code that is substantially similar to the treatment of the Senior Notes proposed in the Offer (the "Plan"). Such support shall include, without limitation,

     . voting to accept the Plan and taking reasonable efforts to obtain confirmation of the Plan, even if the Plan involves a "cramdown" under
        Section 1129(b) of the Bankruptcy Code of classes of claims or equity interests other than the class that includes the Senior Notes,

     . not agreeing to, consenting to, recommending or voting for any plan that contains terms inconsistent with the Plan, and

     . not objecting to or otherwise commencing any proceeding to oppose or alter the Plan or taking any action that is inconsistent with, or that would delay solicitation, confirmation, effectiveness or substantial consummation of the Plan.

     If the Offer is not consummated but the Support Agreements become effective, a tendering holder's rights to sell or transfer the Senior Notes will be restricted, and each tendering holder will be required to hold Senior Notes in certificated form. Pursuant to the Support Agreements, any tendering holder will agree not to transfer, sell, assign, encumber or otherwise dispose of the beneficial ownership of the holder's Senior Notes, unless the holder provides evidence satisfactory to the Company that the holder's transferee (and, if different, the beneficial owner of the Senior Notes so transferred) has agreed in writing in form and substance satisfactory to the Company that the transferred Senior Notes are subject to the terms of the Support Agreement, and that the transferee (and, if different, the beneficial owner) has agreed to be bound by the terms of the Support Agreement. The restriction on transfer will be noted on the Senior Notes with respect to which Support Agreements are received, and no Senior Notes subject to Support Agreements may be transferred unless the holder delivers to the Company an opinion of counsel in form and substance satisfactory to the Company in its sole discretion that the transferee has agreed to and is bound by the Support Agreements.

     In order to validly tender Senior Notes for exchange, holders of Senior Notes will be obligated to deliver the Support Agreement. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal and Consent by a holder of Senior Notes prior to 5:00 P.M. New York City time on the Expiration Date in connection with the delivery of Senior Notes will be deemed to constitute delivery of the Support Agreement.

             CONSIDERATIONS FOR HOLDERS OF SENIOR NOTES WHO ELECT
                      NOT TO PARTICIPATE IN THE EXCHANGE

The following considerations, in addition to the other information set forth in this Exchange Offer and Consent Solicitation, should be considered carefully prior to determining whether or not to tender Senior Notes and consent to the Proposed Amendments.

Effect of the Proposed Amendments

     If the Offer is consummated and the Proposed Amendments become effective, holders of Senior Notes that are not properly tendered for exchange for any reason will no longer be entitled to the benefits of substantially all of the restrictive covenants, certain of the event of default provisions and certain other provisions of the Senior Notes Indenture and Security Document after those provisions have been eliminated or modified by the Proposed Amendments. The Proposed Amendments would amend the Senior Notes Indenture and Security Document to delete most restrictive provisions, including, without limitation, covenants relating to our ability to incur indebtedness, pay dividends, engage in asset sales, merge or consolidate with another entity, incur liens, make payments or other distributions to affiliates, enter into business relationships with affiliates, and take other actions that would otherwise be restricted under the Senior Notes Indenture and Security Document. The elimination or modification of those provisions would permit us to take actions that could increase the credit risks faced by the holders of any remaining Senior Notes, adversely affect the market price of any remaining Senior Notes or otherwise be adverse to the interests of the holders of any remaining Senior Notes. While we anticipate that we will be subject to restrictive covenants contained in other debt agreements, holders of Senior Notes, if any, will not be able to enforce those covenants and those covenants will be subject to change without the consent of holders, if any, of Senior Notes.

     We may manage our business in a manner that otherwise might have been prohibited under the Senior Notes Indenture and Security Document prior to the effectiveness of the Proposed Amendments. The Proposed Amendments might have a material adverse effect on the value of the Senior Notes resulting from, among other things, the increased ability of New Millennium to incur debt, incur liens, pay dividends, make transfers of funds or other assets, or merge or consolidate with another entity.

     The Proposed Amendments will not relieve us from our obligation to make scheduled payments of principal and accrued interest in accordance with the terms of the Senior Notes and the Senior Notes Indenture (as amended by the Proposed Amendments, assuming consummation of the Offer), on Senior Notes, if any, not exchanged pursuant to the Offer. The Proposed Amendments will not eliminate nor otherwise modify any collateral securing the Senior Notes or eliminate any guarantees of the Senior Notes.

     See "Annex I-The Proposed Amendments" for more detailed information regarding the Proposed Amendments.

Adverse Effects on Trading Market for the Senior Notes

     An issue of debt securities with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt securities with a greater float. Therefore, the market price for Senior Notes, if any, not tendered for exchange may be adversely affected because of reduced float. The reduced float may also tend to make the trading price more volatile. We cannot assure you that any trading market will exist for Senior Notes, if any, following consummation of the Offer. The extent of the market for Senior Notes, if any, following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount, if any, of the Senior Notes after the Offer and the number of remaining holders, if any.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of New Millennium as of March 31, 2000 and as adjusted to reflect the consummation of the Offer as if it occurred on that date. The table should be read in conjunction with the audited consolidated financial statements of New Millennium and related notes and the unaudited consolidated financial statements of New Millennium and related notes included in this Exchange Offer and Consent Solicitation.

                                                                                      As of March 31, 2000
                                                                            ---------------------------------------
                                                                               Actual                    Adjusted
                                                                            ---------------          --------------
                                                                                      (Dollars in Thousands)

Cash and cash equivalents..........................................         $        380               $        380
                                                                            ============               ============
Loan fees on senior secured notes, net of amortization.............                  817                          -
                                                                            ============               ============
Accrued interest on Senior Notes...................................                8,259                          -
                                                                            ============               ============
Notes Payable:
Notes payable......................................................               42,939                     42,939
Senior Notes, net of discount......................................              116,316                         --
New Notes..........................................................                   --                     75,242
                                                                            ------------               ------------
   Total notes payable.............................................              159,255                    118,181
                                                                            ------------               ------------
Members' equity:
   Preferred Shares................................................                    -                     48,516
   Common Shares, no stated par value
       Authorized 30,000,000 shares; issued and outstanding
       20,182,951 and 20,026,156 shares, respectively..............               78,210                     78,210

   Deferred compensation...........................................                  (98)                       (98)
   Accumulated deficit.............................................              (42,583)                   (42,583)
                                                                            ------------               ------------
       Total members' equity.......................................               35,529                     84,045
                                                                            ------------               ------------
       Total capitalization........................................         $    194,784               $    202,226
                                                                            ============               ============

                            SELECTED FINANCIAL DATA

     The following tables set forth selected audited and unaudited consolidated financial information of New Millennium. The selected consolidated financial information for the period from September 4, 1997 (inception) to December 31, 1997 (fiscal year 1997) and for the fiscal years ended December 31, 1998 and 1999 was derived from the audited consolidated financial statements of New Millennium for each of the corresponding fiscal years. The selected consolidated financial information for the three months ended March 31, 1999 and 2000 was derived from the unaudited consolidated financial statements of New Millennium for those periods. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information. The operating results for the three months ended March 31, 2000 are not necessarily indicative of results for the full fiscal year. The information presented below should be read in conjunction with the audited consolidated financial statements and related notes, the unaudited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Exchange Offer and Consent Solicitation.

                             (Dollars in Thousands)

                                                                        Years Ended December 31,        Three Months Ended March 31,
                                                                --------------------------------------- ----------------------------
                                                                      1997
                                                                (from inception)    1998        1999       1999              2000
                                                                ----------------  --------     --------  --------          --------
Income Statement Data:
SALES:
 Sales of homes...............................................  $16,910           $ 21,017    $ 36,943   $ 9,158           $16,850
 Sales of land................................................    5,510             76,775      11,670     5,495                 -
Cost of homes sold............................................   15,658             19,749      32,262     8,208            14,750
Cost of land sold.............................................    5,096             72,158      11,373     5,395                 -
Write down of projects to net realizable value................        -                 -        8,400         -                 -
Selling, general and administrative expenses..................    3,283             12,206       8,894     2,008             1,732
Bad debt write off............................................        -              4,679           -         -                 -
Reorganization value amortization, including
impairment charge in 1999.....................................    1,872              5,615      22,898     1,404               478
Other income, net.............................................      731              4,704       6,918       745               492
Interest incurred.............................................    7,366             22,562      23,880     5,323             6,381
Interest capitalized..........................................   (7,366)           (22,562)    (23,880)   (5,323)           (6,381)
Net income (loss).............................................   (2,758)           (11,911)    (28,296)   (1,617)              382
Ratio of earnings to fixed charges (1)........................       (2)                (2)         (2)        0.09          0.25t

Other Data:
 EBITDA (3)...................................................  $21,946           $ 87,178    $ 35,686   $ 9,414          $ 8,055

                                                                    Years Ended December 31,               As of March 31,
                                                                ----------------------------------   ---------------------------

                                                                      1997            1998        1999        1999        2000
                                                                (from inception)
                                                                ----------------    --------    --------    --------    -------
Balance Sheet Data:
Real estate projects..........................................         $178,797     $164,107    $200,886    $166,993    $198,313

Total assets..................................................          240,720      203,697     213,623     204,840     209,808

Total long-term debt..........................................          111,672      113,712     115,790     114,228     116,316

Total members' equity.........................................           72,550       61,872      35,094      60,550      35,529

-------------------------------
(1) For purposes of this ratio, earnings equal income (loss) before fixed charges, and fixed charges include interest incurred, loan fees and accretion of discount on the Senior Notes.

(2) Earnings were insufficient to cover fixed charges by $9,785 in 1997, $29,369 in 1998, $46,432 in 1999, $4,840 for the three month period ended March 31, 1999 and $4,760 for the three month period ended March 31, 2000.

(3) EBITDA means net income before interest, taxes, depreciation and amortization and non-cash charges. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of cash flows or as a measure of liquidity. EBITDA is presented solely as supplemental disclosure because management believes it is a widely used measure of operating performance in our industry. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented here may not be comparable to the similarly titled measures presented by other companies.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The following summary is qualified in its entirety by the more detailed information and financial data, including the audited consolidated financial statements and related notes and our unaudited consolidated financial statements appearing in this Exchange Offer and Consent Solicitation. References to fiscal years refer to years ending December 31.

General

     New Millennium Homes, LLC was formed in September 1997. Pursuant to and in accordance with the Fourth Amended Joint Plan of Reorganization all assets of Baldwin Builders ("BB") were transferred to Baldwin Builders Contractors as required by the Plan ("BBKL") (BB and BBKL are sometimes collectively referred to herein as the "Debtors"). Concurrently with completion of these transfers, Baldwin Builders Contractors merged with and into New Millennium Homes, LLC, which thereupon succeeded to ownership of all assets vested in the Debtors as of the confirmation of the Plan in August, 1997. The assets were concurrently transferred into two subsidiary companies, NM Homes One, Inc. and NM Homes Two, Inc.

     All operations and payroll are managed out of NM Homes One, Inc. Land held for future development was transferred into NM Homes Two, Inc. Housing developments from the Debtors were continued in Orange County and San Diego County by operations managed under NM Homes One, Inc. These housing developments have been built out and were sold by March 31, 2000, with the exception of the Summit Ridge project, which is expected to be sold out by June 30, 2000. Land held for sale by NM Homes Two, Inc. had been sold by May 2000, with the exception of Brownfield in San Diego County.

     NM Homes One, Inc. received two Orange County housing developments from the Debtors, Summit Ridge in Anaheim Hills and Palermo in Portola Hills. NM Homes One, Inc. built out these developments and sold them by March 31, 2000, which the exception of 14 units remaining to close at Summit Ridge. NM Homes One, Inc. built 214 units in the Summit development and 113 units in the Palermo development. In addition, Summit land comprising 58 lots was sold in 1997 and 167 lots were sold in 1998.

     NM Homes One, Inc. inherited two sets of San Diego County housing developments from the Debtors: Telegraph Canyon and Paloma. Telegraph Canyon had two projects, Crossings and Classics. NM Homes One, Inc. built out and sold 45 Crossings and 29 Classics. The remaining Telegraph Canyon land comprising 89 lots was sold in 1998.

     Paloma, NM Homes One, Inc.'s other San Diego housing development, had two projects, which originated with the Debtors, Villas and Alicante. NM Homes One, Inc. completed these projects, building out and selling 10 Villas' units and 22 Alicante units. NM Homes One, Inc. began development on the remaining Paloma land, building models and constructing units under projects named Sonora and Loretto. These projects (models, houses under construction and empty lots, all totaling 800 lots), were sold to Kaufman and Broad in 1998.

     In January 1999, NM Homes One, Inc. sold its Carmel Del Mar property of 99 high-density units.

     The Los Angeles division received nine units from the Debtors in the Oaks Phase 1 development in Calabasas, four Lang Ranch lots, 445 undeveloped lots in the Calabasas project and undeveloped land in Ventura County. The nine Oaks' units were sold in 1997 and early 1998. The four Lang Ranch units were built out and sold in 1998. In June 1999, through a settlement agreement reached with the Baldwin Builders, the Company purchased the remaining 82 lots in the Calabasas project giving NM Homes One, Inc. control of the entire project.

     The undeveloped land in Ventura County was transferred into NM Homes Two, Inc. at the time of the merger. The Ormond Beach-Western L&G property was sold to the Metropolitan Water District in August 1998. In March 1999, the Ito Farms portion of the Ventura County land was traded to Ito Farms for property in Norco. The Norco property was subsequently sold in August 1999. The commercial property in Ventura County was sold in April 1999.

     During 1998 to early 1999, 32 custom lots were purchased in Orange County and seven custom lots were purchased near the Los Angeles office. These custom lots are in various stages of development. Five of the Orange County custom homes were sold by March 31, 2000.

     In late 1998, an apartment site in Costa Mesa was purchased with the intent to develop it into a self-enclosed nine unit detached project. This project was completed in 1999, with six units sold in 1999 and three sold in 2000.

     The Calabasas project is currently under development. Of the 527 lots to be developed, 32 lots have been graded and are ready for the construction of homes by us or sale to third parties. New Millennium is considering retaining 27 of these lots on which to construct and sell homes. Currently, NM Homes One, Inc. is grading an additional 118 lots out of internally generated funds.

Results of Operations

     The Company's results of operations for any period are significantly impacted by a number of factors, including the product mix for the sale of homes and the sale of land. Land sales reflect a unique transaction, as no two land sales are alike. Therefore, land sales revenue does not provide a comparable basis to prior years due to the uniqueness of each piece of property. Product mix for home sales can vary between periods, depending on the types of projects which close and their location.

Three Months Ended March 31, 2000 Compared to March 31, 1999

     Net income for the three months ended March 31, 2000 increased $2.0 million from the comparable period in the prior year, principally as a result of the factors discussed below.

     The Company's first quarter 2000 revenues increased by $2.2 million over 1999 due to increased home sales revenue of $7.7 million, partially offset by reduced land sales revenue of $5.5 million. The Carmel Del Mar property was sold in January 1999, whereas no land was sold in the first quarter of 2000. During the first quarter of 2000, 14 more homes closed compared to the number that closed in the first quarter of 1999. In addition, the average price per home increased in the first quarter 2000 closings because it included four custom homes and six higher priced units from Biscayne Bay and Summit Ridge, as compared to the product mix of closings in 1999.

     Operating expenses during the first quarter of 2000 were lower by $1.2 million over the prior year quarter due to lower reorganization value amortization in 2000 versus 1999, and reduced selling, general and administrative costs. The amortization of the reorganization value was adjusted in 1999 by expensing reorganization value attributable to the various significant land holdings that had been sold. This significantly reduced the monthly amortization rate in 2000. Personnel costs in 2000 were reduced because of reduced staffing commencing in the first quarter of 2000, which was related to the completion of Orange County's production housing.

     Other income (expense) decreased by $253,000 in 2000 from the first quarter in 1999 as a result of the recognition in 1999 of converted bankruptcy accounts payable which were considered to no longer be a valid liability of New Millennium. Partially offsetting the 1999 favorable income was the receipt of $240,000 in proceeds from settlement litigation with insurance companies and a $165,000 gain from the sale of fixed assets during the first quarter of 2000.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Net loss for the year ended December 31, 1999 decreased by $16.4 million from the year ended December 31, 1998, principally due to the factors discussed below.

     The Company's decrease in revenues of $49.2 million from 1998 was due to a decrease in the land sales revenue of $65.1 million, partially offset by an increase of $15.9 million in home sales revenue. In 1998 the Company had several land sales, including the remainder of the Paloma development (800 lots), Summit Area 4a (167 lots), Ormond Beach-Western L&G land and the remainder of Telegraph Canyon Estates (89 lots). In 1999, the Company sold the Carmel Del Mar land (99 lots), the Norco project (82 lots) and a commercial property in Ventura County. The increase in home sales revenue was due to an increase in units sold of 104, partially offset by reduced individual housing prices. The 1998 housing mix was primarily composed of San Diego projects that averaged $209,000 per unit, versus the 1999 housing mix that was composed mainly of lower priced attached units in Orange County averaging $173,000 per unit. A 1999 year-end adjustment of $8.4 million reducing the book value of Otay Ranch and Brownfield to net realizable value unfavorably impacted 1999's gross profit.

     1999 operating expenses increased by $9.3 million from 1998 due to an increase in the amortization of the reorganization value of $17.3 million, partially offset by a decrease of $3.3 million in selling, general and administrative expenses and a decrease of $4.7 million of bad debt write-off expense. The reorganization value was adjusted in 1999 to reflect the disposal of properties as discussed above. 1999 selling, general and administrative expenses declined primarily due to the reduction in professional fees from those incurred in 1998, as well as reduced depreciation expense and personnel costs. Bad debt write-off in 1998 of the

$4.7 million for the Village Development and AMHB notes compared to bad debt write-off of $0 in 1999.

     Other income increased by $2.2 million in 1999 as compared to 1998 due to a variety of factors. In 1999, the Company realized a deposit forfeiture gain of $3.2 million as a result of a default by an affiliate of the former principals of the Debtors under an agreement to purchase the Calabasas property. In May 1999, the Company was awarded a judgment of $973,000 against Village Development for additional carry costs as a result of their actions, which delayed the development of the Calabasas property. In 1999 and 1998, certain accounts payable liabilities carried over from the bankruptcy were written off because the claims related to them were not perfected in bankruptcy. These write-offs amounted to gains of $2.3 million in 1999 and $168,000 in 1998. Partially offsetting these 1999 increases were 1998 legal and insurance settlement proceeds of $2.4 million and $1.7 million, respectively.

Liquidity and Capital Resources

     The Company's real estate development and homebuilding operations are capital intensive and the Company relies upon borrowings and internally generated funds from home sales and land sales to finance its operations. Historically, the debt structure of the Company met its capital requirements through a working capital facility line of credit, construction loans and land loans. The working capital facility line of credit was used to fund the cash requirements of the Company when construction loan funding had not yet occurred. Construction loans would be established to fund construction on a project by project basis. As homes are completed and sold, the sales proceeds are first applied to the specific project construction loan, and then sales proceeds in excess of the construction loan are used as internal financing to fund additional operating cash requirements, or pay down the working capital line of credit. Land loans are used to fund the acquisition of land for home construction. Land loans are generally paid off with either the sale of the undeveloped land or when a construction loan for the property is funded.

     Cash provided from operations was $2.8 million and $2.6 million for the first quarters ended March 31, 2000 and 1999, respectively. For fiscal year 1999, cash used by operations was $29.5 million, and was funded primarily through construction loans and land loans. In fiscal year 1998, cash provided by operations was $8.0 million, and in fiscal year 1997, net cash used by operations was $16.2 million. 1997 cash requirements were funded primarily by the working capital line of credit.

     Cash used in investing activities for the first quarter of 2000 was zero, as compared to $165,000 in the first quarter of 1999. During 1999, net cash provided by investing activities was $1.6 million, as compared to 1998, where cash used for investing activities was $37,000. The 1999 net cash provided was generated by the Village Development note receivable as part of the payment for the 82 lots in Calabasas. 1997 investing activities used $839,000 due to an increase in notes receivables and the purchase of fixed assets.

     Cash used in financing activities for the first quarter of 2000 and 1999 was $3 million and $2.6 million, respectively. During 1999, cash provided by financing activities was $27.9 million, as compared to 1998 where cash of $8.1 million was used in financing activities. Borrowings for the purchase of the 82 lots in Calabasas accounted for most of the increase in cash provided, as well as increased construction loans for custom home construction and the build out of the production housing projects in Anaheim Hills and Portola. 1997 financing activities provided $16.8 million from proceeds of the Senior Notes issuance and increased draws form New Millennium's working capital line of credit.

     With the sale of the Otay Ranch in May 2000, the working capital line of credit was paid off and the facility was terminated. The Company does not have another working capital line of credit, but instead intends to rely for the immediate future on excess proceeds generated from the sale of the Otay Ranch, lot sales in Calabasas and profits generated from the custom home program. The Company intends to obtain a development loan to fund the development of Calabasas, although we cannot assure you that we will be able to obtain one on satisfactory terms or at all.

     The Company currently obtains construction financing for its custom home program from four lenders. Each of the lenders have financed a portion of the custom home program based on their internal underwriting guidelines. One of the Company's lenders has also provided financing for the development of the first phase of Calabasas representing 32 lots which are now complete and ready for home construction. All of the loans are in default as a result of New Millennium's failure to pay interest on the Senior Notes that was due on June 1, 2000. New Millennium is in discussions with all four lenders regarding a waiver of that default. No assurance can be given that we will be successful in obtaining waivers from any or all of these lenders. If we are unable to obtain waivers, and the lenders pursue their remedies, they may foreclose upon the properties that serve as collateral for the loans or proceed against New Millennium, which has guaranteed all these loans.

     One lender has indicated that further development financing may be available if the Company can successfully restructure the Senior Notes and provide the cash reserves in the manner contemplated in the Exchange Offer and Consent Solicitation. We cannot assure you that such financing or alternative financing will be available.

     The Company is currently developing the 118 lots in phase two out of internal funds pending the outcome of the restructuring.

     Current construction loan maturities with the Company's lenders range from nine to 12 months. Interest on currently active construction loans are based on the prime rate plus a margin of 1% to 1.75%. Interest on most of the construction loans is included in an interest reserve at the beginning of the following month.

Inflation

     The Company's business is significantly affected by general economic conditions. Inflation is generally a key factor in the current rate of interest offered on construction loans and mortgage loans of potential buyers. An increase in interest rates increases our costs of construction by increasing the interest paid on construction loans. Also, an increase in mortgage rates could limit a buyer's ability to purchase a home.

     A rising rate of inflation would likely have a long-term impact on the Company's revenues and earning power by reducing demand for homes as a result of correspondingly higher interest rates. In periods of high inflation, the rising costs of land, construction, labor, interest and administrative expenses have often been recoverable through increased selling prices, although this has not always been possible because of high mortgage interest rates and competitive factors in the marketplace.

     Management does not believe that a moderate rate of inflation will have a negative impact on the Company's long-term earnings.

Summarized Quarterly Financial Information

     The table on the following page sets forth certain summarized quarterly financial information for New Millennium.

                  SUMMARIZED QUARTERLY FINANCIAL INFORMATION
                            (Dollars in Thousands)

                                                                             Three Months Ended
                                                     ---------------------------------------------------------------------
                                                     March 31,    June 30,    September 30,   December 31,    March 31,
                                                       1998         1998           1998           1998          1999
                                                     ----------- ------------ -------------- --------------- -------------
Income Statement:
SALES:
Sale of homes......................................    $  9,634   $  4,947       $  2,706       $   3,730    $   9,158
Sale of land.......................................      16,824          -          59,951              -        5,495
                                                     ----------- ------------ -------------- --------------- -------------
Total revenues.....................................      26,458      4,947          62,657          3,730       14,653
                                                     ----------- ------------ -------------- --------------- -------------
COST OF SALES:
Cost of homes sold.................................       9,027      5,246           2,299          3,177        8,208
Cost of land sold..................................      16,067        (1)          56,112           (20)        5,395
                                                     ----------- ------------ -------------- --------------- -------------
Write down of projects to net realizable value                -          -               -              -            -
                                                         25,094      5,245          58,411          3,157       13,603
                                                     ----------- ------------ -------------- --------------- -------------
GROSS PROFIT.......................................       1,364      (298)           4,246            573        1,050
                                                     ----------- ------------ -------------- --------------- -------------
OPERATING EXPENSES:
Selling, general and administrative expenses.......       2,654      2,789           3,831          2,932        2,008
Bad debt write off.................................           -          -               -          4,679            -
Reorganization value amortization..................       1,404      1,404           1,403          1,404        1,404
                                                     ----------- ------------ -------------- --------------- -------------
                                                          4,058      4,193           5,234          9,015        3,412
                                                     ----------- ------------ -------------- --------------- -------------

Loss from operations...............................     (2,694)    (4,491)           (988)        (8,442)      (2,362)
                                                     ----------- ------------ -------------- --------------- -------------

Other income, net..................................       2,146        149           (235)          2,644          745
                                                     ----------- ------------ -------------- --------------- -------------
Net income (loss)..................................    $  (548)   $(4,342)       $ (1,223)      $ (5,798)    $ (1,617)
                                                     =========== ============ ============== =============== =============

Other Data:
   EBITDA..........................................    $ 26,295   $  5,829       $  53,733      $   1,321    $   9,414
   Depreciation and amortization...................       1,527      1,533           1,530          1,534        1,441
   NRV Adjustments.................................           -          -               -              -
   Other non-cash items............................      19,798      2,898          47,378            329        4,267
Consolidated Fixed Charges:
   Interest incurred...............................       5,011      5,232           5,536          4,742        4,807
   Amortization of original issue discount.........         507        508             512            514          516

                                                                       Three Months Ended
                                                    -----------------------------------------------------------
                                                     June 30,   September 30,    December 31,      March 31,
                                                       1999         1999             1999            2000
                                                    ---------- ---------------  --------------  ---------------
Income Statement:
SALES:
Sale of homes....................................     $8,139          $8,232        $11,414      $16,850
Sale of land.....................................      1,500           4,350            325            -
                                                    ---------- ---------------  --------------  ---------------
Total revenues...................................      9,639          12,582         11,739       16,850
                                                    ---------- ---------------  --------------  ---------------
COST OF SALES:
Cost of homes sold...............................      6,931           6,868         10,255       14,750
Cost of land sold................................      1,602           3,925            451            -
Write down of projects to net realizable value             -               -          8,400            -
                                                    ---------- ---------------  --------------  ---------------
                                                       8,533          10,793         19,106       14,750
                                                    ---------- ---------------  --------------  ---------------
GROSS PROFIT.....................................      1,106           1,789        (7,367)        2,100
                                                    ---------- ---------------  --------------  ---------------
OPERATING EXPENSES:
Selling, general and administrative expenses.....      2,219           2,034          2,633        1,732
Bad debt write off...............................          -               -              -            -
Reorganization value amortization................      1,404           1,403         18,687          478
                                                    ---------- ---------------  --------------  ---------------
                                                       3,623           3,437         21,320        2,210
                                                    ---------- ---------------  --------------  ---------------

Loss from operations.............................     (2,517)         (1,648)       (28,687)        (110)
                                                    ---------- ---------------  --------------  ---------------

Other income, net................................      1,110             115          4,948          492
                                                    ---------- ---------------  --------------  ---------------
Net income (loss)................................    $(1,407)        $(1,533)      $(23,739)     $   382
                                                    ========== ===============  ==============  ===============

Other Data:
   EBITDA........................................    $ 7,042         $ 9,007       $ 10,217      $ 8,055
   Depreciation and amortization.................      1,441           1,437         18,721          499
   NRV Adjustments...............................          -               _          8,400            -
   Other non-cash items..........................      1,000           2,839            550          793
Consolidated Fixed Charges:
   Interest incurred.............................      5,490           5,743          5,762        5,855
   Amortization of original issue discount.......        518             521            523          526

     The following table sets forth information regarding the percentage of revenues represented by specific line items in our financial statements:

                                                    Years Ended December 31,         Three Months Ended
                                            -------------------------------------          March 31,
                                                                                     ------------------
                                                   1997
                                             (from inception)  1998        1999        1999        2000
                                            ----------------- ------      -------     -------     ------
Sale of homes........................              75.4%       21.5%       76.0%       62.5%      100.0%
Sale of land.........................              24.6%       78.5%       24.0%       37.5%        0.0%
                                                  ------      ------      ------      ------      ------
Total revenues.......................             100.0%      100.0%      100.0%      100.0%      100.0%
                                                  ------      ------      ------      ------      ------
COST OF SALES:
Cost of homes sold...................              69.9%       20.2%       66.4%       56.0%       87.5%
Cost of land sold....................              22.7%       73.8%       23.4%       36.8%        0.0%
Write down of projects to net                       0.0%        0.0%       17.2%        0.0%        0.0%
                                                  ------      ------      ------      ------      ------
 realizable value....................
                                                   92.6%       94.0%      107.0%       92.8%       87.5%
                                                  ------      ------      ------      ------      ------
GROSS PROFIT (LOSS)..................               7.4%        6.0%       -7.0%        7.2%       12.5%
                                                  ------      ------      ------      ------      ------
OPERATING EXPENSES:
Selling, general and administrative                14.7%       12.5%       18.3%       13.7%       10.3%
 expenses............................
Bad debt write off...................               0.0%        4.8%        0.0%        0.0%        0.0%
Reorganization value amortization....               8.3%        5.7%       47.1%        9.6%        2.8%
                                                  ------      ------      ------      ------      ------
                                                   23.0%       23.0%       65.4%       23.3%       13.1%
                                                  ------      ------      ------      ------      ------
Loss from operations.................             -15.6%      -17.0%      -72.4%      -16.1%       -0.6%
                                                  ------      ------      ------      ------      ------
Other income, net....................               3.3%        4.8%       14.2%        5.1%        2.9%
                                                  ------      ------      ------      ------      ------
Net income (loss)....................             -12.3%      -12.2%      -58.2%      -11.0%        2.3%
                                                  ======      ======      ======      ======      ======
Gross margin from sale of homes......               7.4%        6.0%       12.7%       10.4%       12.5%
Gross margin from sale of land.......               7.5%        6.0%        2.5%        1.8%       N/A

                                    BUSINESS

General

     New Millennium operates through its wholly-owned subsidiaries, NM Homes One, Inc. and NM Homes Two, Inc. Our sole assets are the shares of NM Homes One, Inc. and NM Homes Two, Inc.

Business Strategy

     We currently operate exclusively within Southern California. Historically, New Millennium's business consisted primarily of development for resale and land sales of property acquired from the bankruptcy. In addition, in late 1997 we made the decision to enter the custom home market and began acquiring lots suitable for that business. The Company began its operations with several large tracts of land in Calabasas, Oxnard, San Marcos, Carmel del Mar, Chula Vista, Anaheim Hills, Portola Hills and Oxnard. With the exception of Calabasas and a large industrial property in Chula Vista, all of the original properties have now been sold. Our main focus is now on the development of the Calabasas property and, to a lesser extent, the custom home program. We intend to develop the remaining 527 lots in Calabasas. Our plan is to develop the Calabasas property over several years in five phases, to sell finished lots to merchant builders, and retain some of the lots to build homes for our own account. We plan to build homes on 27 of the 32 finished lots in phase two of the Calabasas development. Grading is underway on phase three of the Calabasas development, representing 118 lots. We expect to market these lots to merchant builders beginning in the third quarter of 2000.

Custom Homebuilding

     We acquire lots for our custom home market through contacts with the brokerage community and knowledge of the lot supplies in the communities in which we build. Homes are designed by our in-house architect, David Coe Wheatley, who was an apprentice to Frank Lloyd Wright. Individual floor plans are developed to fit the lot sizes and configurations. We have now developed approximately 25 sets of complete working drawings that can be adapted to a variety of lot configurations.

     Although we had 31 custom home lots as of June 30, 2000, our strategy going forward will be to maintain an inventory of 20 lots and homes at any given point in time. As homes close escrow, a portion of the cash from the sale is generally utilized to purchase a lot, to the extent available. We have historically been able to find lots suitable for development in the areas in which the Company is currently building.

     New Millennium's custom homes typically range from 3,900 to 5,500 square feet of living space. Sales prices range from $1,000,000 to $3,000,000, depending on the location and amenities of the home.

     By building one home at a time on the lots we purchase, our goal is to maintain a steady flow of production while keeping overhead low and maintaining senior level project superintendents with many years of homebuilding experience. Our operations strategy is designed to allow us to quickly adapt to changing customer demands and market conditions.

     We generally sell our homes pursuant to written purchase agreements executed by the buyer, which require an escrow deposit, typically ranging from 1% to 3% of the sales price. We typically receive non-refundable deposits for 100% of any options or upgrades. We work with a number of conventional mortgage lenders to facilitate the arrangement of a variety of financing for our homebuyers.

Land Development Activities

     New Millennium's land development program is currently limited to the 527 lots it owns in the City of Calabasas. This development is fully entitled and is one of the few large tracts of land remaining to be developed in this prestigious community.

     We have completed the second phase of development consisting of 32 lots.
We are currently grading the third phase of 118 lots and anticipate marketing these lots to merchant builders beginning in the third quarter of 2000, assuming demand for our lots then exists. We expect to develop some of the lots for sale to merchant builders and to retain some lots for our own homebuilding operation.

     The Company's Calabasas property is covered by a development agreement that was recently extended by the City of Calabasas for five years, to October 5, 2004. This agreement, among other things, outlines the terms under which the Company may develop the property. Included in the terms are schedules of fees that are due and when the fees are paid. The Company currently has a recorded final map covering phase two of the development. This phase of 32 lots has been graded and improvements have been installed. The lots are now ready for home construction or sale to a merchant builder. This final map is the document that subdivides the phase into the legal parcels required in order to convey title to the homebuyer. In order to record a final map, the Company must first prepare improvement plans that show how the site will be graded, where the streets will be located and plans for utilities including sewer and water facilities. These plans typically take several months to prepare by an outside engineering firm and then a couple of months to be checked by the City. After the plans are approved, the City issues a grading permit. Prior to the start of grading, the Company is required to post surety bonds in an amount determined by the City's engineers. The bonds insure that the work will be completed. Once grading is complete, the in-tract improvements are installed. These improvements include the underground drainage systems, water and sewer lines, telephone and television cables, curbs, gutters, sidewalks and slope landscaping. Typically, this is the point were the lots are sold to a merchant builder. We or the merchant builder will then apply for the building permits which are required prior to the construction of homes.

Marketing

     We market our products through an in-house salesperson and through independent brokerage companies.

     We make use of print advertising and other promotional activities to introduce our homes to the public, including newspaper advertisements, brochures, direct mail and the placement of strategically located signs in the immediate area of our developments.

Competition

     The real estate development and custom homebuilding business is highly competitive and fragmented. We compete with numerous other residential developers and construction firms, including large national and regional firms, for customers, undeveloped land, financing, raw materials and skilled labor. A number of our competitors have substantially greater financial resources than we do. We compete on the basis of the location, design, quality and price of, as well as available mortgage financing for, our homes. We also compete with the resale of existing homes and, in some cases, with rental homes. An oversupply of attractively priced resale or rental homes, or a shortage of residential mortgage financing on reasonable terms, could adversely affect our ability to sell homes profitably. Typically, the demand for residential lots is directly affected by the demand for housing. As the demand for new homes peaks or declines, so does the demand for residential lots.

Employees

     As of June 30, 2000, we employed 27 persons full-time. Of these, five were in executive positions, one was engaged in sales activities, 16 were in project management activities and five were in administrative and clerical activities. None of our employees is represented by a union and we consider our employee relationships to be good.

Development and Acquisition Opportunities

     We have historically built in master-planned communities in Orange and Los Angeles counties. In our land development activities, we select locations for their community amenities such as golf courses or ocean proximity, as well as proven sales activities.

     The Company owns the following inventory of properties as of June 30, 2000.


         Name and Location                                                         Estimated Average
            of Project                            Units Remaining                  Price Of Homes /(1)/
-----------------------------------      ------------------------------      ------------------------------
Ritz Cove                                               1                          $1,800,000
Dana Point
Orange County

Monarch Point                                           3                           1,785,000
Laguna Niguel
Orange County

South Peak                                              1                           1,595,000
Laguna Niguel

         Name and Location                                                         Estimated Average
            of Project                            Units Remaining                  Price Of Homes /(1)/
-----------------------------------      ------------------------------      ------------------------------
Orange County

Laguna Sur                                              2                           2,650,000
Laguna Niguel
Orange County

The Estates                                             1                           1,150,000
Laguna Niguel
Orange County

Marbella                                                3                           1,435,000
San Juan Capistrano
Orange County

Tustin Heights                                          6                           1,700,000
Tustin
Orange County

Villa Park                                              3                           1,730,000
Villa Park
Orange County

Presidio                                                2                           1,185,000
Cowan Heights
Orange County

North Ranch                                             4                           1,570,000
Thousand Oaks
Ventura County

Medea Valley                                            1                           1,450,000
Agoura
Ventura County

Westlake Village                                        2                           1,190,000
Westlake Village
Los Angeles County

Oaks at Calabasas                                     527                           1,300,000
Calabasas
Los Angeles County

         Name and Location                                                         Estimated Average
            of Project                            Units Remaining                  Price Of Homes /(1)/
-----------------------------------      ------------------------------      ------------------------------
Corona Ranch                                           28                             285,000
Corona
Riverside County

___________________

/(1)/ Estimated average price of homes is based on comparable sales prices in the same area, assuming current market conditions continue. No assurance can be given that New Millennium will be able to sell these properties for the estimated sales prices.

Legal Proceedings

     New Millennium is involved in routine claims and litigation arising in the ordinary course of its business. While the outcome of these proceedings cannot be predicted with certainty, management does not believe that any of these proceedings will have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

     The following table sets forth information regarding the directors, executive officers and other key personnel of New Millennium:


Name                               Age     Position with New Millennium
-------------------------       ---------  -------------------------------------------------------------------

Dale Kesler /(1)/                  61      Director since September 1997
Judy K. Mencher                    43      Director since September 1997
Michael Murr /(1)/                 49      Director since February 2000
Greg R. Petersen                   45      President & Chief Executive Officer, Director
Chuck Yamarone                     41      Director since September 1997
Jim Birmingham                     35      Vice President of Operations
Louis J. Malone                    60      Executive Vice President
James M. Schliep                   30      Vice President, Chief Financial Officer and Treasurer, Secretary
David Wheatley                     72      Vice President-Planning and Design

____________________

/(1)/ Member of the Audit Committee of the Board of Directors of New Millennium.

     Dale Kesler has been a member of our Board of Directors since September 1997. Mr. Kesler was a Partner with Arthur Andersen, Andersen Worldwide when he retired in April 1996 and had been employed by Arthur Andersen in various capacities since 1974. Mr. Kesler currently serves as a director of Elcor Corp., American Homestar Inc., Cellstar Corp., Triad Hospitals, Inc., Resource Services Inc. and various not for profit organizations, including Baylor Dental Foundation, Salesmanship Club Foundation, and the University of Texas at Dallas.

     Judy K. Mencher has been a member of our Board of Directors since September 1997. Ms. Mencher currently is the Principal of DDJ Capital Management, LLC and has been with DDJ Capital Management, Inc. from its inception in 1996 through the present. DDJ Capital Management, LLC specializes in high yield, special situations, debtor in possession, mezzanine financing and distressed investing, and currently manages over $1 billion in assets. Ms. Mencher worked at Fidelity Investments from January 1990 through February 1996. Ms. Mencher currently serves as a member of the Board of Directors of Waste Systems International, Inc., Smith & Hawken Ltd., and SpectruMedix.

     Michael Murr has been a member of our Board of Directors since February 2000 and currently sits on our Audit Committee. Mr. Murr is a general partner of DayStar Partners, L.P.

     Greg R. Petersen has been a member of our Board of Directors since May 1999. Mr. Petersen was the Vice President of Finance and Administration of Polygon Communities, Inc. from August 1995 through August 1997. From September 1997 to May 1999 Mr. Petersen served as Executive Vice President and Secretary, and from May of 1999 to April 2000, he served as our President and Chief Operating Officer. Mr. Petersen has been our President and Chief Executive Officer since April 2000.

     Chuck Yamarone has been a member of our Board of Directors since September 1997. Mr. Yamarone has served as the Executive Vice President of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. since January 1999, and from July 1994 until January 1999 Mr. Yamarone served as the Executive Vice President and Research Director for Libra Investments, Inc. Mr. Yamarone currently serves as a director of El Paso Electric Co. and Continental Airlines, Inc.

     Jim Birmingham has been our Vice President of Operations since January 2000. He was Director of Forward Planning at Baldwin Builders from May 1997 through August 1997 and the Director of Forward Planning for the Company from September 1997 through December 1999. From October 1994 to May 1997, Mr. Birmingham was Project Coordinator for Baldwin Builders.

     Louis J. Malone has been our Executive Vice President since September 1997. Mr. Malone was the Executive Vice President of Baldwin Builders from June 1995 through February, 1996 and Executive Vice President of Baldwin Builders from June 1996 through September 1997.

     James M. Schliep has been our Vice President, Chief Financial Officer and Treasurer since September 1997 and has been our Secretary since May 1999. Mr. Schliep was the Chief Financial Officer of Baldwin Builders from July 1996 through September 1997. From May 1994 to July 1996 he served Baldwin Builders in various other positions.

     David Wheatley has been our Vice President of Planning and Design since December 1997. Mr. Wheatley was the Vice President of Planning and Design of Centex Corp. from September 1973 through November 1997.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for services in all capacities to us for the fiscal year ended December 31, 1999 of our chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                           Summary Compensation Table

                                                             Annual Compensation
                                                --------------------------------           Other
Name and principal                Fiscal         Annual Salary        Bonus             Compensation
position                           Year               ($)              ($)                  ($)
---------------------------   ---------------   --------------   ----------------    ------------------

Jack McDonald (1)                 1999              $500,000           $300,000         120,993/(2)/
Chairman of the Board,            1998               500,000            200,000                n/a
 President and Chief
Executive Officer                 1997               162,821                n/a                n/a

Greg R. Petersen                  1999               225,000             75,000              4,800
President and                     1998               216,667             75,000              4,800
Chief Executive Officer (3)       1997                64,359                n/a                n/a

Louis J. Malone                   1999               200,000             50,000                n/a
Executive Vice President          1998               207,067             59,933                n/a
                                  1997                66,667                n/a                n/a

David Wheatley                    1999               200,000             20,000                n/a
Vice President                    1998               154,167                n/a                n/a
                                  1997                12,500                n/a                n/a

David Bedillion                   1999               154,235             50,000              6,050
Vice President                    1998               136,667             40,000                n/a
                                  1997                35,625                n/a                n/a

____________________

 (1) Mr. McDonald resigned as Chief Executive Officer and as Chairman of the Board of Directors on March 31, 2000

 (2)  Compensation related to improvements to Mr. McDonald's home.

 (3) From September 1997 to May 1999 Mr. Petersen served as Executive Vice President and Secretary, and from May of 1999 to April 2000, he served as our President and Chief Operating Officer. Mr. Petersen has been our President and Chief Executive Officer since April 2000. Mr. Petersen's annual salary was increased to $300,000 as of April 1, 2000.

Compensation of Directors

     Members of our Board of Directors who are not employees are paid an annual fee of $20,000 plus $1,000 for each meeting attended. In addition, they are reimbursed for all necessary expenses of attending the meeting.

Shares Incentive Plans

     We have granted restricted stock awards to our directors and certain of our key employees. The restricted stock awards vest over one to three-year terms. The total number of shares authorized for grants at June 30, 2000 was 1,736,551, all of which had been issued and 1,683,094 of which had vested as of such date.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of June 30, 2000 regarding beneficial ownership of common shares and, assuming the consummation of the Exchange Offer and Consent Solicitation, Preferred Shares of New Millennium by:

   . each person known to us to be the beneficial owner of more than 5% of the outstanding common Shares of New Millennium;

   .   each Director of New Millennium; and

   .   all directors and officers of New Millennium as a group.



              Name and Address of                                   Percent of Common    Number of Preferred         Percent of
               Beneficial Owner           Number of Common Shares         Shares                Shares            Preferred Shares
--------------------------------          ------------------------  -----------------    -------------------    -------------------
B III Capital Partners, L.P.                      4,579,275               22.73%                 25,250                 20.04%
141 Linden Street
Wellesley, MA  02482

DayStar Partners, L.P.                            5,235,511               25.99%                 44,000                 34.92%
4111 Theodore Fremd Ave.
Rye, NY  10580

Merrill Lynch Phoenix Fund, Inc.                  2,113,439               10.49%                 15,250                 12.10%
P.O. Box 9011
Princeton, NJ 08536

Judy K. Mencher (1)                               4,585,275               22.76%                 25,250                 20.04%
DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA  02482

Michael Murr (2)                                  5,235,511               25.99%                 44,000                 34.92%

Dale V. Kesler                                        6,000                 *

Charles Yamarone                                      6,000                 *

Greg R. Petersen                                    454,116                2.25%

Louis J. Malone                                     151,372                 *

David Wheatley                                       50,458                 *

James M. Schliep                                     50,458                 *

All directors and officers as a                     724,404                3.60%
group (9 persons)

_________________________

*  Less than 1%

 (1) Ms. Mencher may be deemed to be the beneficial owner of the 4,579,275 shares common Shares owned by B III Capital Partners, L.P. by virtue of her position as a member of DDJ Capital Management, LLC, manager of DDJ Capital III, LLC and general partner of B III Capital Partners, L.P. Ms. Mencher disclaims beneficial ownership of those shares.

(2) Mr. Murr may be deemed to be the beneficial owner of the 5,235,511 shares common Shares owned by DayStar Partners, L.P. by virtue of his position as a general partner. Mr. Murr disclaims beneficial ownership of those shares.

                              CERTAIN TRANSACTIONS

The following is a description of transactions since New Millennium's inception in September 1997 in which officers and directors of New Millennium or their families had a direct or indirect interest.

     David Wheatley, Vice President of Planning and Architecture, purchased a home from the Company in December of 1999 for $350,000, which included $45,000 in upgrades. The base price for the home was $350,000, and Mr. Wheatley received a $45,000 discount from the purchase price. Mr. Wheatley upgraded the home further and is reimbursing the Company for the $28,000 in upgrades with periodic payments against a promissory note. The home is in Anaheim Hills, California and is being used as his principal residence.

                          DESCRIPTION OF THE NEW NOTES

     We will issue the New Notes under an indenture (the "Indenture") among us, NM Homes One, Inc. and NM Homes Two, Inc., and U.S. Bank Corporate Trust, as Trustee. The terms of the New Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

     The following description is a summary of the material terms of the New Notes as set forth in the Indenture. This description does not restate or fully summarize the Indenture, and is subject to and qualified in its entirety by reference to the Indenture and the form of New Note. Copies of the Indenture or the form of New Note may be obtained without charge by holders of Senior Notes upon request as specified in the section of this Exchange Offer and Consent Solicitation entitled "Available Information" on page 2. We urge you to read the Indenture, because the Indenture, and not this description, defines your rights as a holder of New Notes.

General

     The New Notes will be general obligations of New Millennium, secured by a pledge of 100% of the capital Shares of our two wholly-owned subsidiaries pursuant to a Pledge Agreement (the "Pledge Agreement") between us and the Trustee. If any Senior Notes are not tendered for exchange in the Exchange Offer and Consent Solicitation, the pledge will be junior to the pledge of our subsidiaries' capital stock that secures the Senior Notes. The New Notes will be limited to $116.843 million aggregate principal amount at their maturity date of December 31, 2004 (the "Maturity Date").

     The New Notes are being issued at a discount (the "Original Issue Discount") from their principal amount at the Maturity Date. See "Federal Income Tax Considerations." No interest will accrue on the New Notes and there consequently will be no periodic payments of interest on the New Notes. The calculation of the accrual of the Original Issue Discount (i.e., the difference
                                                           ----
between the price at which each New Note is issued and the principal amount at maturity of a New Note) in the period during which a New Note remains outstanding will be on a semi-annual bond equivalent basis using a year composed of twelve 30-day months, and the accrual will commence on the date the New Notes are issued. The maturity or redemption of a New Note will cause the Original Issue Discount to cease to accrue on such New Note, under the terms and subject to the conditions of the Indenture. We may not reissue a New Note that has matured or been redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

     The principal amount at maturity of each New Note will be payable at the office or agency of the paying agent, initially the Corporate Trust Office of the Trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained by the Company or the Trustee for such purpose. New Notes in definitive form may be presented for exchange for other New Notes (to the extent provided in the Indenture) or registration of transfer at the office of the registrar. The agent for such purposes initially will be the Trustee. The Company will not charge a service charge for any registration of transfer or exchange of New Notes. However, the Company may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection any registration of transfer or exchange of the New Notes.

Form, Denomination and Authentication

     The New Notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Each New Note will be executed by manual or facsimile signature by an authorized officer of New Millennium and will also bear the seal of New Millennium. Each validly issued New Note will bear a certificate of authenticity in customary form, executed by the Trustee by the manual signature of one of its authorized officers, which shall be conclusive evidence of the due authentication and deliverance of the New Note and that the holder is entitled to the benefits of the Indenture.

Global Form of New Notes

     The New Notes may be issued in the form of one or more global securities, although all New Notes issued in the Offer will be issued in registered form. The global securities will be executed by New Millennium and authenticated and delivered by the Trustee, and will be in denominations of $1,000 or integral multiples of $1,000. Any global securities must be registered in the name of the depository or its nominee and will be delivered by the Trustee by the depositary or pursuant to its instructions. Any global securities will bear a legend to the effect that the global security cannot be transferred except as a whole to the nominee of the depository, from a nominee to the depository, or to any successor of the depository or the nominee, unless it is exchanged for New Notes in a definitive registered form.

Subsidiary Guarantees

     Our obligations under the Indenture and with respect to the New Notes (collectively, the "Obligations") will be jointly and severally guaranteed by NM Homes One, Inc. and NM Homes Two, Inc., (each, a "Guarantor" and collectively, the "Guarantors") pursuant to a guaranty (the "Guaranty") in favor of the Trustee. The obligations of each Guarantor under the Guaranty are limited so as not to constitute a fraudulent conveyance under applicable law. The Guaranty is a continuing joint and several guaranty of payment by the Guarantors, and may not be revoked or terminated until all of the Obligations have been indefeasibly paid and performed in full.

Release or Substitution of Property

     In order to secure the payment and performance of our Obligations, we will pledge all of the issued and outstanding capital stock of each of the Guarantors pursuant to the Pledge Agreement. The Pledged Shares will be released from the security interest created by the Pledge Agreement if:

o  pursuant to the Indenture:

   . all New Notes previously authenticated and delivered (and any securities issued under the Indenture) have been delivered to the Trustee for cancellation and we have paid all sums payable by us under the Indenture; or

   . the New Notes mature or all of them are called for redemption within one year from the date of the Indenture and (a) we deposit funds in irrevocable trust sufficient to pay all principal and other amounts due with respect to the New Notes to the date of maturity or redemption and any other amounts due under the Indenture, (b) no event of default under the Indenture has occurred and exists as of the date of deposit, (c) such deposit does not violate or constitute a default under the Indenture or any other agreement to which we are bound and (d) we deliver an officers certificate and opinion of counsel that all conditions precedent to the satisfaction and discharge of the indenture have been complied with; and

o  pursuant to the Pledge Agreement:

   . the "Secured Obligations" under the Pledge Agreement have been paid in full. "Secured Obligations" include any and all present and future obligations and liabilities of us of every type and description to the Trustee or its successors or assigns, or any Person entitled to indemnification under the Indenture or the New Notes, arising under or in connection with the Indenture and/or the New Notes, whether for principal, interest, letter of credit or other reimbursement obligations, cash collateral cover, fees, expenses, indemnities or other amounts (including attorneys' fees and expenses) or arising under or in connection with the Pledge Agreement, including for reimbursement of any amounts advanced or expended by the Trustee (a) to satisfy amounts required to be paid by us under the Pledge Agreement, the Indenture and/or the New Notes for taxes, insurance premiums or otherwise (together with interest, to the extent provided) or (b) to maintain or preserve any collateral or to create, perfect, continue or protect any collateral or security interest therein, or its priority.

Optional Redemption

   We have the option to redeem the New Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the face value (the "Redemption Price") of the New Notes redeemed. Any optional redemption will be made after prior written notice mailed to the Trustee at least 10 days prior to the date any notice is mailed to any holder and to the holder or holders of the New Notes we select for redemption at least 30 but not more than 60 days prior to the date proposed for the redemption of New Notes.

Mandatory Redemption

   Within 90 days after availability to New Millennium of its interim unaudited financial statements for the six month periods ending on June 30 in any year and of audited annual financial statements for any fiscal year ending December 31, in either case reflecting cash in excess of $20 million (the "Excess Cash Amount"), we must redeem on a pro rata basis, the maximum face amount of New Notes (in integral multiples of $1,000) that may be redeemed at the Redemption Price with the Excess Cash Amount. Notwithstanding the forgoing, if the Excess Cash Amount as of any period ending on June 30 or December 31, as reflected on our balance sheet, is less than $1 million, we will not be obligated to redeem New Notes at that time. Instead, the Excess Cash Amount less than $1 million (the "Deferred Excess Cash Amount") will be carried over into subsequent periods until the total of all Deferred Excess Cash Amounts and the Excess Cash Amount for the then current period equals or exceeds $1 million, at which point we will be required to redeem the maximum face amount of New Notes (in integral multiples of $1,000) that may be redeemed by such amount. The pro rata portion of the Redemption Amount to be paid to any holder of New Notes will be determined by dividing the face amount of New Notes held by the holder by the total face amount of New Notes then outstanding.

Other Repurchases

     New Millennium will not be permitted to repurchase New Notes other than through the optional or mandatory redemption provisions of the Indenture.

Covenants Under the Indenture

     The Indenture will contain the following covenants:


     . Payment of Principal. we will make all payments of principal, premium and any other required payments at the times and in the manner provided in the Indenture and the New Notes;

     . Office for Payment. we will maintain an office or agency where the New Notes may be presented and surrendered for payment, exchange and for registration of transfer as provided in the Indenture and where notices and demands regarding the Indenture and the New Notes may be served on us;

     . Successor Trustee. we will appoint a successor Trustee to fill any vacancy in the office of Trustee whenever necessary;

     . Paying Agents. if we appoint a paying agent other than the Trustee, we will deliver an instrument to the Trustee in which the paying agent agrees that it (a) will hold all sums received by it for payment to the holders or the Trustee in trust until paid to the holders or the Trustee, (b) will notify the Trustee if we fail to make any payment with respect to the New Notes when due, (c) will pay any sums held in trust to the Trustee upon the Trustee's written request during any time that our failure to make a required payment continues, and (d) will acknowledge and accept and will comply with all other duties, rights and disabilities of a "Paying Agent" under the Indenture;

     . Compliance Certificate; Notices of Default. we will furnish an officers' certificate to the Trustee within 120 days after the end of any fiscal year certifying that management has reviewed our activities during the preceding fiscal year and that we have observed, performed and complied with all of our obligations under the Indenture and the New Notes and we are not in default under the Indenture (or if we are or have been in default, describing the default and what action we propose to take to cure any default or event of default). We will furnish a report of our independent auditors to the Trustee within 120 days after the end of any fiscal year stating that nothing has come to our auditors' attention that would lead them to believe that we have violated any term of the Indenture;

     . Annual and Quarterly Reports. we will file with the Trustee copies of any annual or quarterly filings (or other required filings) we have made with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act and we will also comply with the other provisions of TIA (S) 314(a). We will cause any annual and quarterly or other financial reports furnished by us to the holders of our capital Shares (or rights to purchase or acquire our capital shares) to be filed with the Trustee and mailed to the holders of the New Notes and, if we are not required, furnish annual or quarterly reports to the holders of our capital shares by the Securities and Exchange Commission, we will cause our consolidated financial statements, any notes to the statements and a description of any material developments to be filed with the Trustee and mailed to the holders of the New Notes within 105 days after the end of any fiscal year and within 60 days after the end of any fiscal quarter other than the fiscal quarter that is the fiscal year end;

     . Legal Existence. we will maintain and preserve the legal existence of New Millennium and each of our subsidiaries, unless our Board of Directors determines in its business judgment that such maintenance and preservation is not desirable in the conduct of our business or our subsidiaries' business and the abandonment of our or their legal existence would not have a material adverse effect on the business, prospects, assets or financial condition of New Millennium and our subsidiaries, taken as a whole, or the holders of the New Notes;

     . Payment of Taxes and Other Claims. we will pay or discharge all claims for taxes, assessments and governmental charges and all lawful claims for labor, materials and supplies that, if unpaid, might result in a lien, unless we are contesting the validity or amount in good faith in an appropriate proceeding and have established an adequate reserve to the extent required by GAAP;

     . Maintenance of Properties. we will maintain each of our principal properties which in the judgment of management is essential to the business operations of New Millennium and our subsidiaries in appropriate condition, unless the sale, abandonment or disposition of any such property is desirable in the good faith judgment of the entity making such disposition and is not disadvantageous in any material respect to the holders of the New Notes;

     . Maintenance of Insurance. we will obtain and maintain insurance with reputable third party insurers on our properties against such risks and in such amounts as is customary and in accordance with good business practice for similar property held by companies engaged in a similar business;

     . Compliance with Laws. New Millennium and our subsidiaries will comply in all material respect with all applicable laws in conducting our business and owning our properties;

     . Change of Control if there is a change in control (as defined) each holder of New Notes will have the right to require us to repurchase all or any part of its New Notes at a repurchase price equal to 101% of the face amount in accordance with the procedures described in the Indenture, and we must give written notice of the change of control to all holders of the New Notes describing the right to demand the repurchase of the New Notes, the circumstances and relevant facts regarding the change of control, the purchase date for repurchase (which shall be no earlier than 30 days prior to and no later than 60 days after the date the notice is mailed) and instructions regarding the procedure for tendering New Notes for repurchase;

     . Asset Sales. we will not sell, transfer or dispose of (including by way of merger, consolidation, exchange of assets or sale-leaseback transactions), in one transaction or a series of related transactions to any person or entity other than New Millennium or our subsidiaries, (i) all or any of the capital securities or any interest in (collectively "Capital") any of our subsidiaries, (ii) all or substantially all of the property and assets of an operating unit or business of New Millennium or any of our subsidiaries or (ii) any other property and assets of New Millennium or our subsidiaries outside the ordinary course of business or as otherwise provided in the Indenture (collectively, an "Asset Sale"), unless (A) the Asset Sale is for at least fair market value, (B) at least 60% of the consideration is in the form of cash or cash equivalents, (C) no default or event of default under the Indenture has occurred or is continuing, and (D) we or our subsidiaries apply the cash proceeds of the Asset Sale (1) to permanently repay any indebtedness secured by a lien or security interest on the assets sold (including a permanent reduction in the commitment under our working capital line of credit, if so repaid) or (2) to reinvest in real property within specified periods of time and subject to the restrictions on Investments in real property contained in the Indenture. If there are any cash proceeds remaining after application as described in clauses (1) and
        (2), we will use the remaining cash proceeds to make an offer to purchase New Notes at their face amount from holders of New Notes;

     . Issuances and Dispositions of Subsidiary Capital. we will not, and will not permit any subsidiary to, transfer, convey, sell, pledge, encumber or otherwise dispose of any capital stock of a subsidiary (or rights to purchase or acquire any such capital stock) to any Person other than us or a wholly-owned subsidiary and we will not permit any subsidiary to issue any of its capital stock (or rights to purchase or acquire any such capital stock) to any Person other than us or a wholly-owned subsidiary;

     . Restricted Payments. we will not, and will not permit any subsidiary to, directly or indirectly, make any Restricted Payment (as defined) if a default or event of default has occurred or will result from the Restricted Payment, or if the total amount for all

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        Restricted Payments from and after the date the New Notes are issued equals or exceeds a certain aggregate amount. For purposes of the Indenture, "Restricted Payments" means (i) the declaration or payment of any dividend or distributions of cash, securities or other property or assets in respect of any Capital of New Millennium (other than those payable solely in the form of Capital), other than dividends or distributions or other payments made to New Millennium or any wholly-owned subsidiary by any subsidiary of New Millennium, (ii) the purchase, redemption or other acquisition or retirement for value (other than through the issuance of Capital) of any Capital (other than exchangeable or convertible indebtedness of New Millennium not prohibited under the following clause (iii), (iii) the redemption, repurchase or defeasance or other acquisition or retirement for value (other than through the issuance of Capital) of any indebtedness of New Millennium subordinated to the New Notes or which matures after the New Notes, other than at any scheduled maturity thereof or by any scheduled repayment or sinking fund or out of the proceeds of debt issued to refinance existing debt, to the extent permitted under the Indenture, or (iv) any investment other than a Permitted Investment (as defined below);

     . Transactions with Affiliates. we will not, and will not permit our subsidiaries to, enter into transactions with any affiliate unless the transactions are on fair and reasonable terms as could have been obtained from a third party in arm's length negotiations; provided,
                                                                  --------
        however, that if the transaction or series of related transactions has a
        -------
        value in excess of $10 million, the majority of the disinterested Board of Directors must determine and adopt a resolution stating that the terms are fair and reasonable and comparable to those that could have been obtained from a third party in arm's length negotiations and; provided, further, however, that if the transaction or series of related
        --------  -------  -------
        transactions has a value in excess of $25 million, we must deliver to the Trustee an opinion of an independent financial advisor that the transaction is fair to us or our subsidiary from a financial perspective and an appraisal from a nationally recognized MAI certified real estate appraisal firm indicating that the fair market value is at least equal to the amount paid to or received by us or the subsidiary, as applicable;

     . Payment Restrictions Affecting Subsidiaries. we will not, and will not permit our subsidiaries to, among other things, create assume or otherwise cause or suffer to exist any restriction on any subsidiary's ability to (a) pay dividends or distributions on its capital stock or any interest or participation in or measured by its profits or make payments on any indebtedness owed by us or our subsidiaries, (b) make any loans or advances to us or any other subsidiary or (c) transfer any property or assets to us or any subsidiary other than those imposed by applicable law, certain existing financing arrangements, and certain types of agreements or understandings to which we or ours subsidiaries are or may be bound;

     . Investments. we will not, and will not permit any of our subsidiaries to, make any investments other than (i) investments consisting of non-cash proceeds from Asset Sales as contemplated by the Indenture; (ii) investments consisting of cash equivalents; (iii) accounts receivable if credited or acquired in the ordinary course of


                                      68
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        business and payable or dischargeable in accordance with customary trade terms; (iv) payroll advances and advances for business and travel expenses in the ordinary course of business; (v) investments in our wholly-owned subsidiaries in the ordinary course of business; (vi) investments by any of our wholly-owned subsidiaries in New Millennium or in another wholly-owned subsidiary; (vii) investments for the purpose of acquiring businesses reasonably related to our business, in an aggregate amount not exceeding $10 million in any fiscal year; (viii) investments made by way of any endorsement of negotiable instruments received by us or any of our subsidiaries in the ordinary course of business and presented by it to any bank for collection or deposit; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business owing to us or any of our wholly-owned subsidiaries; (x) investments for the purpose of acquiring real property permitted to be acquired under the Indenture so long as the investment is secured by the real property acquired; (xi) investments in joint ventures and subsidiaries which have been approved by the Board of Directors, up to a maximum aggregate amount of $10 million; provided that any joint venture involving the development of the Calabasas project that is approved by the Board of Directors will not be limited to $10 million; (xii) in addition to any other permitted investments, any other investments by the Company in an aggregate amount not exceeding $5 million at any time;

     . Waiver of Stay, Extension or Usury Laws. we will not (to the extent allowed by applicable law) plead or claim or take the benefit or advantage of any stay, extension law or any usury or other law that would prohibit or forgive us from making all payments on the New Notes as required in the Indenture;

    . Incurrence of Indebtedness. we will not, and will not permit our subsidiaries to, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, including as a result of an acquisition, merger or consolidation, extend the maturity of, or otherwise become responsible for, contingently or otherwise, any
       (i) indebtedness for borrowed money; (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations in respect of letters of credit or other similar instruments (including reimbursement obligations); (iv) obligations to pay the deferred and unpaid purchase price of property or services due more than six months after the delivery of the property or completion of the services (other than trade payables); (v) any capitalized lease obligations; (vi) any indebtedness of other persons or entities secured by a lien or security interest on our assets; (vii) any indebtedness of another person guaranteed by us; or (viii) any obligations under currency, interest rate and commodity agreements (collectively "Indebtedness"), or issue any disqualified capital unless (A) no default or event of default under the Indenture shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness and (B) on the date of the incurrence of indebtedness or issuance of disqualified capital, the consolidated coverage ratio of the Company determined in accordance with the Indenture for the reference period immediately preceding the incurrence date, after giving effect on a pro forma basis to the incurrence of the Indebtedness or issuance is greater than 1.4 to 1.0. In addition, New Millennium and our subsidiaries may incur the following
       Indebtedness: (1) Indebtedness evidenced by the New Notes and the Guaranty;

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

       (2) Indebtedness existing as of the date the New Notes are issued, including the Senior Notes, if any, and the guarantees thereof ("Existing Indebtedness"); (3) non-recourse Indebtedness incurred in the ordinary course of business for purchase money obligations; (4) Indebtedness in respect of performance, completion, payment, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by us in the ordinary course of our business;(5) Indebtedness under any working capital line in an amount at any one time not to exceed $40,000,000; (6) financing relating to the development and construction of real property owned by New Millennium or our subsidiaries in an amount at any one time not to exceed $80,000,000 (excluding any amounts attributable to the development of the Calabasas property) ("Permitted Construction Financing"); (7) Indebtedness incurred for the development of the Calabasas property (the "Calabasas Financing"); and (8) Indebtedness incurred to refinance other Indebtedness, to the extent not prohibited under the Indenture; provided, that to the extent any Indebtedness permitted pursuant to clause (2) or (5) of this paragraph is repaid with the proceeds from Asset Sales, such Indebtedness may not be reincurred.

     . Additional Subsidiary Guarantors. we will cause all of our current subsidiaries and any future subsidiary to execute or become signatories to the Guaranty;

     . Liens. we will not, and will not permit any subsidiary to, create, incur or assume any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (collectively "Liens") upon any current or after-acquired property or assets other than (i) Liens securing Existing Indebtedness; (ii) Liens securing the New Notes; (iii) Liens on property of an entity existing at the time the entity is merged into or consolidated with New Millennium or any subsidiary of New Millennium or becomes a subsidiary of New Millennium (if the Liens were not created in contemplation of such event); (iv) Liens on property acquired by New Millennium or its subsidiaries (if such Liens were not created in contemplation of such event); (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, performance bonds, completion bonds, guarantee bonds, progress payments, government contracts, fees for conditions of government development orders and letters of credit in lieu thereof or other similar obligations incurred in the ordinary course of business;
       (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or are being protested in good faith by appropriate proceedings promptly instituted and diligently pursued (provided appropriate reserves or other provisions have been made); (vii) Liens securing our working capital line or Permitted Construction Financing; (viii) Liens securing the Calabasas Financing; (ix) statutory Liens of landlords and carriers', warehousemen's, mechanics' and other similar Liens imposed by law and incurred in the ordinary course of business; (x) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of New Millennium; (xi) Liens created by special assessment districts used to finance infrastructure improvements; (xii) zoning restrictions, licenses and other restrictions on the use of real property or minor irregularities in title thereto that do not materially impair the use or value thereof; (xiii) Liens incurred in the ordinary course of business for deposits in connection with workers' compensation,

                                      70
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       unemployment insurance and other types of social security; (xiv) any attachment or judgment Lien not stayed and bonded or discharged or otherwise an event of default; (xv) leases and subleases granted to others that do not materially interfere with the ordinary conduct of our business; (xvi) Liens securing Indebtedness incurred to refinance other Indebtedness provided that the Liens secure only Indebtedness being refinanced which previously was secured by such Liens; (xvii) any contract to sell an asset permitted under the Indenture; (xviii) any right of a lender under Existing Indebtedness, Permitted Construction Financing, our working capital line, Calabasas Financing or Indebtedness used to refinance other Indebtedness to offset amounts held by such lenders; and (xix) any pledge or deposit of cash or property to obtain bonds or letters of credit required by municipalities or other governmental authorities in the ordinary course of our business.

    . Payments for Consents. we will not, and will not permit any subsidiary to, directly or indirectly, pay or cause to be paid any consideration to any holder of New Notes as an inducement to consent to, waive or amend any provision of the Indenture unless the consideration is offered to all holders of New Notes in the time frame set forth in any document relating to the consent, waiver or amendment;

    . Real Property Acquisitions. we will not, and will not permit any subsidiary to, acquire any additional real property for more than its "Appraised Value," defined as its most recently appraised value or, if there is no appraisal, (a) the purchase price paid, if the amount paid is $1 million or less, or (b) the fair market value as determined in good faith by the Board of Directors if the purchase price exceeds $1 million;

    . Maintenance of Real Property. we and our subsidiaries will preserve and maintain their respective real property holdings in good condition and repair, free from damage from casualty and condemnation, will not permit or commit waste, and will own and operate such real property in material compliance with all applicable law; and

    . Environmental Matters. we and our subsidiaries will strictly comply with all laws relating to the environment or materials of environmental concern, and will give the Trustee prompt written notice of (a) any potential or known release or threat of release of any potentially environmentally hazardous materials at or from any of their respective real properties, (b) the receipt of any notice from any authority with jurisdiction over environmental compliance or enforcement and (c) any non-compliance with or challenge to any zoning requirement, applicable license or permit or any law relating to the environment or materials of environmental concern.

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

Events of Default

     The term "Event of Default" when used in the Indenture means any one of the following:

    . default in the payment of all or any portion of the principal of, or premium, if any, on, any New Notes when they become due and payable at maturity, upon acceleration, redemption or otherwise;

    . if we or any of our subsidiaries defaults in the performance of or breaches any other covenant or agreement in the Indenture, under the New Notes or under any pledge agreement or guarantee executed and delivered by us or any subsidiary in connection with the issuance of the New Notes (collectively, the "Applicable Documents"), and such default continues for 30 consecutive days after notice of default from the Trustee or notice of default to New Millennium and the Trustee by the holders of more than 25% of the aggregate outstanding principal amount of New Notes;

    . an event of default occurs with respect to any issue or issues of debt securities of New Millennium and/or one or more of our subsidiaries having an outstanding principal amount of $15 million or more in the aggregate for all such issues of all such entities, and the holders of the debt securities declare them due and payable prior to their stated maturity and such obligations are not then paid in full, or the acceleration of payment is not rescinded or annulled within 30 days after acceleration;

    . any final judgment or order (not covered by insurance) for the payment of money in excess of $15 million is rendered against us or any subsidiary and is not discharged, and there is any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders to exceed $10 million during which a stay of enforcement of such final judgment or order is not in effect;

    . certain events of bankruptcy, insolvency, reorganization, liquidation or winding up occur relating to us or the Guarantors;

    . we, or any of our subsidiaries, fail to make a principal payment or payments aggregating more than $10 million at the final (but not any interim) fixed maturity of one or more issues of debt securities and all such defaulted payments are not made, waived or extended within 30 days of the payment default which caused the aggregate amount of defaulted payments to exceed $10 million; or

    . any of the Applicable Documents ceases, for any reason, to be in full force and effect in any material respect, except as a result of an amendment, waiver or termination thereof as contemplated or permitted in the Applicable Documents.

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

Notice of Defaults and Remedies

     The Indenture provides that the Trustee, within 90 days after the occurrence of a default, will give notice thereof by mail to all holders of New Notes, unless the default has been cured or waived prior to the date that notice otherwise would have been required to be delivered to the holders of the New Notes; provided, however, that, except in the case of a default in the payment
       --------  -------
of the principal of, premium, if any, or interest on, the New Notes, the Trustee may withhold notice if and so long as the Board of Directors of New Millennium, the executive committee or a trust committee of directors or trustees or certain specified officers of the Trustee, or any combination of the foregoing, in good faith determine that withholding notice is in the interest of the holders of the New Notes.

     In case an event of default occurs and is continuing under the Indenture, the Trustee or the holders of not less than 25% of the outstanding principal amount of the New Notes, by notice in writing to us (and to the Trustee, if given by the holders of the New Notes), may declare the principal of and accrued interest, if any, on all the New Notes to be immediately due and payable. A declaration and acceleration will automatically be annulled and rescinded in the case of a default from any failure to make payments on any issue or issues of debt securities described above if (a) the non-payment that triggers the event of default under the Indenture is cured by the non-paying entity or entities or waived by the holders of the relevant debt securities within 30 days after the occurrence of the event of default under the Indenture and (b) each non-paying entity delivers a certificate of an appropriate officer to that effect. Any past defaults may be waived (and any acceleration rescinded and annulled) by the holders of a majority of the then outstanding aggregate principal amount of the New Notes, upon the conditions provided in the Indenture.

Amendments and Consents Under the Indenture

     Amendments Without Consent. New Millennium and the Trustee may amend or supplement the Indenture or the terms of the New Notes without the consent of any holder of the New Notes:

     . to cure any ambiguity, correct or supplement any provisions in the Indenture which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture which is not inconsistent with the provisions of the Indenture, as long as the amendment does not adversely affect the rights of the holders of the New Notes;

     . to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

     . to evidence the succession of another corporation to New Millennium and provide for the assumption by such successor of the Obligations as permitted under the Indenture;

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

     . to make any change that would provide any additional rights or benefits to the holders of the New Notes or that would not adversely affect the legal rights under the Indenture of any holder of New Notes; or

     . to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the TIA.

     Upon the Company's request, after receipt by the Trustee of a resolution of our Board of Directors authorizing the execution of any amended or supplemental indenture and an officers certificate and opinion of counsel that the amendment or supplement is authorized and permitted by the Indenture, that it is not inconsistent with the Indenture and that it will be valid and binding on us in accordance with its terms, the Trustee will join us in executing the amended or supplemental indenture and will make any further appropriate agreements and stipulations that are contained in the amended or supplemental indenture. However, the Trustee is not obligated to enter into an amended or supplemental indenture that affects its own rights, duties or immunities under the Indenture or otherwise.

     Amendments Requiring Consent. Except as otherwise provided in the Indenture, the Indenture and the terms of the New Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for the New Notes), and any existing default or event of default under or noncompliance with any provision of the Indenture or the New Notes may be waived with the consent of holders of at least a majority in principal of the then outstanding New Notes (including consents obtained in connection with a tender offer or exchange offer for the New Notes).

     Upon our request and after receipt by the Trustee of a resolution of our Board of Directors authorizing the execution of a supplemental indenture, evidence of the consent of the holders of the New Notes, and an officers certificate and an opinion of counsel, the Trustee will join with us in executing the amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee's own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its sole discretion enter into such amended or supplemental indenture.

     Without the consent of each holder of New Notes affected, no amendment, supplement or waiver to the Indenture shall:

     . reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the terms of the New Notes;

     . reduce the principal of or change the fixed maturity of the New Notes, or alter the provisions with respect to the redemption of the New Notes in a manner adverse to the holders of the New Notes;

     . reduce the rate of or change the time for any payment of interest, if any, on the New Notes;

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

     . waive a default or event of default relating to the payment of principal of, or premium or interest, if any, on the New Notes (except that the holders of at least a majority in aggregate principal amount of the then outstanding New Notes may (a) rescind an acceleration of the New Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration;

     .  make the New Notes payable in money other than United States dollars;

     . make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of the holders of the New Notes to receive payments of principal of or premium or interest, if any, on the New Notes;

     .  waive a mandatory redemption payment with respect to the New Notes; or

     .  make any change in Section 7.7 (regarding the rights of holders of New
                           -----------
        Notes to institute suit for enforcement of payment rights under the New Notes), Section 7.10 (regarding the rights of holders of New Notes to
                ------------
        waive defaults other than for non-payment), or the provision regarding the requisite consents for amendments or supplements to the Indenture of the New Notes.

     We may, but are not be obligated to, fix a record date for the purpose of determining the holders of New Notes who are entitled to consent to any supplement or amendment to the Indenture. If a record date is fixed, only the holders on such record date or their duly designated proxies will be entitled to consent to such supplement or amendment, whether or not such holders remain holders of New Notes after the record date; provided, however, that unless such
                                            --------  -------
consent has become effective because the requisite percentage has been obtained prior to the date which is 90 days after such record date, any consent previously given shall automatically be canceled and of no further effect.

     It is not necessary for the holders of New Notes to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance. After an amendment, supplement or waiver becomes effective, we will mail to each holder affected by the amendment, supplement or waiver a notice briefly describing the amendment, supplement or waiver. Our failure to mail such notice, or any defect therein, will not in any way impair or affect the validity of any amended or supplemental indenture or waiver.

Satisfaction and Discharge of the Indenture

     The Indenture will be discharged and canceled upon satisfaction in full of all of the Obligations, including the redemption of all New Notes or deposit with the Trustee of funds or obligations issued or guarantied by the United States sufficient for such payment or redemption.

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                      DESCRIPTION OF THE PREFERRED SHARES

The following summarizes the material terms of the Preferred Shares, but does not purport to be complete and is subject to and qualified in its entirety by reference to our LLC Agreement, and the Preferred Shares Designation. Copies of the Preferred Shares Designation may be obtained without charge by holders of Senior Notes upon request as specified in the section of this Exchange Offer and Consent Solicitation entitled "Available Information" on page 2.

General

     The LLC Agreement authorizes the issuance of 5,000,000 preferred shares, which may be issued in one or more series, with such designations, preferences and relative, participating, optional or other special rights powers and duties as may be fixed by the Board of Directors and reflected in a written action or actions (each, a "Designation") approved by the Board of Directors. No series of preferred shares other than the Preferred Shares has been created, and no shares of preferred shares of any series are issued and outstanding.

The Preferred Shares

     When issued pursuant to the Offer, the Preferred Shares will be validly issued, fully paid and non-assessable. The Preferred Shares:

     .  constitute a single series consisting of 126,000 shares;

     . are not convertible into common shares or other securities of New Millennium;

     .  have the voting rights described under the section entitled "Voting;"

     .  confer no preemptive rights on holders of the Preferred Shares;

     .  will not be registered under the Securities Act;

     .  will not be issued with any registration rights;

     .  have no stated maturity;

     .  are not subject to any sinking fund;

     .  will not accrue dividends; and

     . are entitled to participate in dividends and distributions declared by New Millennium as described immediately below under the section entitled "Dividends and Distributions."

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Dividends and Distributions

     No dividends will accrue on the Preferred Shares. No dividends or distributions may be declared or paid to holders of our common shares or other equity securities until the holders of the Preferred Shares have received total distributions equal to $595.24 per Preferred Share (the "Distribution Preference"). Once the holders of Preferred Shares have been paid the Distribution Preference per Preferred Share, holders of Preferred Shares are entitled to participate as a class on a pro rata basis in 20% of any dividends or distributions payable to holders of our common shares or any other equity securities of New Millennium, unless the holders of Preferred Shares have not received distributions equaling the entire Distribution Preference per Preferred Share on or prior to March 31, 2004. If the holders of Preferred Shares have not received distributions equaling the entire Distribution Preference per Preferred Share on or prior to March 31, 2004, they will then be entitled to receive 100% of all distributions made by New Millennium to equity holders until the holders of the Preferred Shares have received distributions equaling the Distribution Preference per Preferred Share. After the holders of Preferred Shares have received distributions equaling the Distribution Preference per share, the holders of the Preferred Shares will be entitled to participate as a class on a pro rata basis in 90% of all distributions paid to holders of the common shares or other equity securities of New Millennium.

     Once the New Notes have been paid in full, within 90 days after the availability to us of our interim unaudited financial statements for the six month period ending on June 30 in any year and of audited financial statements for any fiscal year ending December 31, in either case reflecting cash in excess of $20 million (the "Excess Cash Amount"), we must distribute the Excess Cash Amount to the holders of the Preferred Shares on a pro rata basis. Notwithstanding the foregoing, if the Excess Cash Amounts for any period is less than $1 million, we will not be obligated to distribute the Excess Cash Amount at such time. Instead, the Excess Cash Amount less than $1 million (the "Deferred Excess Cash Amount")will be carried over into subsequent periods until the total of all Deferred Excess Cash Amounts and the Excess Cash Amount for the then current period equals or exceeds $1 million, at which point we will distribute the Deferred Excess Cash Amount and the Excess Cash Amount for the current period to the holders of Preferred Shares on a pro rata basis.

     All rights to receive distributions will be subject to limitations in the Delaware Limited Liability Company Act relating to dividends and distributions. Under the Delaware Limited Liability Company Act, we will not be permitted to make any distributions at the time of and giving effect to the distribution all our liabilities (other than liabilities for which recourse of creditors is limited to specific property of ours) exceed the fair value of our assets (excluding the fair value of property that is subject to liability for which the recourse of the creditor is limited).

Ranking

     Until such time as distributions have been paid in an amount equal to the Distribution Preference per share, the Preferred Shares will rank, with respect to dividends and distributions and upon voluntary or involuntary liquidation, dissolution or winding up of New Millennium, senior to all classes or series of common shares or other equity securities of New Millennium, unless the issuance of equity securities with equal or senior rights to dividends or distributions and upon liquidation, dissolution or winding up is approved by the holders of two-thirds of the then outstanding shares of Preferred Shares. Once distributions in amounts equaling the Distribution Preference per Preferred Share have been paid to the holders of the Preferred Shares, the holders of the Preferred Shares will participate in any dividends and distributions paid on our common shares or any other equity securities of New Millennium on a pari passu basis in accordance with the percentages specified above in "Dividends and Distributions."

Liquidation Preference

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of New Millennium, the holders of the Preferred Shares will be entitled to receive out of the assets legally available for distribution to our equity members remaining after payment or provision for payment of all debts and liabilities of New Millennium, a liquidation preference, in cash, in an amount equal to the positive difference between (1) the Distribution Preference per Preferred Share and (2) the amount of any distributions per Preferred Share previously made (the "Liquidation Preference"), before any distribution of assets is made to holders of common shares or other equity securities of New Millennium ranking junior to the Preferred Shares. After payment of the full amount of the Liquidation Preference, the holders of the Preferred Shares will be entitled to participate in 20% of the distributions made to holders of our common shares and any other equity securities of New Millennium unless distributions in an amount equaling the Distribution Preference per Preferred Share have not been made to the holders of the Preferred Shares by March 31, 2004. Under those circumstances, holders of Preferred Shares will be entitled to receive first, distributions in amounts such that they have received distributions in the amount of the Distribution Preference per Preferred Share and then, distributions in amounts equaling 90% of the distributions made to holders of our common shares or any other equity securities of New Millennium, in each case out of the remaining assets of New Millennium to the extent legally available for distribution. The consolidation or merger of New Millennium with another entity, a statutory share change by New Millennium or the sale, lease, transfer or other conveyance of all or substantially all of the property or business of New Millennium will not be deemed to constitute a liquidation, dissolution or winding up of New Millennium.

     If, upon any such voluntary or involuntary liquidation, dissolution or winding up of New Millennium, the assets of New Millennium are insufficient to make full payment to the holders of the Preferred Shares, then the holders of the Preferred Shares will share pro rata in the distribution of the assets of New Millennium in proportion to the full liquidating distributions to which they would otherwise be entitled. The pro rata portion of the assets legally available for distribution to the holders of Preferred Shares shall be determined by dividing the number of shares of Preferred Shares held by a member by the total number of shares of Preferred Shares then outstanding.

Voting Rights

     Holders of Preferred Shares will be entitled to approve any proposed changes to the terms of the Preferred Shares that are materially adverse to the holders of the Preferred Shares. Matters submitted to a vote of Preferred Shareholders will require the affirmative vote of a majority of the outstanding Preferred Shares; provided that any amendment to the Preferred Share Designation that would have an adverse effect on the powers, rights or preferences of the Preferred Shares must be approved by the holders of not less than two-thirds of the outstanding Preferred Shares. Additionally, in the event that New Millennium fails to make a mandatory distribution in accordance with the terms of the Preferred Share Designation, the holders of the Preferred Shares will be entitled to elect two directors to the Board of Directors, in addition to the directors elected by the holders of common shares, until such time as all mandatory distributions are paid in full. Upon a failure to comply with the mandatory distribution provisions, the number of authorized directors of the Company will automatically be increased by two until such time as all mandatory distributions have been paid in full.

Investment Covenant

     Without the consent of holders of a majority of the outstanding shares of the Preferred Shares, we will not be permitted to make any investment (whether by loan or advance, capital contribution, or purchase or acquisition) in real property other than the Calabasas property if, giving effect to the investment, New Millennium's investment in all real property other than the Calabasas property would be in excess of $35 million in the aggregate, based on book value. This covenant will not require New Millennium to dispose of any real property owned on the date the Offer is consummated. The investment (based on book value) in all real property (other than the Calabasas property) held by New Millennium and its subsidiaries at the time the Preferred Shares will be issued will exceed $35 million. New Millennium will not be permitted to make any new investment in real property until such time as it has disposed of real property such that the aggregate book value of all real property held by New Millennium or its subsidiaries (other than the Calabasas property) is less than $35 million.

Mandatory Redemption

     The Preferred Shares do not have any mandatory redemption date, nor do we have any obligation to redeem any Preferred Shares at any time or under any circumstances.

Repurchase

     New Millennium will not be permitted to purchase Preferred Shares.

Preemptive Rights and Conversion Rights

     Holders of Preferred Shares will not have any preemptive right to purchase or acquire any securities, or rights, warrants or options to acquire any securities, of New Millennium that we may at any time offer, grant or sell. Holders of Preferred Shares will not have any right to convert their Preferred Shares into, or exchange their Preferred Shares for, any other class or series or type of security of New Millennium or any other right or obligation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth certain material United States federal income tax consequences of the Offer to the Company and to holders who are United States persons that hold the Senior Notes and will hold the New Notes and the Preferred Shares as "capital assets." For these purposes, a United States person means a beneficial owner of an Senior Note who, for United States federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other taxable entity created or organized in or under the laws of the United States or any political subdivision thereof (including any State or the District of Columbia), or (iii) a trust or estate described in Section 7701(a)(30) of the Code.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, changes to any of which subsequent to the date hereof may affect the tax consequences described herein (including, possibly, on a retroactive basis). This summary does not discuss all aspects of the United States federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules (e.g., insurance companies, traders in securities, tax-exempt organizations, financial institutions, brokers, dealers, holders who hold the Senior Notes or the New Notes as part of a straddle, hedging or conversion transaction, foreign entities and nonresident aliens), nor does it consider the effect of any applicable foreign, state, local or other tax laws. The following discussion only addresses consequences of ownership of New Notes and Preferred Shares acquired in the Offer, and not to subsequent holders of New Notes and Preferred Shares. In addition, the discussion assumes that the New Notes are treated as debt for United States federal income tax purposes. Holders are urged to consult their own tax advisors to understand fully the tax consequences and risks to them of the Offer and of the ownership and disposition of the New Notes and the Preferred Shares

Tax Consequences of the Offer to the Company

     Discharge of Indebtedness Income

     The amount of the Company's aggregate outstanding indebtedness will be reduced as a result of the exchange of the Senior Notes for New Notes and Preferred Shares pursuant to the Offer. Generally, a reduction of indebtedness is treated as income to a debtor. The amount of the Company's reduction of indebtedness will equal the excess of the adjusted issue price of the Senior Notes over the value of Preferred Shares plus the issue price (discussed below) of the New Notes issued to holders in the Offer. However, the Company will not be required to treat this discharge of indebtedness amount as income to the extent the liabilities of the Company immediately before the Offer exceed the fair market value of the Company's assets at that time. The amount of the discharge of indebtedness that is not treated as income as a result of this rule will be applied, on a dollar-for-dollar basis, to reduce certain tax attributes of the Company, including net operating losses. The reduction of these attributes could have the effect of increasing the Company's federal income tax liability in subsequent taxable years.

     To the extent the Company is required to recognize taxable income as a result of the reduction in its indebtedness as described above, the Company believes that it has net operating losses that would substantially offset such income. However, while for regular federal income tax purposes all of the income recognized by the Company may be offset by the Company's net operating loss carryovers, for purposes of the alternative minimum tax (imposed on corporations at the rate of 20 percent), the Company's net operating loss carryovers may offset only 90% of the Company's pre-net operating loss alternative minimum taxable income for the taxable year. Thus, if the Company is required to recognize taxable income as a result of the reduction in its indebtedness, the Company may be required to pay federal income tax at an effective rate of at least two percent (20 percent of the remaining 10 percent) on that income even if it has sufficient net operating loss carryforwards to fully offset that income for regular tax purposes.

     The Company believes that, based on the values of the Company's assets and the Company's indebtedness, the Company will not recognize income as a result of the reduction in its indebtedness resulting from the Offer. The Company's belief is not binding on the IRS, however, and it is possible that the Company will incur alternative minimum tax as a result of the Offer.

     Limitations on the Use of Net Operating Losses

     Section 382 of the Code generally limits a corporation's use of its net operating loss carryforwards if the corporation undergoes an "ownership change." An ownership change generally occurs when a percentage of the corporation's stock by value held by certain persons (identified in the Section 382 of the Code as "5% shareholders") increases in the aggregate by more than 50 percentage points over the lowest level held by such persons during a three-year testing period. If an ownership change occurs, the corporation's annual utilization of its net operating losses is limited to the product of the corporation's equity value immediately before the ownership change multiplied by the applicable long-term federal tax-exempt rate. The Company believes that the Offer will not result in an ownership change of the Company for purposes of Section 382 of the Code.

Tax Consequences of the Offer to the Holders

     Gain or Loss Recognition on the Offer

     The tax consequences of the Offer to the holders will depend on whether the Senior Notes and the New Notes are treated as "securities" for federal income tax purposes. The determination of whether a debt instrument is treated as a "security" depends on the terms, conditions, and other facts and circumstances relating to the instrument. The Company believes that both instruments should be treated as "securities." However, due to the inherently factual nature of the determination of whether a debt instrument is a "security" for tax purposes, there can be no assurance that the IRS will not successfully challenge this
position.    The following addresses the material federal income tax
consequences (i) if the Senior Notes and the New Notes both are treated as securities, (ii) if the Senior Notes are treated as securities but the New Notes are not treated as securities, and (iii) if the Senior Notes are not treated as securities.

     If the Senior Notes and the New Notes are both treated as "securities" for federal income tax purposes, the Offer will be treated as a recapitalization under Section 368(a)(1)(E) of the Code. As a result, subject to the discussion below relating to the treatment of accrued and unpaid interest and to the waiver of the right to Liquidated Damages, holders will not recognize any gain or loss as a result of the exchange of the Senior Notes for the New Notes and Preferred Shares pursuant to the Offer. In addition, each holder's aggregate basis in the New Notes and the Preferred Shares will be equal to the holder's basis in the Senior Notes. This aggregate basis will be allocated between the New Notes and the Preferred Shares in proportion to the relative fair market values of the New Notes and the Preferred Shares. The holding period of the New Notes and the Preferred Shares received in the Offer will include the period during which each holder held the Senior Notes tendered in the Offer.

     If the Senior Notes are treated as securities but the New Notes are not treated as "securities" for federal income tax purposes, the Offer will still qualify as a recapitalization under Section 368(a)(1)(E). However, notwithstanding the characterization of the Offer as a recapitalization, the consequences to the holders of the Offer will differ from those described above if the New Notes do not qualify as "securities." In that case, a holder who surrenders the Senior Notes for the New Notes and Preferred Shares will not recognize any loss on the exchange. However, subject to the discussion below relating to the treatment of accrued and unpaid interest and the waiver of the right to Liquidated Damages, the holder will recognize gain equal to the lesser of the fair market value of the New Notes and the gain realized. The gain realized will be the excess of the sum of the fair market value of the Preferred Shares and the issue price (discussed below) of the New Notes received in exchange for the Senior Notes over the holder's adjusted tax basis in the Senior Notes. Subject to the market discount rules discussed below, any gain recognized by the holder will generally be treated as capital gain. The aggregate tax basis of the Preferred Shares received by the holder in the Offer will be the same as the aggregate tax basis of the Senior Notes surrendered in the Offer, decreased by the fair market value or the issue price (the law is not clear on this issue) of the New Notes, and increased by the amount of gain recognized. The holding period of such Preferred Shares received will include the holding period of the Senior Notes surrendered in exchange therefor. In addition, a holder's tax basis in the New Notes will equal their fair market value or issue price (the law is not clear on this issue), and the holder's holding period in the New Notes will begin on the day following the day of the Offer.

     If the Senior Notes are not treated as "securities" for federal income tax purposes, the Offer will not be treated as a recapitalization under Section 368(a)(1)(E) of the Code and thus will be a taxable event to the holders. As a result, subject to the discussion below relating to the treatment of accrued and unpaid interest and the waiver of the right to liquidated damages, a holder will recognize gain or loss in the Offer in an amount equal to the difference between
(i) the sum of the issue price of the New Notes and the fair market value of the Preferred Shares received in exchange for the Senior Notes and (ii) the holder's adjusted tax basis in the Senior Notes. Such gain or loss will generally be treated as capital gain or loss. However, a holder who purchased the Senior Notes at a "market discount" (i.e., at a price below the adjusted issue price, subject to statutory de minimis exception) must generally treat any gain recognized on the disposition of Senior Notes as ordinary income to the extent of the market discount that accrued during the period that the Senior Notes were held by the holder, unless the holder made an election to include such market discount in income as it accrued. In addition, a holder's tax basis in the Preferred Shares would equal the fair market value of the Preferred Shares, the holder's tax basis in the New Notes will equal the issue price of the New Notes, and the holder's holding period in the New Notes and the Preferred Shares will begin on the day following the day of the Offer.

     Payment of Accrued Interest or Liquidated Damages

     The Company intends to take the position that no portion of the Preferred Shares or the New Notes is allocable to the payment of either accrued interest with respect to the Senior Notes or of Liquidated Damages. The IRS, however, may a contrary position. If the IRS prevails on such position, regardless of the treatment of the Offer as discussed above, a holder will recognize ordinary income to the extent that any portion of the New Notes or the Preferred Shares is treated as the payment of the accrued but unpaid interest with respect to the Senior Notes or payment of the Liquidated Damages. Holders that have already included the accrued interest in income will not recognize any additional income as a result of the consideration received as payment for the accrued interest on the Senior Notes. A holder's tax basis in the Preferred Shares or the New Notes treated as the payment of accrued interest or Liquidated Damages will be equal the amount so treated as income, and the holder's holding period in such stock or notes would begin on the earlier of the date of the receipt of such stock or notes or the date of the inclusion of the accrued interest in income.

Tax Consequences to the Holders of the Ownership and Disposition of the New
Notes

     Original Issue Discount on the New Notes

     The New Notes will be treated as having been issued with "original issue discount" for federal income tax purposes. The amount of original issue discount with respect to each New Note will equal the excess of the "stated redemption price at maturity" of such New Note over its "issue price." The "stated redemption price at maturity" of each New Note will be equal to all payments that are required to be made under the note (which will be the principal amount of the New Notes). The "issue price" of a New Note will be equal to the present value of all payments that are required to be made under the New Note discounted at the applicable federal rate.

     Subject to the acquisition premium rules discussed below, each holder will be required to include in gross income (as ordinary interest income) an amount equal to the sum of the "daily portions" of the original issue discount on the New Notes for each day that the holder holds the New Notes. The daily portions of original issue discount required to be included in a holder's gross income will be determined on a constant yield basis by allocating to each day during the taxable year in which the holder holds the New Notes a pro rata portion of the original issue discount thereon which is attributable to the "accrual period." The amount of the original issue discount attributable to each accrual period will be the product of the "adjusted issue price" of the New Notes at the beginning of such accrual period and the "yield to maturity" of the New Notes. The adjusted issue price of the New Notes at the beginning of the first accrual period is the issue price. Thereafter, the adjusted issue price of a New Note is its issue price increased by the aggregate amount of original issue discount that accrued in all prior accrual periods, and reduced by the portion of the adjusted issue price of the New Note that is allocable to principal payments on the New Note previously received by the holder as discussed below. The yield to maturity of a New Note will be the applicable federal rate, which currently is 6.62%, compounded annually.

     The Company intends to take the position that pro rata prepayments on the New Notes will not affect the yield to maturity on the New Notes for purposes of the original issue discount rules. It is possible, however, that such prepayments may result in a recomputation of the yield to maturity, and thus the original issue discount, on the New Notes, which in turn could increase the amount of original issue discount required to be included in taxable income of holders following any such prepayment.

     Acquisition Premium with Respect to the New Notes

     The excess, if any, of a holder's tax basis in the New Notes over the issue price of the New Notes will be treated as "acquisition premium." If a holder has acquisition premium with respect to the New Notes, the holder may reduce the original issue discount otherwise includable in its gross income for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable in the holder's gross income in such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the original issue discount on the New Notes (determined on the date of issuance of the New Notes).

     Sale, Exchange, Prepayment or Retirement of the New Notes

     Upon sale, exchange or retirement of the New Notes, a holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the New Notes and the holder's adjusted basis in the New Notes.
A holder's adjusted basis in the New Notes at the time of such disposition will be equal to the basis initially allocated to the New Notes, increased by any original issue discount previously included in income by the holder, and reduced by the portion of the basis of the New Notes that is allocable to payments on the New Notes previously received by the holder and by any amortized premium.

     Similarly, in the event that a holder receives a pro rata prepayment on the New Notes, the holder will recognize gain or loss equal to the difference between the amount of the payment and the portion of the holder's adjusted basis in the New Notes allocable to the prepayment, although a portion of any gain recognized could be treated as ordinary income. Holders should consult their tax advisors regarding the allocation of their adjusted basis in New Notes to any prepayment.

     Any gain or loss on the sale or other disposition of the New Notes generally will be capital gain or loss.

     Tax Consequences to the holders of the Ownership and Dispositions of the Preferred Shares

     Distributions

     Distributions on the Preferred Shares (including the distribution of the Distribution Preference), other than distributions in complete liquidation of the Company, will constitute dividends taxable as ordinary income for United States federal income tax purposes to the extent of the Company's current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent, if any, that a holder receives a distribution on its Preferred Shares that exceeds the Company's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder's basis in its Preferred Shares. Any distribution in excess of the holder's basis in its Preferred Shares will be treated as capital gain.

     Any dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction. However, dividends (including the Distribution Preference) received by a corporate shareholder could be considered an "extraordinary dividend" under Section 1059 of the Code unless such corporation's stock has been held for more than two years. Corporate shareholders should consult their own tax advisors as to the availability of the dividends received deduction and as to the application of Section 1059 of the Code to their receipt of dividends.

     Distributions with respect to the Preferred Shares in complete liquidation of the Company will be applied first to reduce the holder's basis in the Preferred Shares and thereafter as capital gain. A holder generally will be entitled to claim a capital loss with respect to any basis in a Preferred Share remaining after the final liquidating distribution of the Company.

     Dispositions

     Any sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares generally will result in taxable gain or loss equal to the difference between the amount received and the shareholder's adjusted tax basis in the Preferred Shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for the Preferred Shares exceeds one year. In certain cases, a redemption of Preferred Shares may be treated as a dividend, rather than as a payment in exchange for the Preferred Shares. In such events, the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. The determination of whether the redemption will be treated as a dividend rather than as payment in exchange for the Preferred Shares will depend upon whether and to what extent the redemption reduces the holder's percentage stock ownership interest in the Company (taking account of certain constructive ownership rules).

Tax matters are very complicated and the tax consequences of the Offer and of the ownership and disposition of the New Notes and the Preferred Shares to each holder will depend on the holder's particular facts and circumstances. Holders are urged to consult their own tax advisors to understand fully the tax consequences and risks to them of the Offer and of the ownership and disposition of the New Notes and the Preferred Shares.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                                Page

                                                                                                                                ----

Audited Financial Statements
----------------------------

  Report of Independent Public Accountants...................................................................................   F-1

  Consolidated Balance Sheets at December 31, 1999 and 1998..................................................................   F-2

  Consolidated Statements of Operations for the years ended December
  31, 1999 and 1998 and for the period from September 4, 1997 to
  December 31, 1997..........................................................................................................   F-3

  Consolidated Statements of Members' Equity for the years ended
  December 31, 1999 and 1998, and for the period from September 4,
  1997 to December 31, 1997..................................................................................................   F-4

  Consolidated Statements of Cash Flows for the years ended December
  31, 1999 and 1998, and for the period from September 4, 1997 to
  December 31, 1997..........................................................................................................   F-5

  Notes to Consolidated Financial Statements..................................................................................  F-7

Unaudited Interim Financial Statements
--------------------------------------

  Consolidated Balance Sheet at March 31, 2000................................................................................  F-18


  Consolidated Statements of Operations for the Three Months Ended
  March 31, 2000 and 1999.....................................................................................................  F-19


  Consolidated Statement of Members' Equity as of March 31, 2000..............................................................  F-20


  Consolidated Statements of Cash Flows for the Three Months Ended
  March 31, 2000 and 1999.....................................................................................................  F-21


  Notes to Consolidated Interim Financial Statements..........................................................................  F-22


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
  New Millennium Homes, LLC:

We have audited the accompanying consolidated balance sheets of NEW MILLENNIUM HOMES LLC and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, members' equity and cash flows for the years ended December 31, 1999 and 1998, and for the period from September 4, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Millennium Homes LLC and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, and for the period from September 4, 1997 to December 31, 1997 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. In addition, the Company has insufficient cash to fund an interest payment on the Senior Secured Notes of approximately $8.8 million due on June 1, 2000. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



Orange County, California
May 10, 2000

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1999 AND 1998
                         (dollar amounts in thousands)

                                     ASSETS

                                                                    1999                          1998
                                                                -------------                 -------------
Cash and cash equivalents...................................     $    570                       $    577
Restricted cash.............................................          247                            256
Accounts receivable.........................................          790                            892
Notes receivable, net of allowance of $0 and $750,
 respectively...............................................          625                          3,462
Real estate projects........................................      200,886                        164,107
Prepaid expenses and other assets...........................          327                            921
Loan fees, net of accumulated amortization of $638 and
 $825, respectively.........................................        1,030                          1,327
Fixed assets, net of accumulated depreciation of $776
 and $634, respectively.....................................          227                            336
Reorganization value in excess of amounts allocable to
 identifiable assets, net of accumulated amortization
 of $30,385 and $7,487, respectively........................        8,921                         31,819
                                                                 --------                       --------
      TOTAL ASSETS..........................................     $213,623                       $203,697
                                                                 ========                       ========

                        LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................     $  3,555                       $  5,253
Accrued liabilities:
 Interest...................................................        4,502                          3,334
 Property taxes.............................................        4,239                             73
 Option deposits............................................            -                            169
 Other......................................................        4,503                          1,288

Notes payable...............................................       45,940                         17,996

Senior Secured Notes payable, net of discount...............      115,790                        113,712
                                                                 --------                       --------
         Total liabilities..................................      178,529                        141,825
                                                                 --------                       --------

Commitments and contingencies

Members' equity:
 Common Shares, no stated par value
   Authorized 30,000,000 shares, issued and
    outstanding 20,182,951 and 20,026,156 shares,
    respectively............................................       78,210                         77,603
 Deferred compensation......................................         (151)                        (1,062)
 Accumulated deficit  35,529................................      (42,965)                       (14,669)
                                                                 --------                       --------
         Total members' equity..............................       35,094                         61,872
                                                                 --------                       --------
         TOTAL LIABILITIES AND MEMBERS
          EQUITY............................................     $213,623                       $203,697
                                                                 ========                       ========

          See accompanying notes to consolidated financial statements.

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND
      1998, AND FOR THE PERIOD FROM SEPTEMBER 4, 1997 TO DECEMBER 31, 1997
                         (dollar amounts in thousands)


                                                                1999                    1998                   1997
                                                             ---------              --------               --------
SALES:
 Home sales.............................................     $ 36,943               $ 21,017               $ 16,910
 Land sales.............................................       11,670                 76,775                  5,510
                                                             --------               --------               --------
                                                               48,613                 97,792                 22,420
                                                             --------               --------               --------
COST OF SALES:
 Cost of homes sold.....................................       32,262                 19,749                 15,658
 Cost of land sold......................................       11,373                 72,158                  5,096
 Write down of projects to net realizable
  value.................................................        8,400                      -                      -
                                                             --------               --------               --------
                                                               52,035                 91,907                 20,754
                                                             --------               --------               --------
GROSS PROFIT (LOSS).....................................       (3,422)                 5,885                  1,666
                                                             --------               --------               --------
OPERATING EXPENSES:
 Selling, general and administrative....................        8,894                 12,206                  3,283
 Bad debt write off.....................................            -                  4,679                      -
 Reorganization value amortization and impairment
  charge related thereto of $5,417 in
  1999..................................................       22,898                  5,615                  1,872
                                                             --------               --------               --------
                                                               31,792                 22,500                  5,155
                                                             --------               --------               --------
LOSS FROM OPERATIONS....................................      (35,214)               (16,615)                (3,489)
                                                             --------               --------               --------
OTHER INCOME, NET (Note 9)..............................        6,918                  4,704                    731
                                                             --------               --------               --------
NET LOSS................................................     $(28,296)              $(11,911)              $ (2,758)
                                                             ========               ========               ========

          See accompanying notes to consolidated financial statements.

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1999
    AND 1998, AND FOR THE PERIOD FROM SEPTEMBER 4, 1997 TO DECEMBER 31, 1997
                         (dollar amounts in thousands)


                                                 Common Shares
                                            ---------------------
                                               Number                  Deferred      Accumulated
                                             of shares     Amount    Compensation      Deficit        Total
                                             ---------   ---------  -------------   ------------   ---------
Reorganization equity per fresh start
  accounting, September 4, 1997............. 19,353,600    $75,000        $     -       $      -    $ 75,000

Fair value of common shares granted.......      663,200      2,570         (2,570)             -           -

Amortization of deferred compensation.....            -          -            308              -         308

Net loss..................................            -          -              -         (2,758)     (2,758)
                                             ----------  ---------     ----------       --------    --------
Balance, December 31, 1997................   20,016,800     77,570         (2,262)        (2,758)     72,550
                                             ----------  ---------     ----------       --------    --------

Fair value of common shares granted.......        9,356         33            (33)             -           -

Amortization of deferred compensation.....            -          -          1,233              -       1,233

Net loss..................................            -          -              -        (11,911)    (11,911)
                                             ----------  ---------     ----------       --------    --------

Balance, December 31, 1998................   20,026,156     77,603         (1,062)       (14,669)     61,872
                                             ----------  ---------     ----------       --------    --------

Fair value of common shares granted.......      156,795        607           (607)             -           -

Amortization of deferred compensation.....            -          -          1,518              -       1,518

Net loss..................................            -          -              -        (28,296)    (28,296)
                                             ----------  ---------     ----------       --------    --------

Balance, December 31, 1999................   20,182,951    $78,210        $  (151)      $(42,965)   $ 35,094
                                             ==========  =========     ==========       ========    ========

          See accompanying notes to consolidated financial statements.

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1999 AND
      1998, AND FOR THE PERIOD FROM SEPTEMBER 4, 1997 TO DECEMBER 31, 1997
                         (dollar amounts in thousands)


                                                                     1999         1998        1997
                                                                  ---------    ---------    ---------
OPERATING ACTIVITIES:
 Net loss........................................................  $(28,296)    $(11,911)   $ (2,758)
 Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Impairment charges related to reorganization value and real
   estate projects...............................................    13,817            -           -

  Bad debt write-off.............................................         -        4,679           -
  Depreciation and amortization..................................    18,670        7,066       2,329
  Amortization of deferred compensation from vested common
   shares........................................................     1,518        1,233         308
  Changes in assets and liabilities:
    As part of reorganization:
      Increase in accounts receivable............................         -            -      (6,108)
      Increase in loan fees......................................         -            -      (1,260)
      Decrease in accrued liabilities............................         -            -      (1,246)
  Post Reorganization:
    Real estate projects held for development or sale:
      Land acquisition, development and construction
         costs...................................................   (60,834)     (39,378)     (8,163)
      Financing costs and property taxes.........................   (27,301)     (27,065)     (9,197)
      Costs of home and land sales...............................    43,398       91,454      20,755
    Decrease (increase) in restricted cash.......................         9         (162)          -
    Decrease in accounts receivable..............................       102        3,619       3,982
    Decrease in prepaid expenses and other assets................        78          146           2
    Decrease (increase) in deposits..............................       516         (169)        (13)
    Increase in loan fees........................................      (750)        (736)       (380)
    Decrease in accounts payable.................................    (1,698)      (3,260)    (12,233)
    Increase (decrease) in accrued liabilities...................    11,402       (8,019)     (2,262)
    Decrease in option deposits..................................      (169)      (9,462)          -
                                                                    -------      -------     -------
      Net cash provided by (used in)
       operating activities......................................   (29,538)       8,035     (16,244)
                                                                    -------      -------     -------
INVESTING ACTIVITIES:
 Principal payments on notes receivable..........................     3,395          118          17
 Increase in notes receivable....................................    (1,775)         (33)       (631)
 Purchase of property and equipment, net.........................       (33)        (122)       (225)
                                                                    -------      -------     -------
      Net cash provided by (used in) investing activities........     1,587          (37)       (839)
                                                                    -------      -------     -------


FINANCING ACTIVITIES:
 As part of reorganization:
  Proceeds from Senior Secured Notes payable...................          -           -      126,000
  Payments of bankruptcy creditor debt.........................          -           -     (113,095)
  Principal payments of notes payable..........................          -           -       (4,291)
 Post Reorganization:
  Proceeds from borrowings under working capital line of
   credit......................................................     33,718      39,800       14,320
  Principal payments of borrowings under working capital line
   of credit...................................................    (30,678)    (39,820)      (5,300)

  Proceeds from notes payable..................................     52,495      28,049        6,100
  Principal payments of notes payable..........................    (27,591)    (36,142)      (6,886)
                                                                  --------    --------      -------
      Net cash provided by (used in) financing activities......
                                                                    27,944      (8,113)      16,848
                                                                  --------    --------     -------
NET DECREASE IN CASH AND CASH EQUIVALENTS......................         (7)       (115)        (235)
CASH AND CASH EQUIVALENTS, beginning of period.................        577         692          927
                                                                  --------    --------     --------
CASH AND CASH EQUIVALENTS, end of period.......................   $    570    $    577     $    692
                                                                  ========    ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Capitalization of note receivable due to foreclosure on land..
  .............................................................   $      -    $  3,312     $      -
 Capitalization of note receivable resulting from court
  settlement...................................................          -       4,500            -
 Reclassification from notes receivable to real estate
  projects.....................................................      1,217           -            -
 Reduce capitalization of costs due to reduction in accrued
  liability....................................................      2,853           -            -
 Increase in real estate project costs and note payable
  resulting from appraisal.....................................          -         469            -
 Accretion of discount on senior secured notes payable
  capitalized to real estate projects..........................      2,078       2,040          672
 Grant of additional shares of common shares...................        607          33            -

          See accompanying notes to consolidated financial statements.

                  NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1.   Background and Summary of Significant Accounting Policies
     ---------------------------------------------------------

     Organization and Background

     On September 4, 1997, pursuant to confirmation of the Fourth Amended Joint Plan of Reorganization (the "Plan"), all of the assets of Baldwin Builders ("Builders") were transferred to Baldwin Building Contractors ("BBKL"). Concurrently with the transfer of Builders to BBKL, BBKL merged with and into New Millennium Homes, LLC, a newly formed Delaware limited liability company. Upon consummation of such merger, New Millennium Homes, LLC transferred all of the assets acquired from Builders and BBKL to NM Homes One, LLC and NM Homes Two, LLC. Subsequent to the transfer of such assets on September 4, 1997, NM Homes One, LLC merged with and into NM Homes One, Inc., a Delaware corporation, and NM Homes Two, LLC merged with and into NM Homes Two, Inc., a Delaware corporation. Upon consummation of such mergers, NM Homes One, LLC and NM Homes Two, LLC each ceased to exist.

     Going Concern Matters

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1999 and 1998, and the period from September 4, 1997 to December 31, 1997, the Company has experienced significant operating losses and negative cash flow from operations. In addition, the Company has insufficient cash to fund an interest payment on the Senior Secured Notes of approximately $8.8 million due on June 1, 2000. As of December 31, 1999, the Company was in violation of several financial covenants related to various debt obligations that are used to fund operations and development activities. The Company subsequently received waivers for these violations.

     In response to these financial conditions, the Company effected an operating and financing plan to generate cash and to position the Company for the future. Significant components of the plan include: (1) disposition of certain real estate assets, (2) paydown of debt with proceeds of (1), (3) continuation of the custom homebuilding program, (4) large scale development of only the Calabasas property, and (5) restructuring of the Senior Secured Notes (see discussion below).

     The Company's current debt structure includes $126 million of Senior Secured Notes that the Company plans to exchange for preferred stock.
     Under this debt restructuring plan, the Company will make dividend payments to preferred stockholders solely at the discretion of the Board of Directors and only within certain parameters to allow the

     Company to retain adequate working capital necessary for normal operating requirements.

     The factors discussed above, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to (a) generate sufficient cash flow to meet its obligations on a timely basis, (b) restructure its current debt obligations and (c) ultimately attain profitability.

     Basis of Presentation and Fresh-Start Accounting

     The accompanying consolidated financial statements include the accounts of the Company, a Delaware limited liability company, and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The financial statements for the period September 4, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999 reflect the implementation of AICPA Statement of Position No. 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", pursuant to which "fresh-start accounting" was applied on September 3, 1997. Under this method of accounting, all assets and liabilities are restated to reflect their reorganization value, which approximates fair value at the date of reorganization. The Company adopted fresh-start accounting because holders of existing voting shares before filing and confirmation of the Plan received less than 50 percent of the voting shares of the Company and its reorganization value is less than its post-petition liabilities and allowed claims.

     The reorganization value was determined in consideration of several factors and reliance on valuation methods, such as discounted cash flows. Factors considered included, but were not limited to, the following:

       1)  development plans for the Company's real estate assets
       2) availability and limitations on use of income tax net operating loss carry forwards
       3)  competition and general economic conditions in the Company's markets

     Reorganization value in excess of amounts allocable to identifiable assets has been assigned a seven-year amortization period. Certain additional amounts were also recognized in 1999 due to the sales of certain significant assets and management's future development plans.

     After extensive negotiations among parties in interest, it was agreed that the Company's reorganization capital structure should be as follows (in thousands):

                   Post-petition liabilities             $ 62,759
                   Senior secured debt                    111,000
                   Equity                                  75,000
                                                         $248,759

The following adjustments were made to historical amounts of assets and liabilities as of September 3, 1997 (in thousands):

                                                                        Adjustments to Record
                                                                        Confirmation of Plan
                                                         --------------------------------------------------
                                                                               Issuance
                                                                              Of Senior                          Fresh Start
                                           Precon             Debt             Secured            Fresh            Balance
                                         Firmation          Discharge           Notes             Start             Sheet
                                      -------------      -------------     ----------------   -------------    ---------------
Assets
Accounts & Notes Receivable....          $ 17,809         $       -            $ 6,108         $      -            $ 23,917
Real Estate Inventories........           262,382                 -                  -          (80,862)            181,520
Reorganization Value...........                 -                 -                  -           39,306              39,306
Other Assets...................             2,743                 -              1,273                -               4,016
                                         --------         ---------            -------         --------            --------
Total Assets...................          $282,934         $       -            $ 7,381         $(41,556)           $248,759
                                         ========         =========            =======         ========            ========

Liabilities and Equity
Accounts Payable...............          $ 32,919         $ (11,783)           $  (413)        $     23            $ 20,746
Accrued Liabilities............            53,331           (20,365)            (8,358)               -              24,608
Minority Interest..............                 2                (2)                 -                -                   -
Income Taxes Payable...........             3,000            (3,000)                 -                -                   -
Debenture Payable..............           155,000          (155,000)                 -                -                   -
Notes Payable..................            17,463                 -                (58)               -              17,405
Debtor-in-Possession
  Financing....................           109,790
Senior Secured Notes
  Payable......................                 -
New Common Shares..............                 -            60,000             15,000                -              75,000
Old Equity.....................           (88,571)          130,150                  -          (41,579)                  -
                                         --------         ---------            -------         --------            --------
Total Liabilities & Equity.....          $282,934         $       -            $ 7,381         $(41,556)           $248,759
                                         ========         =========            =======         ========            ========

     Cash and Cash Equivalents

     Liquid investments and investments with original maturities of three months or less are classified as cash equivalents.

     Fixed Assets

     Fixed assets are recorded at cost and are depreciated over their estimated useful lives using an accelerated method over the following estimated useful lives:

              Leasehold improvements                             7 years
              Machinery and equipment                            5 years
              Office equipment, furniture & fixtures             7 years

     Long-Lived Assets

     Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires that long-lived assets and certain identified intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

     Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

     Real Estate Projects

     Real estate projects are stated at the lower of cost or estimated net realizable value. In addition to direct land acquisition, land development and housing construction costs, real estate project costs also include interest, real estate taxes and direct overhead costs related to development and construction, which are capitalized during the period beginning with the commencement of development and ending with the completion of construction.

     Land, land development and related costs are amortized to cost of homes sold based upon the total number of homes to be constructed in each community. Housing construction and related costs are charged to cost of homes sold under the specific identification method. The Company capitalizes certain project marketing costs and charges them against income as homes are sold.

     SFAS No. 121 changed the method of valuing long-lived assets, including real estate projects, whereby long-lived assets that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset, rather than the net realizable value. Long-lived assets to be disposed of should be reported at the lower of the carrying amount or fair value less cost to sell. For purposes of applying SFAS No. 121, real estate under development is considered to be held for use whereas finished units are considered assets to be disposed
     of.   In evaluating long-lived assets held for use, a review for impairment loss is triggered if the sum of the expected future cash flows

     (undiscounted and without interest charge) is less than the carrying amount of the asset. Various assumptions and estimates are used to determine fair value in determining the amount of any impairment loss including, among others, estimated costs of construction, development and direct marketing, sales absorption rates, anticipated sales prices and carrying costs. The calculation of the impairment loss is based on estimated future cash flows, or future sales prices, as appropriate. The estimates used to determine the impairment adjustment can change in the near term as the economy in the Company's key areas or other factors change. The reorganization value has been assessed similarly to real estate projects similarly to the SFAS No. 121 requirements.

     In 1999, the Company recognized impairment charges due, in part, to the operating plans discussed in Note 1.

     Revenue Recognition

     The Company's accounting policies follow specific provisions of SFAS No. 66, "Accounting for Sales of Real Estate", which specify minimum down payment requirements, financing terms and certain other requirements for sales of real estate.

     Income from sales is recognized when title has passed, the buyer has met minimum down payment requirements and the terms of any notes received by the Company satisfy continuing investment requirements. At the time of sale, accumulated costs are relieved from real estate projects and charged against sales on a relative sales value basis.

     Income Taxes

     The Company is a limited liability company pursuant to which income taxes are the responsibility of the individual members. Accordingly, no recognition has been given to federal or state income taxes in the accompanying financial statements.

     Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates include projected revenues and costs of projects, which impact the allocation of costs to homes and lots sold. Actual results could differ from estimated amounts.

     Comprehensive Income

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income" in 1998. This Statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. There are no differences between the Company's net income, as reported, and comprehensive income, as defined, for the periods presented, or as of December 31, 1999.

2.  Restricted Cash
    ---------------

The Company's restricted cash of $247,000 and $256,000 at December 31, 1999 and 1998, respectively, represents deposits pledged to various municipalities and agencies to guarantee future performance of development obligations.

3.  Notes Receivable
    ----------------

As of December 31, 1999, notes receivable is comprised of a $600,000 receivable from the City of Anaheim for the construction of a reservoir and a second TD in the amount of $25,000 from a sold lot. The fair market values of the notes approximate their recorded values at year-end.

At December 31, 1998, notes receivable included a note in the amount of $2,862,000, secured by a deed of trust that encumbered Village Development property at the Calabasas project in Los Angeles County. This note was used in the purchase of Village Development's interest in 82 lots on June 25, 1999. This purchase increased the Company's holdings in the Calabasas project to 100% of the project's land.

4.   Real Estate Projects
     --------------------

Real estate projects consist of the following as of December 31, 1999 and 1998 (in thousands):


                                                                                   1999                       1998
                                                                               ----------                 -----------
     Land held for development                                                 $  130,715                 $  105,783
     Land held for sale                                                            29,702                     42,295
     Construction in progress, including land costs                                23,152                     14,626
     Completed residential homes and models                                        17,317                      1,403
                                                                               ----------                 ----------
                                                                               $  200,886                 $  164,107
                                                                               ==========                 ==========

As of December 31, 1999, land held for sale consists of properties located in San Diego and Chula Vista, California. The Company entered into sales agreements to sell these properties in fiscal 2000 for an estimated combined sales price of approximately $32 million.

Interest costs capitalized to inventories are recognized as cost of homes or land sold when the related real estate projects are sold. Changes in capitalized interest for the years ended December 31, 1999 and December 31, 1998 were as follows (in thousands):


                                                                               1999                        1998
                                                                            ----------                  -----------
        Interest capitalized, beginning of period                           $  24,485                   $   7,027
        Interest incurred                                                      23,880                      22,562
        Interest recognized through cost of sales                              (5,749)                     (5,104)
                                                                            -----------                 -----------
        Interest capitalized, end of period                                 $  42,616                   $  24,485
                                                                            ===========                 ===========

5.   Debt
     ----

     Debt consists of the following as of December 31, 1999 and 1998 (in thousands):


                                                                                     1999                        1998
                                                                                 ------------                -------------
Notes payable:
 Credit Facility                                                                  $  12,040                   $   9,000
 Promissory notes collateralized by deeds of trust                                   33,900                       8,996
                                                                                 ------------                -------------
                                                                                  $  45,940                   $  17,996
                                                                                 ============                =============
Senior secured notes payable:
 12% Senior Notes, due September 4, 2004                                          $ 126,000                   $ 126,000
 Unamortized bond discount                                                          (10,210)                    (12,288)
                                                                                 ------------                -------------
                                                                                  $ 115,790                   $ 113,712
                                                                                 ============                =============

     The aggregate carrying value of assets collateralizing the above notes payable was $161,370,000 and $146,600,000 at December 31, 1999 and 1998,
     respectively.

     Credit Facility

     On August 6, 1999, the Company entered into a $17,417,000 secured credit agreement (Credit Facility) with a bank. The Credit Facility had a maturity date of December 31, 1999, with the option of one six-month extension if the Company is not in default and is otherwise in compliance with its terms. In January 2000, the Company replaced this agreement with a $17,000,000 revolving secured credit agreement with another bank, including an interest reserve of $2,000,000 and bears interest at the bank's reference rate plus one percent.

     Under the terms of these facilities the Company is required, among other things, to maintain certain financial statement ratios and a minimum net worth and is subject to limitations on borrowings based on valuations of inventory securing the Credit Facility. At December 31, 1999, the Company was in violation of a financial covenant related to these facilities and has subsequently received a waiver for this violation.

     Senior Secured Notes Payable

     In September, 1997, the Company issued $126,000,000 principal amount of 12% Senior Secured Notes due September 4, 2004 (the "Notes") and 4,032,000 shares in the Company. Each $1,000 worth of Notes was issued with 32 shares of stock. The value associated with each 32 shares of stock was $119.05 and is recorded in members' equity. This original issue discount, representing the value of the shares issued, is being amortized over the seven-year term of the Notes using the effective interest method. The Notes are guaranteed by the Company's subsidiaries.

     Interest on the Notes is due and payable on June 1 and December 1 of each year. Interest on the Notes escalates by 0.5 percent for each six month period commencing June 1,

     1998 with a cap of 14 percent commencing on December 1, 2000. The Company recognizes interest costs using a calculated average effective interest rate of 13.36 percent over the term of the debt. These Notes are subordinated to the Credit Facility previously mentioned as well as the notes payable discussed below.

     The Company's unamortized bond issuance cost was approximately $863,000 and $1,048,000, net of accumulated amortization of $431,000 and $246,000 at December 31, 1999 and 1998, respectively. The bond issuance cost is being amortized over the term of the Notes utilizing the effective interest method. Unamortized bond issuance cost is included in deferred loan fees.

     Notes Payable

     The Company has entered into agreements with lending institutions, which are evidenced by promissory notes collateralized by deeds of trust. These notes require interest at rates from Prime plus one percent to Prime plus
     4.5 percent per annum, and have various maturities through February 2001 subject to payment requirements as the collateral is sold. Such sales are expected to occur by the end of fiscal 2000.

6.   Income Taxes
     ------------

New Millennium Homes, LLC (the "Parent") is a Delaware limited liability company, and the income or loss of the Parent for income tax purposes is included in the income tax returns of the individual members. Accordingly, no recognition has been given to federal or state income taxes related to the Parent in the financial statements. The two wholly owned subsidiaries, however, are both Delaware C Corporations and in financial statement consolidation, federal and state taxes will be provided in the future on the taxable income of these subsidiaries. Substantially all assets and liabilities are held by the Company's subsidiaries.

The components of the net deferred tax asset at December 31, 1999 and 1998 are as follows (in thousands):


                                                                                         1999                      1998
                                                                                     -----------               ------------
Deferred tax assets (liabilities):
 Net operating loss carry forward                                                      $ 37,824                  $ 17,408
 Tax basis of real estate projects in excess of book basis                               31,670                    56,235
 Other                                                                                    1,233                        (2)
                                                                                     ------------               -----------
Net deferred tax asset                                                                   70,727                    73,641
Valuation allowance                                                                     (70,727)                  (73,641)
                                                                                     ------------               -----------
Total net deferred tax asset                                                           $      -                  $      -
                                                                                     ============               ===========

The Company has provided a full valuation allowance on the net deferred tax asset due to uncertainty regarding its realization.

As of December 31, 1999, the Company has approximately $100,626,000 and $60,181,000 of federal and state net operating loss carry forwards, respectively, available to offset future taxable income, which expire in various years through 2019 for federal taxes and 2004 for state taxes.

The future realization of net operating loss carryforwards existing as of the date of fresh start accounting will be used to reduce the reorganization value in excess of amounts allocable to identifiable assets.

7.   Restricted Common Shares
     ------------------------

The Company has granted stock to directors and certain key employees of the Company. The stock grants vest over one to three-year terms. The total number of these shares authorized and granted at December 31, 1999 was 1,736,551, of which all shares have been granted and are included as issued and outstanding on the accompanying balance sheets. As of December 31, 1999, 1,681,042 of these shares have been issued.

The Company recognized compensation expense of $1,518,000 and $1,233,000 for the years ended December 31, 1999 and 1998, respectively, representing the value of the shares granted to certain directors and other key employees of the Company.

8.   Commitments and Contingencies
     -----------------------------

     General

     Performance bonds of approximately $23,200,000 were outstanding at December 31, 1999. The beneficiaries of these bonds are certain municipalities.

     The Company has received and currently holds an insurance settlement in the amount of $159,000 that is jointly held in trust with another unrelated company. The settlement proceeds are held and used solely to pay litigation fees in connection with the insurance settlement. The cash and offsetting liability are not reflected in the Company's financial statements.

     Employment Agreements

     The Company has employment agreements with certain senior level executives. These agreements range from one to two years, and allow for the employee to retain their titles and compensation level.

     Lease Commitments

     The Company has entered into agreements to lease certain office equipment and facilities accounted for as operating leases, which expire at various dates through fiscal year 2002. The facility leases generally provide that the Company shall pay property taxes, insurance and other items. Minimum payments by year under non-cancelable leases at December 31, 1999 are as follows (in thousands):

                  2000                             $126
                  2001                              127
                  2002                               22
                                                  ------
                                                   $275
                                                  ======

     Total rent expense under non-cancelable operating leases was $216,000 and $188,000 for the years ended December 31, 1999 and 1998, respectively.

     Dividends


     No dividends were declared or paid for the years ended December 31, 1999 and 1998.

     Registration Rights


     The Company entered into a registration rights agreement (the "Agreement") in connection with the issuance of the Notes (See Note 5). The Agreement required the Company to prepare and file a shelf registration statement in connection with the issuance of these securities with the United States Securities and Exchange Commission by September 3, 1998. The Company has yet to prepare and make such a document effective as required by the Agreement. As such, the terms of the Agreement potentially require the Company to pay to the Note holders an amount equal to $.10 per week per $1,000 outstanding principal amount of the registrable securities as defined by the Agreement. Amounts payable by the Company increase $.10 per week per $1,000 outstanding principal amount after 90 days of non-compliance with the Agreement and increase until such time that the amounts equal $.40 per week per $1,000 outstanding principal amount of the registrable securities.

     No provision for such amounts is recorded in the accompanying financial statements as the Company did not believe that its operating performance warranted the registration of the securities. Further, the Company's current debt restructuring plan (See Note 1) will eliminate amounts potentially payable by the Company as described above. There can be no assurance, however, that such a debt restructuring plan will be consummated.

     Legal Proceedings


     The Company is involved in routine litigation arising in the ordinary course of its business. While the outcome of litigation cannot be predicted with certainty, and while certain of these matters involve substantial amounts, the Company believes that none of the pending litigation has a material adverse effect on the Company's financial position or the results of its operations.

9.   Interest and Other Income, net
     ---------------------------------

Interest and Other Income, net consists of the following as of December 31, 1999 and 1998 (in thousands):

                                                                                       1999                       1998
                                                                                   ----------                 ----------
Forfeiture of option deposit                                                         $3,150                     $    -
Litigation settlements                                                                  973                      2,389
Converted bankruptcy accounts payable unrealized                                      2,318                        168
Insurance settlement proceeds                                                             -                      1,695
Interest income-Village Development                                                     376                         33
Interest income-other                                                                    57                        143
Other                                                                                    44                        276
                                                                                   ----------                  ----------
                                                                                     $6,918                     $4,704
                                                                                   ==========                  ==========

In 1999, the Company realized a deposit forfeiture gain of $3,150,000 because Village Development, a formerly affiliated company through common ownership with The Baldwin Company, defaulted on their agreement to purchase the Calabasas property. In May 1999, the Company was awarded a judgment of $973,000 against Village Development for additional carry costs including interest and overhead as a result of Village Development's actions, which delayed the development of the Calabasas property.

Certain accounts payable liabilities relating to the bankruptcy were deemed by the Company's attorneys to be unperfected, and therefore have been recognized as income by reversing the accrued liability. These accounts payable liabilities recognized as income were approximately $2,318,000 and $168,000 in 1999 and 1998, respectively.

During the year ended December 31, 1998, the Company received legal and insurance settlement proceeds of approximately $2,400,000 and $1,700,000, respectively. Such amounts are included in interest and other income in the accompanying 1998 statement of operations.

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

                  CONSOLIDATED BALANCE SHEET - MARCH 31, 2000
                         (dollar amounts in thousands)
                                  (unaudited)

                                     ASSETS

Cash and cash equivalents...............................................                 $    380
Restricted cash.........................................................                      247
Accounts receivable.....................................................                      406
Notes receivable........................................................                      625
Real estate projects....................................................                  198,313
Prepaid expenses and other assets.......................................                       47
Deposits................................................................                      206
Loan fees, net of accumulated amortization of $638......................                      934
Fixed assets, net of accumulated depreciation of $797...................                      206
Reorganization value in excess of amounts allocable to
  identifiable assets, net of accumulated amortization of $30,863.......                    8,444
                                                                                         --------
                            TOTAL ASSETS................................                 $209,808
                                                                                         ========
                        LIABILITIES AND MEMBERS' EQUITY


Accounts payable........................................................                 $  1,859
Accrued liabilities:
  Interest..............................................................                    8,741
  Property taxes........................................................                      280
  Other.................................................................                    4,144
Notes payable...........................................................                   42,939
Senior secured notes payable, net of discount...........................                  116,316
                                                                                         --------
  Total liabilities.....................................................                  174,279
                                                                                         ========

Commitments and contingencies

Members' equity:
  Common shares no stated value.........................................
   Authorized 30,000,000 shares; issued and
   outstanding 20,182,951 shares........................................                   78,210
  Deferred compensation.................................................                      (98)
  Accumulated deficit...................................................                  (42,583)
                                                                                         --------
   Total members' equity................................................                   35,529
                                                                                         --------
                            TOTAL LIABILITIES AND MEMBERS' EQUITY.......                 $209,808
                                                                                         ========

     See accompanying notes to consolidated interim financial statements.

                  NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                         (dollar amounts in thousands)
                                  (unaudited)

                                                                    2000                      1999
                                                                  --------                  --------
SALES:
  Home sales................................................       $16,850                   $ 9,158
  Land sales................................................             -                     5,495
                                                                   -------                   -------
                                                                    16,850                    14,653
COST OF SALES:
  Cost of homes sold........................................        14,750                     8,208
  Cost of land sold.........................................             -                     5,395
                                                                   -------                   -------
                                                                    14,750                    13,603
                                                                   -------                   -------

GROSS PROFIT................................................         2,100                     1,050
                                                                   -------                   -------

OPERATING EXPENSES:
  Selling, general and administrative.......................         1,732                     2,008
  Reorganization value amortization.........................           478                     1,404
                                                                   -------                   -------
                                                                     2,210                     3,412
                                                                   -------                   -------

LOSS FROM OPERATIONS........................................          (110)                   (2,362)
                                                                   -------                   -------

OTHER INCOME, NET...........................................           492                       745
                                                                   -------                   -------

NET INCOME (LOSS)...........................................       $   382                   $(1,617)
                                                                   =======                   =======

      See accompanying notes to consolidated interim financial statements.

                  NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                         (dollar amounts in thousands)
                                  (unaudited)

                                             Common Shares
                                        ---------------------
                                         Number                  Deferred      Accumulated
                                        of shares    Amount    Compensation      Deficit        Total
                                        ----------- ---------  ------------   -------------  -----------
Balance, December 31, 1999              20,182,951   $78,210        $(151)       $(42,965)     $35,094
Fair value of common shares granted              -         -            -               -            -
Amortization of deferred compensation
                                                 -         -           53               -           53
Net income                                       -         -            -             382          382
                                        ----------- ---------  ------------   -------------  -----------
Balance, March 31, 2000                 20,182,951   $78,210        $ (98)        $(42,583)     $35,529
                                        =========== =========  ============   =============  ===========

      See accompanying notes to consolidated interim financial statements.

                  NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                         (dollar amounts in thousands)
                                  (unaudited)

                                                                                                 2000                 1999
                                                                                           -----------------    ----------------
OPERATING ACTIVITIES:
  Net income (loss)...................................................................         $    382              $ (1,617)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.....................................................              782                1,633
    Amortization of deferred compensation from vested common stock....................               53                  295
    Changes in assets and liabilities:
      Real estate projects held for development or sale:
        Land acquisition, development and construction costs..........................           (5,485)              (9,812)
        Financing costs and property taxes............................................           (6,202)              (6,127)
        Cost of home and land sales...................................................           14,786               13,569
      Decrease in restricted cash.....................................................                -                    9
      Decrease (increase) in accounts receivable......................................              384                 (466)
      Decrease in prepaid expenses and other assets...................................               96                  157
      (Increase) decrease in deposits.................................................              (22)                 376
      Increase in loan fees...........................................................             (188)                   -
      Decrease in accounts payable....................................................           (1,696)              (1,117)
      (Decrease) increase in accrued liabilities......................................              (79)               5,833
      Decrease in option deposits.....................................................                -                 (119)
                                                                                               --------              -------
        Net cash provided by operating activities.....................................            2,811                2,614
                                                                                               --------              -------

INVESTING ACTIVITIES
  Increase in notes receivable........................................................                -                 (100)
  Purchases of property and equipment, net............................................                -                  (65)
                                                                                               --------              -------
        Net cash used in investing activities.........................................                -                 (165)
                                                                                               --------              -------

FINANCING ACTIVITIES:
  Proceeds from borrowings on working capital line of credit..........................           17,851                5,000
  Principal payments of borrowings on working capital line of credit..................          (18,710)              (2,000)
  Proceeds from notes payable.........................................................            4,957                2,614
  Principal payments of notes payable.................................................           (7,099)              (8,262)
                                                                                               --------              -------
        Net cash used in financing activities.........................................           (3,001)              (2,648)
                                                                                               --------              -------

NET DECREASE IN CASH AND CASH EQUIVALENTS.............................................             (190)                (199)
CASH AND CASH EQUIVALENTS, beginning of period........................................              570                  577
                                                                                               --------              -------
CASH AND CASH EQUIVALENTS, end of period..............................................         $    380              $   378
                                                                                               ========              =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Accretion of discount on senior secured notes payable capitalized to real
  estate projects.....................................................................         $   526               $   516

      See accompanying notes to consolidated interim financial statements.

                   NEW MILLENNIUM HOMES, LLC AND SUBSIDIARIES

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                  (unaudited)

                                 March 31, 2000



1.  Basis of Presentation
    ---------------------

  The selected consolidated financial information for the three months ended March 31, 2000 and 1999 were derived from our unaudited consolidated financial statements for such periods. In the opinion of our management, the unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information. The operating results for the three months ended March 31, 2000 are not necessarily indicative of results for the full fiscal year.

2.  Real Estate Projects
    --------------------

  Real estate projects consist of the following as of March 31, 2000 and 1999 (in thousands):


                                                                              2000                1999
                                                                          -----------         ----------
Land held for development...........................................       $134,012            $111,936
Land held for sale..................................................         30,956              38,065
Construction in progress, including land costs......................         15,231              14,926
Completed residential homes and models..............................         18,114               2,066
                                                                           --------            --------
                                                                           $198,313            $166,993
                                                                           ========            ========

  As of March 31, 2000, land held for sale consists of properties located in San Diego and Chula Vista, California. The Company entered into a sales agreement to sell the Chula Vista property in fiscal 2000 for an estimated sales price of approximately $22.5 million. The property in San Diego is not currently under a sales agreement.

3.   Other Income, net
     -----------------

  Other Income, net consists of the following as of March 31, 2000 and 1999 (in thousands):


                                                                               2000                1999
                                                                           -----------         ------------
Gain on asset sales..................................................         $ 165               $   -
Litigation settlements...............................................           240                   -
Converted bankruptcy accounts payable unrealized.....................             -                 622
Mello Roos deposit refund............................................            78                   -
Interest income-Village Development..................................             -                  99
Interest income-other................................................             9                  16
Other................................................................             -                   8
                                                                              -----               -----
                                                                              $ 492               $ 745
                                                                              =====               =====

  In the first quarter of 2000, the Company sold a piece of artwork that resulted in a gain of $165,000.

  Certain accounts payable liabilities relating to the bankruptcy were deemed by the Company's attorneys to be unperfected, and therefore have been recognized as income by reversing the accrued liability. These accounts payable liabilities recognized as income were approximately $622,000 in the first quarter of 1999.

  During the quarter ended March 31, 2000, the Company received an insurance settlement in the amount of $240,000.

                                    ANNEX I

                            THE PROPOSED AMENDMENTS

     The following is a description of the proposed amendments (the "Proposed Amendments") to certain restrictive covenants, certain of the event of default provisions and certain other provisions of the Senior Notes Indenture and certain provisions of the Security Document to be made effective in accordance with Article Ten of the Senior Notes Indenture and Section 6.2 of the Security Document, respectively. Holders of Senior Notes who desire to participate in the Offer must tender their Senior Notes and deliver their Consents to the Proposed Amendments prior to 12:00 Midnight New York City time on the Expiration Date. No holder of Senior Notes may participate in the Offer without consenting to the Proposed Amendments, either affirmatively or in the form of a deemed Consent to the Proposed Amendments implied by the tender of Senior Notes for exchange in the Offer. The Proposed Amendments, if approved, will be contained and reflected in the Supplemental Indenture and in the amended Security Document.

     If the Proposed Amendments become effective, provisions substantially in the form of the underlined clauses below will be added to the Senior Notes
                ----------
Indenture and the Security Document, and the provisions set forth in the form of italicized clauses below will be deleted from the Senior Notes Indenture and the Security Document. The Proposed Amendments also would delete those definitions from the Senior Notes Indenture and the Security Document that are used only in provisions that would be eliminated as a result of the elimination or modification of the following provisions, and cross-references to provisions in the Senior Notes Indenture and Security Document that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

     The provisions of the Senior Notes Indenture and Security Document, reprinted below, are qualified in their entirety by reference to the Senior Notes Indenture and Security Document. Capitalized terms that are used but not otherwise defined in this Annex I have the same meanings as set forth in the Senior Notes Indenture or the Security Document, as the case may be.

I. If the Proposed Amendments become effective, the following sections of the Senior Notes Indenture will be eliminated:

     A.  From the Senior Notes Indenture:

     SECTION 4.2      Offices for Payments, etc.

     [delete: So long as any Securities are authorized for issuance pursuant to this Indenture or are outstanding hereunder, the Company will maintain in the Borough of Manhattan, the City of New York, an office or agency where the Securities may be presented for payment and for exchange and registration or transfer as in this Indenture provided and where notices and demands to or upon the Company in respect of the Securities and this Indenture may be served. Presentations and surrenders may also be made at the aforementioned office or agency in the Borough of Manhattan, the City of New York, the address of which, from time to time, may be obtained by contacting the Corporate Trust Office of the Trustee.

     The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.]

     SECTION 4.8      Payment of Taxes and Other Claims.

     [delete: The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien (other than a Permitted Lien) upon the property of the Company, or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and with respect to which an adequate reserve has been established by the Company to the extent required by GAAP.]

     SECTION 4.9      Maintenance of Properties.

     [delete: The Company shall, and shall cause each of its Subsidiaries to, maintain in appropriate condition each of its principal properties which in the judgment of management is essential to the business operations of the Company and its Subsidiaries taken as a whole and the loss of which would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from selling, abandoning or otherwise disposing of any such properties if such sale, abandonment or other disposition is, in the good faith judgment of the Company or such Subsidiary, as the case may be, desirable in the conduct of its respective business and not disadvantageous in any material respect to the Holders.]

     SECTION 4.10     Maintenance of Insurance.

     [delete: The Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured (either in the name of the Company or in such Subsidiary's own name), with reputable third party insurance companies, each of their respective properties, to such an extent and against such risks, and will maintain liability insurance and insurance coverage against other business risks, to the extent that property of a similar character is usually so insured by companies engaged in a similar business and owning similar properties in accordance with good business practice.]

     SECTION 4.11     Compliance with Laws.

     [delete: The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties.]

     SECTION 4.13 Limitation on Issuances and Dispositions of Capital of Subsidiaries.

     [delete: The Company (i) shall not, and shall not permit any Subsidiary to, transfer, convey, sell, pledge, encumber or otherwise dispose of any Capital of a Subsidiary, or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital of a Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) and (ii) shall not permit any Subsidiary to issue any of its Capital (other than directors' qualifying shares), or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, its Capital to any Person other than to the Company or a Wholly Owned Subsidiary.]

     SECTION 4.14     Limitation on Restricted Payments.

     [delete: (a) Except as otherwise provided in this Section 4.14, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly:

             (i) declare or pay any dividends on or make any distributions of cash, securities or other property or assets in respect of the Capital of the Company (other than dividends or distributions payable solely in shares of Capital (other than Disqualified Capital) or in options, warrants, or other rights to purchase Capital (other than Disqualified Capital)) to holders of Capital of the Company; (other than (x) in the case of the Company, dividends or distributions payable solely in Capital of the Company (other than Disqualified Capital) or options, warrants or other rights to acquire Capital of the Company (other than Disqualified Capital, and (y) any dividends, distributions or other payments in respect of any Capital made by any Subsidiary to the Company or a Wholly Owned Subsidiary);

             (ii) purchase, redeem or otherwise acquire or retire for value (other than through the issuance solely of Capital (other than Disqualified Capital) or options, warrants or other rights to purchase Capital (other than Disqualified Capital)) any Capital or warrants, rights (other than exchangeable or convertible Indebtedness of the Company not prohibited under clause (iii) below) or options to acquire Capital of the Company, either directly or indirectly;

             (iii) redeem, repurchase, defease (including, but not limited to, in substance or legal defeasance), or otherwise acquire or retire for value (other than through the issuance solely of Capital (other than Disqualified Capital))(collectively, a "prepayment"), directly or indirectly (including by way of amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company which is subordinated in right of payment to the Securities or which matures after the maturity date of the securities (except out of the proceeds of Refinancing Indebtedness); or

          (iv) make any Investment other than a Permitted Investment if, at the time of such transaction described in clause (i), (ii), (iii) or (iv) (such transactions being hereinafter collectively referred to as "Restricted Payments") or after giving effect thereto, any of (x) a Default or an Event of Default shall have occurred and be continuing or occurs as a consequence thereof or (y) the aggregate amount expended by the Company and its Subsidiaries for all Restricted Payments (the amount of any Restricted Payment if other than cash to be the Fair Market Value of the property included in such payment) from and after the Closing Date shall equal or exceed the sum of (A) 50% of the aggregate Adjusted Consolidated Net Income (or if such Adjusted Consolidated Net Income is a loss, minus 100% of such loss) of the Company and its Subsidiaries for the period from the first day of the first quarter ended subsequent to the Closing Date and through the last day of the most recently completed quarter immediately preceding the quarter in which the Restricted Payment occurs, calculated on a cumulative basis as if such period were a single accounting period; (B) the aggregate net proceeds received by the Company after the Closing Date (including the Fair Market Value of non-cash proceeds) from any Person other than a Subsidiary, as a result of the issuance of (or contribution to capital on) Capital of the Company (other than any Disqualified Capital) or warrants, rights or options to acquire Capital (other than any Disqualified Capital); (C) the aggregate net proceeds received by the Company after the Closing Date from any Person other than a Subsidiary as a result of the issuance of Capital (other than Disqualified Capital) upon conversion or exchange of Indebtedness or upon exercise of options, warrants or other rights to acquire such Capital and (D) $1,000,000 or (z) the Company cannot, at the time of such Restricted Payment and after giving effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, incur at least $1.00 of additional Indebtedness under Section 4.20. For purposes of any calculation that is required to be made in respect of, or after, the declaration of a dividend by the Company, such dividend shall be deemed to be paid at the date of declaration and shall be included in determining the aggregate amount of Restricted Payments.

     For the purposes of this Section 4.14, the net proceeds from the issuance of Capital of the Company upon conversion of debt securities shall be deemed to be an amount equal to the net book value of such debt securities (plus the additional amount required to be paid upon such conversion, if any), less any cash payment on account of fractional shares; the "net book value" of a security shall be the net amount received by the Company on the issuance of such security, as adjusted on the books of the Company to the date of conversion.

     (b) Notwithstanding the foregoing, if no Default or Event of Default shall have occurred or be continuing at the time or as a result thereof, the provisions of this Section 4.14 shall not prohibit (i) the payment of any dividend in respect of the Company's Capital within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof; (ii) the purchase, redemption or other acquisition or retirement for value of any shares of the Company's Capital or the prepayment of any Indebtedness of the Company which is subordinated in right of payment to the Securities or which matures after the maturity date of the Securities by any exchange for, or out of and to the extent the Company has received cash proceeds from the substantially concurrent sale or issuance (other than to a Subsidiary) of, shares of Capital (other than any Disqualified Capital) of the Company or warrants, rights or options to acquire Capital (other than any Disqualified Capital); or (iii) the purchase or redemption of shares of Capital of the Company (including options on any such shares or related stock appreciation rights or similar securities) held by officers or employees of the Company, or its Subsidiaries (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment of any such Person pursuant to the terms of any Plan or any other agreement under which shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions of such Capital shall not exceed $1,000,000 in any one fiscal year of the Company. For purposes of determining the aggregate amount of Restricted Payments permitted under clause (y) of Section 4.14(a), all amounts expended pursuant to clauses (i) (to the extent deemed to have been paid and already included in determining the aggregate amount of Restricted Payments pursuant to clause (y) of Section 4.14(a)), (ii) and (iii) of this paragraph shall be excluded.

     Prior to making any Restricted Payment under this Section, the Company shall deliver to the Trustee an Officers' Certificate setting forth the computation by which the amount available for Restricted Payments was determined. The Trustee shall have no duty or responsibility to determine the accuracy or correctness of this computation or that the provisions of this Section have been satisfied and shall be fully protected in relying on such Officers' Certificate.]

     SECTION 4.15    Limitation on Transactions With Affiliates.

     [delete: (a) Neither the Company nor any Subsidiary of the Company shall, directly or indirectly (i) make any loan, advance, guarantee or capital contribution to, or for the benefit of (ii) sell, lease, transfer or otherwise dispose of any of its properties or assets, or issue securities to, or for the benefit of, (iii) purchase or lease any property, assets or securities from,
(iv) make any Investment in, or (v) enter into, suffer to exist or amend any contract, agreement or understanding with or for the benefit of, an Affiliate or holder of 5% or more of any class of Capital (and any Affiliate of such holder) of the Company or any of its Subsidiaries (each, an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under Section 4.15(b) and (y) Affiliate Transactions (including lease transactions) which are on fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than those as might reasonably have been obtained on an arm's length basis at such time from an unaffiliated party; provided that if an Affiliate Transaction or series of related Affiliate Transactions involves or has a value in excess of $10,000,000 the Company or such Subsidiary, as the case may be, shall not enter into such Affiliate Transaction or series of related Affiliate Transactions unless a majority of the disinterested members of the Board of Directors of the Company or such Subsidiary shall reasonably and in good faith determine that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, or is on terms no less favorable to the Company or such Subsidiary, as the case may be, than those as might reasonably been obtainable at such time from an unaffiliated party and shall have adopted a Board Resolution to such effect; provided, further that the Company shall not, and shall not permit any of its Subsidiaries to, enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value in excess of $25,000,000 unless the Company has delivered to the Trustee
(i) an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view and (ii) if such Affiliate Transaction involves the purchase or sale of real estate, an appraisal from a nationally recognized MAI certified real estate appraisal firm that indicates a Fair Market Value at least equal to the aggregate payments made or received by the Company or its Subsidiary in connection with the Affiliate Transaction.

     (b) The provisions of Section 4.15(a) shall not apply to (i) any agreement as in effect as of the Closing Date, or any amendment thereto so long as any such amendment is not disadvantageous to the Holders in any material respect or any transaction contemplated thereby (including pursuant to any amendment thereto); (ii) any transaction between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, managers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or such Subsidiary or the senior management thereof in good faith; (iv) Capital issuances to members of the Board of Directors, officers and employees of the Company and its Subsidiaries pursuant to plans approved by the Board of Directors of the Company, or (v) any Restricted Payments not prohibited by Section 4.14.]

     SECTION 4.17     Limitation on Payment Restrictions Affecting Subsidiaries.

     [delete: The Company shall not, and shall not permit any Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any Payment Restriction or consensual encumbrance with respect to any Subsidiary thereof to (a) pay dividends or make any other distributions on such Subsidiary's Capital or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries; (b) make any loans or advances to the Company or any other Subsidiary; or (c) transfer any of its properties or assets to the Company or any other Subsidiary except (i) restrictions imposed by applicable law; (ii) any restrictions existing under this Indenture; (iii) restrictions imposed under the Working Capital Line and (iv) encumbrances or restrictions contained in any agreement or instrument (A) relating to any property acquired or leased by the Company or any of its Subsidiaries after the Closing Date; provided that such encumbrance or restriction relates only to the property which is acquired or leased; (B) relating to any Indebtedness of any Subsidiary at the date of acquisition of such Subsidiary by the Company or any Subsidiary of the Company, provided that such Indebtedness was not incurred in connection with, or in contemplation of, such acquisition (the Company being entitled to rely upon a certificate of such Subsidiary as to whether such Indebtedness was incurred in contemplation thereof); (C) arising pursuant to an agreement effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in the foregoing clauses (A) and (B), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements; (D) which constitute customary provisions restricting subletting or assignment of any lease of the Company or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and (E) which constitute restrictions on the sale or other disposition of any property securing Indebtedness as a result of a lien on such property.]

     SECTION 4.18     Limitation on Investments.

     [delete: The Company shall not, and shall not permit any Subsidiary to make any Investment other than (i) Investments consisting of non-cash proceeds from Asset Sales as contemplated by Section 4.16 of this Indenture; (ii) Investments consisting of Cash Equivalents; (iii) accounts receivable if credited or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iv) payroll advances and advances for business and travel expenses in the ordinary course of business; (v) investments by the Company in its Wholly Owned Subsidiaries in the ordinary course of business; (vi) Investments by any Wholly Owned Subsidiary in the Company or in another Wholly Owned Subsidiary; (vii) Investments by the Company for the purpose of acquiring businesses reasonably related to the business of the Company, in an aggregate amount not exceeding $10,000,000 in any fiscal year of the Company; (viii) Investments made by way of any endorsement of negotiable instruments received by the Company or any Subsidiary in the ordinary course of its business and presented by it to any bank for collection or deposit; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business owing to the Company or any Subsidiary; (x) Investments for the purpose of acquiring Real Properties permitted to be acquired under Section 4.24 so long as any such Investment shall be secured by the Real Property so acquired; (xi) Investments in Joint Ventures and Subsidiaries which have been approved by the Board of Directors, (as evidenced by a Board Resolution) up to a maximum aggregate amount of $10,000,000; (xi) in addition to any other permitted investments, any other Investments by the Company in an aggregate amount not exceeding $5,000,000 at any time (collectively, the "Permitted Investments").]

     SECTION 4. 19    Waiver of Stay, Extension or Usury Laws.

     [delete: The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Securities as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.]

     SECTION 4.20     Limitation on Incurrence of Indebtedness.

     [delete: (a) Except as otherwise set forth in this Section 4.20, the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, including as a result of an acquisition, merger or consolidation, extend the maturity of, or otherwise become responsible for, contingently or otherwise (collectively, "incur") any Indebtedness or any Disqualified Capital from and after the Closing Date.

     (b) Notwithstanding Section 4.20(c) and in addition to Indebtedness and Disqualified Capital permitted to be incurred under Section 4.20(c), the Company or any Subsidiary may incur Indebtedness or Disqualified Capital if, and to the extent that, (i) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital is greater than 2.0 to 1.0.

     (c) Notwithstanding Section 4.20(b) and in addition to Indebtedness and Disqualified Capital permitted to be incurred under Section 4.20(b), the Company and its Subsidiaries may incur the following Indebtedness: (i) Indebtedness evidenced by the Securities and the Guarantees; (ii) Existing Indebtedness;
(iii) non-recourse Indebtedness incurred in the ordinary course of business for Purchase Money Obligations; (iv) Indebtedness in respect of performance, completion, payment, guarantee, surety and similar bonds, banker's acceptances or letters of credit provided by the Company in the ordinary course of business;(v) Indebtedness under any Working Capital Line in an amount at any one time not to exceed $40,000,000; (vi) Permitted Construction Financing in an amount at any one time not to exceed $80,000,000, (vii) Refinancing Indebtedness; and (vii) Indebtedness in connection with the acquisition of the Real Property subject to the Village Properties Option; provided, that to the extent any Indebtedness permitted pursuant to clause (ii), (v) or (vii) of this paragraph is repaid with the proceeds from Asset Sales in accordance with the procedures described in Section 4.16, such Indebtedness may not be reincurred.]

     SECTION 4.21   Additional Subsidiary Guarantors.

     [delete: The Company shall cause each of its current Subsidiaries to execute the Guarantees and any other Subsidiary created or acquired after the Closing Date (each, an "Additional Guarantor") to execute a guaranty providing that such Additional Guarantor guarantees the obligations of the Company in accordance with the terms of the Guarantees and that all terms of the Guarantees applying to the current Subsidiaries shall apply with the same effect to such Additional Guarantor(s), and to deliver copies of the guaranty to the Trustee.]

     SECTION 4.22   Limitation of Liens.

     [delete: The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any Lien upon any of their respective properties or assets (including assets acquired after the date of this Indenture), except for Permitted Liens. This Section 4.22 does not authorize the incurrence of any Indebtedness not otherwise permitted by Section 4.20.]

     SECTION 4.23   Payments for Consent.

     [delete: The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Securities unless such consideration is offered to be paid or agreed to be paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.]

     SECTION 4.24   Real Property Acquisitions.

     [delete: The Company shall not, and the Company shall not permit any of its Subsidiaries to, acquire or enter into any commitment to acquire any additional Real Property;

provided, however, that, subject to the provisions of Section 4.18, the Company and its Subsidiaries may acquire the following Real Property:

     (a) any Real Property, including Real Property subject to the Village Properties Option, so long as such Real Property is purchased at no more than its Appraised Value; and

     (b) Real Property previously owned by the Company or any of its Subsidiaries that has been sold and which is encumbered by a purchase money mortgage in favor of the Company or any of its Subsidiaries that is in default.]

     SECTION 4.25     Maintenance and Alterations.

     [delete: The Company and the Subsidiaries shall preserve and maintain the Real Property in good order, repair and condition, damage from casualty or condemnation, which condemnation could have a material adverse affect on its business operations or financial condition, and shall not permit or commit waste on the Real Property and shall cause each and every part of the Real Property to comply in all material respects with all applicable Federal, state and local laws and governmental regulations, and any lawful private restrictions or other requirements or provisions relating to the development, operation, maintenance or use of the Real Property, including, without limitation, the terms and provisions of any mortgages or other agreements or instruments constituting Permitted Liens.]

     SECTION 4.26     Certain Environmental Matters.

     [delete: The Company and the Subsidiaries shall (i) strictly comply with all applicable requirements of any Environmental Law; (ii) provide the Trustee with written notice immediately upon obtaining knowledge of: (a) any potential or known release, or threat of release, of any Hazardous Substances or oil at or from the Real Properties or upon receiving notice from any Federal, state or other environmental agency or authority in connection with the foregoing matters, including the assessment, containment or removal of any Hazardous Substance from its properties; or (b) and any non-compliance with or challenge to any zoning requirement, applicable license or permit, or any other Environmental Law.]

     SECTION 6.1      Merger or Consolidation.

     [delete: The Company shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge into any other Person or convey, lease, transfer or otherwise dispose of all or substantially all of its assets whether in a single transaction or a series of related transactions to any Person or group of Persons (within the meaning of Section 13(d)(3) of the Exchange Act), unless:

     (a) if the transaction involves the Company or a Subsidiary, either (i) the Company or such Subsidiary, as the case may be, is the continuing entity, and in the case of a Subsidiary, (x) such Subsidiary remains a Subsidiary of the Company and (y) the Guarantees remain in full force and effect and the rights of the Holders thereunder and under this Indenture and the other Applicable Documents are not to be adversely affected as a result thereof, or (ii) the corporation or other entity formed by such consolidation or into which the Company or the Subsidiary, as the case may be, is merged or the Person that acquires by conveyance, lease or transfer the properties and assets of the Company or the Subsidiary, as the case may be, substantially as an entirety shall be a corporation or other legal entity organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto (or in the case of a Subsidiary, by becoming a Guarantor either by operation of law or by executing a Guaranty Agreement), executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of and interest on all the Securities according to their tenor and the performance of every covenant of this Indenture on the part of the Company to be performed or observed or the Subsidiary's obligations in connection with the Guarantees, as applicable, and the rights of the Holders under the Securities are not adversely affected as a result thereof;

     (b) immediately before and after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

     (c) other than in the case of a transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries of the Company, immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company or such Subsidiary, as the case may be, immediately prior to such transaction;

     (d) other than in the case of a transaction solely between the Company and any Wholly Owned Subsidiary or between Wholly Owned Subsidiaries of the Company or a Corporate Reorganization, the consolidated surviving or transferee entity would, immediately after giving effect to such transaction on a pro forma basis, be permitted to incur at least one dollar ($1.00) of additional Indebtedness pursuant to Section 4.20; and

     (e) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, lease or transfer and such supplemental indenture, if applicable, comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.]

II. If the Proposed Amendments become effective, the following sections of the Senior Notes Indenture and Security Document will be amended as indicated:

     A.  From the Senior Notes Indenture:

     SECTION 4.5      Compliance Certificate[delete:; Notices of Default]

     [delete: (a) The Company will furnish to the Trustee within 120 days after the end of each fiscal year an Officers' Certificate stating that (i) a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made to determine whether the Company has kept, observed, performed and fulfilled all of its obligations under this Indenture and the Securities, (ii) such review was supervised by the Officers of the Company signing such certificate, and (iii) that to the actual knowledge of each Officer signing such certificate, (A) during such year the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which each such Officer may have knowledge and what action the Company has taken or proposes to take with respect thereto), and (B) no event has occurred and remains in existence by reason of which payments on account of the principal of, premium (if any) or interest on, the Securities are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. The Company will deliver within 120 days after the end of each fiscal year a statement from the Company's independent accountants that nothing has come to their attention that would lead them to believe that the Company has violated any provision of this Indenture.

     (b) The Company will, so long as any of the Securities are outstanding, deliver to the Trustee, promptly after any Officer of the Company becomes aware of (i) any Default or Event of Default, or (ii) any default or event of default under any issue of Indebtedness that could result in an Event of Default under
Section 7.1, an Officers' Certificate specifying such Default, Event of Default or default and what action the Company is taking or proposes to take with respect thereto.]

     [add:  (a)  So long as any Securities remain outstanding, the Company shall
            --------------------------------------------------------------------
within 120 days after the end of each fiscal year furnish to the Trustee a brief
--------------------------------------------------------------------------------
Officers' Certificate as to the Company's compliance with all conditions and
----------------------------------------------------------------------------
covenants under the Indenture, as and to the extent required by TIA
-------------------------------------------------------------------
(S)314(a)(4).]
-------------

     SECTION 4.6    Securities and Exchange Commission Reports.

     [delete:   (b)  So long as any of the Securities remain outstanding, the
Company shall cause any annual and any quarterly or other financial reports furnished by it to holders of the Company's Capital, to be filed with the Trustee and mailed to the Holders at their addresses appearing in the register. If the Company is not required to furnish annual or quarterly reports to the holders of its Capital pursuant to the Exchange Act, the Company shall cause its consolidated financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by an accounting firm of nationally established reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would have been required to appear in annual or quarterly reports filed under Section 13 or 15(d) of the Exchange Act if the Company had a class of securities listed on a national securities exchange, to be so filed with the Trustee and mailed to the Holders at their addresses appearing in the register within 105 days after the end of each fiscal year and within 60 days after the end of each of the Company's first three fiscal quarters in each fiscal year.

     (c) The Trustee shall receive the reports, information and documents described in paragraphs (a) and (b) above, for the purpose of providing copies of the same to Holders upon their written request and at their expense, but shall not be responsible for reviewing or analyzing the same to ascertain any non-compliance by the Company with its obligations under this Indenture and the Securities.]

      Section 4.16     Limitation on Asset Sales.

      Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale unless [delete: (i) such Asset Sale is for at least Fair Market Value,
(ii) at least 60% of the consideration therefrom received by the Company or such Subsidiary is in the form of cash or Cash Equivalents, (iii) no Default or Event of Default shall have occurred or be continuing, and (iv)] the Company or such Subsidiary shall apply the Net Cash Proceeds of such Asset Sale as follows:

      (a) (x) to permanently repay any Indebtedness secured by a Lien on the Pledged Collateral subject to such Asset Sale or a portion thereof (including a permanent reduction in committed amounts therefor in the case of the Working Capital Line so repaid) within [delete: 180] [add: 365] days of such Asset
                                                     ---
Sale or (y) to reinvest in other Real Property, in each case if the Company or any Subsidiary, as the case may be, shall have committed in writing within [delete: 180] [add: 365] days of such Asset Sale to so reinvest such Net Cash
                      ---
Proceeds and so reinvested such Net Cash Proceeds within [delete:  360] [add:

545] days of such Asset Sale; and
---

      SECTION 6.2      Successor Corporation Substituted.

      Upon any consolidation or merger by the Company with or into any other corporation, or any conveyance or transfer by the Company of its properties and assets substantially as an entirety to any Person [delete: , in accordance with
Section 6. 1], the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation had been named as the Company and in the event of any such conveyance or transfer, the Company, except in the event of a conveyance by way of lease, shall be discharged from all obligations and covenants under this Indenture and the Securities and may be dissolved and liquidated. Such successor corporation may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession, any or all of the Securities issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation, instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Securities that such successor corporation thereafter shall, cause to be signed and delivered to the Trustee for that purpose. All the Securities so issued shall in all respects have the same legal rank and benefit under this Indenture as the Securities theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities had been issued at the date of the execution hereof.

      In case of any such consolidation, merger, conveyance or transfer, such changes in phrasing and form (but not in substance) may be made in the Securities that may be endorsed thereon, as the case may be, thereafter to be delivered as may be appropriate.]

      SECTION 7.1      Event of Default Defined:  Acceleration of Maturity:
Waiver of Default.

      [delete: (d) there occurs with respect to any issue or issues of Indebtedness of the Company and/or one or more Subsidiaries having an outstanding principal amount of $15 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration;

      (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Subsidiary and shall not be discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

      (f) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Subsidiary or for all or substantially all of the property and assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the affairs of the Company or any Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

      (g) the Company or any Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Subsidiary or for all or substantially all of the property and assets of the Company or any Subsidiary or (iii) effects any general assignment for the benefit of creditors of the Company or any Subsidiary;

      (i) any of the Applicable Documents shall cease, for any reason, to be in full force and effect in any material respect, except as a result of an amendment, waiver or termination thereof as contemplated or permitted therein.]

      SECTION 11.1     Satisfaction and Discharge of Indenture.

      [Excerpt from the final subparagraph of Section 11.1(A)]

      With respect to the foregoing clause (i), the Company's obligations under
Section 8.6 shall survive. With respect to the foregoing clause (ii), the Company's obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 4.1, [delete: 4.2,] 4.3, 4.4, 8.6, 8.9, 11.2, 11.4 and 11.5 of this

Indenture shall survive until the Securities are no longer outstanding. Thereafter, only the Company's obligations in Section 8.6 and 11.2 of this Indenture shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Securities and this Indenture with respect to the Securities except for those surviving obligations specified above.

     [Excerpt from the penultimate subparagraph of Section 11.1(B)]

     Notwithstanding the foregoing clause (a), prior to the end of the 123-day period referenced to in clause (d)(2)(y) above, none of the Company's obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day period with respect to this Section 11.1, the Company's obligations in Sections 2.2, 2.3. 2.4, 2.5. 2.6, 4.1, [delete: 4.2,] 4.3, 4.4. 8.6, 8.9,
11.2, 11.4 and 11.5 shall survive until the Securities are no longer outstanding. Thereafter, only the Company's obligations in Section 8.6 and 11.2 shall survive. If and when a ruling from the Internal Revenue Service or an Opinion of Counsel referred to in clause (d)(1) above is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 4.1. then the Company's obligations under such Section 4.1 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 11.1.

     B.  From the Security Document:

     SECTION 3.5 Title to Collateral; Validity and Perfection of Security Interest; Absence of Other Liens.

     3.5.2 The Collateral is free and clear of all Liens other than the following (collectively, the "Permitted Liens");
                              ---------------

            3.5.2.1 the Security Interest and other Liens in favor of Secured Party;

            3.5.2.2  Liens in existence on the date hereof and described on
     Schedule 3.5.2.2.

            [add:  3.5.2.3  the Security Interest and other Liens in favor of
     ------------------------------------------------------------------------
     U.S. Bank Trust National Association securing Pledgor's obligations under
     -------------------------------------------------------------------------
     the Zero Coupon Notes due 2004 issued pursuant to the indenture related
     -----------------------------------------------------------------------
     thereto executed by and between Pledgor and U.S. Bank Trust National
     --------------------------------------------------------------------
     Association.]
     ------------

     SECTION 4.7 Sale of Collateral; Further Encumbrances. The Pledgor shall not [delete: (a) except for dispositions with the prior written consent of the Secured Party ("Permitted Sales"), sell, lease or otherwise dispose of
                       ---------------
any Collateral, or any interest therein, or (b)] grant or suffer to exist any Lien in or on any Collateral (except any Permitted Liens). Concurrently with any Permittted Sale, the Security Interest shall automatically be released from the Collateral so disposed of; provided, however, that the Security Interest
                               --------  -------
shall continue in the Proceeds thereof. If any Collateral or any interest therein, is disposed of in violation of these provisions, the Security Interest shall continue in such Collateral or interest notwithstanding such disposition, the Person to which the Collateral or interest is being transferred shall be bound by this Agreement, and the Pledgor shall deliver the Proceeds thereof to the Secured Party to be held as Collateral hereunder.

III. If the Proposed Amendments become effective, certain defined terms and other provisions contained in the Senior Notes Indenture and Security Document will be amended, deleted or renumbered as is appropriate in light of the deletions and amendments described in Sections I through II above.

     Any questions regarding the terms of the Offer may be directed to the Exchange Agent.

     The Exchange Agent for the Exchange Offer and Consent Solicitation is:




                           U.S. Bank Corporate Trust

                               180 E. 5th Street

                           St. Paul, Minnesota  55101

                         Attention:  Default Processing

                           Telephone:  (612) 973-5840

                           Facsimile:  (651) 244-1142


     Any questions or requests for assistance or additional copies of this Exchange Offer and Consent Solicitation, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone and telecopier numbers and address listed above. A holder of Senior Notes may also contact the holder's nominee for assistance concerning the Offer.